                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-90763



[LOGO OF IEI INDIANA ENERGY]
                                                               [LOGO OF SIGCORP]


                    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

Dear Shareholder:

   This Joint Proxy Statement/Prospectus provides a detailed explanation of the proposed merger of Indiana Energy, Inc. and SIGCORP, Inc. The merger is structured so that Indiana Energy and SIGCORP will both be merged into Vectren Corporation. The boards of directors of Vectren, Indiana Energy and SIGCORP have each agreed on a merger.

   If you are an Indiana Energy shareholder, you will receive 1 share of Vectren common stock for each share of Indiana Energy common stock you own. If you are a SIGCORP shareholder, you will receive 1.333 shares of Vectren common stock for each share of SIGCORP common stock you own. If the merger is completed, former Indiana Energy shareholders will own 48.6% of Vectren, and former SIGCORP shareholders will own 51.4% of Vectren.

   The merger cannot be completed without the approval of a majority of the outstanding shares of Indiana Energy and SIGCORP.

   This document provides you with detailed information about the proposed merger. Please read this entire document carefully. You may obtain additional information about Indiana Energy and SIGCORP from documents filed with the Securities and Exchange Commission.

   The boards of directors of Indiana Energy and SIGCORP have each approved the merger agreement and have concluded that the merger is in the best interests of Indiana Energy and SIGCORP shareholders. Accordingly, each of the boards of directors unanimously recommends that you vote in favor of the merger proposal.

   Vectren intends to apply to list its common shares on the New York Stock Exchange under the symbol "VVC." If the Vectren common shares are not approved for listing on the New York Stock Exchange, the merger may not occur.

   Please be sure to read the "Risk Factors" section beginning on page 11 as well as other risks included in "Forward-Looking Statements May Prove Inaccurate" on page 14 for a discussion of risks which should be considered by stockholders with respect to the merger.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or determined if the document is accurate or complete. Any representation to the contrary is a criminal offense.

                                Sincerely yours,


/s/ Ronald G. Reherman
Ronald G. Reherman                                 /s/ Niel C. Ellerbrook
Chairman and Chief                                 Niel C. Ellerbrook
Executive Officer of                               President and Chief
SIGCORP, Inc.                                      Executive Officer of
November 12, 1999                                  Indiana Energy, Inc.
                                                   November 12, 1999

   The date of this Joint Proxy Statement/Prospectus is November 12, 1999, and it is first mailed to shareholders of Indiana Energy and SIGCORP on November 15, 1999.

[LOGO OF IEI INDIANA ENERGY]

                             INDIANA ENERGY, INC.
                          1630 North Meridian Street
                       Indianapolis, Indiana 46202-1496

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 17, 1999

TO THE SHAREHOLDERS OF INDIANA ENERGY, INC.:

   Indiana Energy, Inc. will hold a special meeting of shareholders at its principal office, 1630 North Meridian Street, Indianapolis, Indiana 46202, on December 17, 1999, at 9:00 a.m. (local time), for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger among Indiana Energy, SIGCORP, Inc. and Vectren Corporation, each an Indiana corporation, and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of each of Indiana Energy and SIGCORP into Vectren, all as described in the accompanying Joint Proxy Statement/Prospectus, and provides for the Indiana Energy common shares and SIGCORP common shares to be converted into the right to receive Vectren common shares.

   2. To transact any other business as may properly come before the meeting, or any adjournment of the meeting.

   The board of directors has fixed the close of business on October 25, 1999, as the record date for determining the shareholders entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting.

   It is important that your shares are represented at the special meeting. Approval and adoption of the merger agreement require the affirmative vote of the holders of a majority of the outstanding Indiana Energy common shares. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to us in the accompanying addressed envelope. If you sign and return your proxy card without specifying the manner in which you would like your shares to be voted, your shares will be voted for approval and adoption of the merger agreement. The enclosed envelope requires no stamp if mailed in the United States. You have the unconditional right to revoke your proxy at any time before we exercise the authority granted by it.

                                          By order of the board of directors

                                          Indiana Energy, Inc.


                                          /s/ Anthony E. Ard
                                          Anthony E. Ard
                                          Secretary and Senior Vice President

Indianapolis, Indiana
November 12, 1999

   The Board of Directors of Indiana Energy has unanimously approved the merger agreement and unanimously recommends that shareholders of Indiana Energy vote FOR approval and adoption of the merger agreement.

                                 SIGCORP, INC.
[LOGO OF SIGCORP, INC.]     20 N. W. Fourth Street
                        Evansville, Indiana 47741-0001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 17, 1999

TO THE SHAREHOLDERS OF SIGCORP, INC.:

   SIGCORP, Inc. will hold a special meeting of shareholders at its Norman P. Wagner Operations Center, 10 N. Main Street, Evansville, Indiana 47741 on December 17, 1999, at 2:00 p.m. (local time), for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger among SIGCORP, Indiana Energy, Inc. and Vectren Corporation, each an Indiana corporation, and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of each of SIGCORP and Indiana Energy into Vectren, all as described in the accompanying Joint Proxy Statement/Prospectus, and provides for the SIGCORP common shares and Indiana Energy common shares to be converted into the right to receive Vectren common shares.

   2. To transact any other business as may properly come before the meeting, or any adjournment of the meeting.

   The board of directors has fixed the close of business on October 25, 1999, as the record date for determining the shareholders entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting.

   It is important that your shares be represented at the special meeting. Approval and adoption of the merger agreement require the affirmative vote of the holders of a majority of the outstanding SIGCORP common shares. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to us in the accompanying addressed envelope. If you sign and return your proxy card without specifying the manner in which you would like your shares to be voted, your shares will be voted for approval and adoption of the merger agreement. The enclosed envelope requires no stamp if mailed in the United States. You have the unconditional right to revoke your proxy at any time before we exercise the authority granted by it.

                                          By order of the board of directors

                                          Sigcorp, Inc.

                                          /s/ Timothy L. Burke
                                          Timothy L. Burke
                                          Secretary and Treasurer

Evansville, Indiana
November 12, 1999

   The Board of Directors of SIGCORP has unanimously approved the merger agreement and unanimously recommends that shareholders of SIGCORP vote FOR approval and adoption of the merger agreement.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION........................................   i

QUESTIONS AND ANSWERS ABOUT THE MERGER..................................... iii

WHO CAN HELP ANSWER MY OTHER QUESTIONS?....................................  iv

HOW DO I ACCESS A LIVE BROADCAST OF THE SPECIAL MEETINGS ON THE INTERNET?..  iv

SUMMARY....................................................................   1

SELECTED HISTORICAL FINANCIAL DATA.........................................   6

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF VECTREN CORPORATION.........   8

COMPARATIVE PER SHARE INFORMATION..........................................   9

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................  10

RISK FACTORS...............................................................  11
  Risks relating to the merger.............................................  11
  Risks relating to operations.............................................  12

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................  14

MEETINGS, VOTING AND PROXIES...............................................  15
  Indiana Energy Special Meeting of Shareholders...........................  15
  SIGCORP Special Meeting of Shareholders..................................  16

THE COMPANIES..............................................................  18
  Indiana Energy...........................................................  18
  SIGCORP..................................................................  18
  Vectren..................................................................  19

THE MERGER.................................................................  20
  Background...............................................................  20
  Recommendation of Indiana Energy Board of Directors; Reasons of Indiana
   Energy for the Merger...................................................  22
  Opinion of Financial Advisor to Indiana Energy...........................  24
  Recommendation of SIGCORP Board of Directors; Reasons of SIGCORP for the
   Merger..................................................................  28
  Opinion of Financial Advisor to SIGCORP..................................  30
  Conflicts of Interest....................................................  35
  Options..................................................................  37
  Dissenters' Rights.......................................................  38
  New York Stock Exchange Listing of Vectren Common Shares.................  38
  Delisting and Deregistration of Indiana Energy Common Shares and SIGCORP
   Common Shares...........................................................  38
  Federal Securities Law Consequences......................................  38

REGULATORY MATTERS.........................................................  39

RECENT DEVELOPMENTS........................................................  41

MANAGEMENT AND OPERATIONS OF VECTREN AFTER THE MERGER......................  42

THE MERGER AGREEMENT.......................................................  43
  The Merger...............................................................  43
  Conversion of Securities.................................................  43
  Conversion of Options....................................................  43
  Conversion of Restricted Stock...........................................  43
  Exchange of Stock Certificates...........................................  44
  Representations and Warranties...........................................  44
  Covenants of Indiana Energy and SIGCORP..................................  45
  Conditions to the Merger.................................................  48
  Termination..............................................................  49
  Termination Fees and Cross Options.......................................  50
  Amendment and Waiver.....................................................  51

ACCOUNTING TREATMENT.......................................................  51

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....................  51

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION........................  53

DESCRIPTION OF VECTREN CAPITAL SHARES......................................  60
  General Matters..........................................................  60
  Common Shares............................................................  60
  Preferred Shares.........................................................  60
  Shareholder Rights Agreement.............................................  60
  Indiana Statutes.........................................................  61
  Transfer Agent and Registrar.............................................  61

COMPARISON OF RIGHTS OF INDIANA ENERGY SHAREHOLDERS, SIGCORP SHAREHOLDERS
 AND VECTREN SHAREHOLDERS..................................................  62
  Right to Call Special Meetings...........................................  62
  Quorum for Shareholder Meetings..........................................  62
  Supermajority Voting Provisions..........................................  62
  Size of the Board........................................................  63
  Nominations for Director by Shareholders.................................  63
  Notice of Shareholder Business...........................................  64
  Shareholder Rights Agreement.............................................  64
  Fiscal Year End..........................................................  65

SHAREHOLDER PROPOSALS......................................................  65

LEGAL MATTERS..............................................................  65

EXPERTS....................................................................  65

WHERE YOU CAN FIND DEFINITIONS OF TERMS USED IN THIS JOINT PROXY
 STATEMENT/PROSPECTUS......................................................  66

APPENDIX A
  Agreement and Plan of Merger............................................. A-1

APPENDIX B
  Articles of Incorporation of Vectren Corporation......................... B-1

APPENDIX C
  By-Laws of Vectren Corporation........................................... C-1

APPENDIX D
  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated............ D-1

APPENDIX E
  Opinion of Goldman, Sachs & Co........................................... E-1

                      WHERE YOU CAN FIND MORE INFORMATION

   Indiana Energy and SIGCORP file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, in New York, New York at 7 World Trade Center, 13th Floor and in Chicago, Illinois at Suite 1400, Citicorp Center, 500 West Madison Street. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

   Vectren has filed a Registration Statement on Form S-4 to register with the SEC the Vectren common shares to be issued to shareholders of Indiana Energy and SIGCORP in the merger. This Joint Proxy Statement/ Prospectus is a part of that Registration Statement and constitutes the prospectus of Vectren as well as the proxy statements of Indiana Energy and SIGCORP for the Indiana Energy special meeting and the SIGCORP special meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

Documents we have incorporated by reference in this Joint Proxy
Statement/Prospectus

   The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we are incorporating by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These previously filed documents contain important information about Indiana Energy and SIGCORP and their finances.

   Indiana Energy SEC Filings (File No. 1-
                   09091)                                  Period
 ------------------------------------------- ---------------------------------
 Annual Report on Form 10-K                  Year ended September 30, 1998
                                             Quarters ended December 31, 1998,
 Quarterly Reports on Form 10-Q              and
                                             March 31 and June 30, 1999
 Current Reports on Form 8-K                 Filed on October 9, October 13
                                             and October 30, 1998, and on
                                             January 27, April 22, April 30,
                                             June 15, June 17, July 30 and
                                             October 29, 1999
   SIGCORP SEC Filings (File No. 1-11603)                  Period
 ------------------------------------------- ---------------------------------
 Annual Report on Form 10-K                  Year ended December 31, 1998
 Annual Report on Form 10-K/A                Filed November 3, 1999, amending
                                             Form 10-K
                                             for the year ended December 31,
                                             1998
 Quarterly Reports on Form 10-Q              Quarters ended March 31, June 30,
                                             1999 and September 30, 1999
 Current Reports on Form 8-K                 Filed on June 16 and November 4,
                                             1999

   We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of the Indiana Energy special meeting and the SIGCORP special meeting.

   Indiana Energy has supplied the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Indiana Energy and SIGCORP has supplied the information relating to SIGCORP.

   You can obtain any of the documents we have incorporated by reference from us or from the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. You may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate Company at the following addresses:

  Indiana Energy, Inc.                       SIGCORP, Inc.
  1630 North Meridian Street                 20 N.W. Fourth Street
  Indianapolis, Indiana 46202                Evansville, Indiana 47741
  Tel. No. (317) 926-3351                    Tel. No. (812) 465-5300

   If you would like to request documents from us, please do so by December 10, 1999 to receive them before the special meetings.

   Indiana Energy and SIGCORP each maintain a web site on which you can acquire some of the documents incorporated by reference in this Joint Proxy Statement/Prospectus. Indiana Energy's web site is at http://www.indiana-energy.com and SIGCORP's web site is at http://www.sigcorpinc.com.

   Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What are the benefits of the
   merger?

A: We believe the merger will
   allow both Indiana Energy and
   SIGCORP to realize important
   benefits and increase
   shareholder value. The merger
   should enable the combined
   companies to increase
   profitability through increased
   market penetration, cost
   savings, operational
   efficiencies, economies of
   scale and other synergies. In
   addition, the merger will even
   out the seasonality of Indiana
   Energy's and SIGCORP's
   businesses.

Q: What do I need to do now?

A: After you read and consider
   carefully the information
   contained in this document,
   please fill out and sign your
   proxy card. Then mail your
   signed proxy card in the
   enclosed return envelope as
   soon as possible so that your
   shares may be represented at
   your special meeting.

Q: If my shares are held in
   "street name" by my broker,
   will my broker vote my shares
   for me?

A: Your broker will vote your
   shares only if you provide
   instructions on how to vote.
   You should follow the
   directions provided by your
   broker regarding how to
   instruct your broker to vote
   your shares.

Q: Can I change my vote or revoke
   my proxy after I have mailed my
   signed proxy card?

A: You can change your vote or
   revoke your proxy at any time
   before your proxy is voted at
   the Indiana Energy special
   meeting or the SIGCORP special
   meeting. You can do this in one
   of three ways. First, you can
   send a written notice stating
   that you would like to revoke
   your proxy. Second, you can
   complete and submit a new proxy
   card. If you choose either of
   these methods, you must submit
   your notice of revocation or
   your new proxy card to Indiana
   Energy or SIGCORP, as the case
   may be, before the vote on the
   merger agreement at the special
   meeting. Third, you can attend
   the Indiana Energy special
   meeting or the SIGCORP special
   meeting and vote in person.
   Simply attending the meeting,
   however, will not revoke your
   proxy. If you have instructed a
   broker to vote your shares, you
   must follow directions received
   from your broker to change your
   vote.

Q: What will happen if I don't
   vote?

A: If you do not vote, it is, in
   effect, a vote against the
   merger. Abstentions are also
   considered votes against the
   merger. If you sign and return
   your proxy card without marking
   your choice, your shares will
   be voted for the merger.

Q: If I am an Indiana Energy or
   SIGCORP shareholder, should I
   send in my stock certificates
   now?

A: No. Upon the consummation of
   the transaction we will send
   you a transmittal letter that
   will instruct you to send in
   your stock certificates to
   Indiana Energy's or SIGCORP's
   exchange agent.

Q: When do you expect the merger
   to be completed?

A: We are working toward
   completing the merger as soon
   as possible. For the merger to
   occur, it must be approved by
   both the Indiana Energy
   shareholders and the SIGCORP
   shareholders. If both the
   Indiana Energy shareholders and
   SIGCORP shareholders approve
   the merger, there are
   regulatory approvals that still
   must be obtained. We hope to
   complete the merger before
   March 31, 2000.

Q: What are the tax considerations
   of the merger?

A: Neither Indiana Energy nor
   SIGCORP will recognize gain or
   loss as a result of the merger.
   Indiana Energy and SIGCORP
   shareholders who receive
   Vectren common shares in the
   merger will not recognize gain
   or loss as a result of the
   merger (except with respect to
   any cash received in lieu of
   any fractional shares). To
   review the tax considerations
   of the merger in greater
   detail, see "MATERIAL UNITED
   STATES FEDERAL INCOME TAX
   CONSEQUENCES."

                    WHO CAN HELP ANSWER MY OTHER QUESTIONS?

   If you have more questions about the merger, you should contact the solicitation agents:

for Indiana Energy:                     for SIGCORP:


Corporate Investor Communications, Inc. D.F. King & Co., Inc.
111 Commerce Road                       77 Water Street
Carlstadt, New Jersey 07072-2586        New York, New York 10005
Call toll free (877) 842-2413           Call toll free (800) 735-3107
Banks and Brokers Call (201) 896-1900

   HOW DO I ACCESS A LIVE BROADCAST OF THE SPECIAL MEETINGS ON THE INTERNET?

Indiana Energy                          SIGCORP


Shareholders of Indiana Energy may      Shareholders of SIGCORP may access a
access a live broadcast of the          live broadcast of the SIGCORP annual
Indiana Energy special meeting at       meeting at SIGCORP's website,
Indiana Energy's website,               http://www.sigcorpinc.com.
http://www.indiana-energy. com.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "WHERE YOU CAN FIND MORE INFORMATION." Unless the context requires otherwise, we use the terms "Indiana Energy" to refer to Indiana Energy, Inc. and all of its subsidiaries, "SIGCORP" to refer to SIGCORP, Inc. and all of its subsidiaries and "Vectren" to refer to Vectren Corporation.

   For your convenience in reading this Joint Proxy Statement/Prospectus, we have included a list of frequently used terms and a reference to the pages on which these used terms are defined. See "WHERE YOU CAN FIND DEFINITIONS OF TERMS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS."

The Companies

Indiana Energy, Inc.
1630 North Meridian Street
Indianapolis, Indiana 46202
(317) 926-3351

   Indiana Energy is a public utility holding company. Its gas public utility subsidiary, Indiana Gas Company, Inc., provides natural gas distribution services to a service area within Indiana having a population of approximately 2 million.

   Indiana Energy also engages in the sale, purchase and interchange of gas and energy with other gas companies and power producers.

   Indiana Energy also conducts nonregulated businesses through ten other subsidiaries.

SIGCORP, Inc.
20 N.W. Fourth Street
Evansville, Indiana 47741
(812) 465-5300

   SIGCORP is a public utility holding company with eleven wholly-owned subsidiaries, including its principal subsidiary, Southern Indiana Gas and Electric Company, a gas and electric utility ("SIGECO"), and ten nonregulated subsidiaries in Indiana. Through SIGECO, SIGCORP generates, transmits, distributes and sells electric energy and distributes and sells natural gas in a service area covering ten counties in southwestern Indiana.

Vectren Corporation
20 N.W. Fourth Street
Evansville, Indiana 47741
(812) 465-5300

   Vectren was recently created solely to effect the merger of Indiana Energy and SIGCORP into Vectren and carry on the combined business of Indiana Energy and SIGCORP after the merger. Before the merger, it will have no operations. If the merger was completed today, Vectren would have a market territory covering nearly two-thirds of the State of Indiana and a customer base of 650,000.

Our Reasons For the Merger

   The merger is a natural alliance of two companies with complementary products and services. We believe the merger will create a company that is better positioned to compete in the energy industry and expect the merger to enhance long-term value to shareholders while providing customers with reliable service at more stable and competitive prices. We expect to achieve these results by:

 . offering a broader array of products and services;

 . eliminating duplicative activities;

 . reducing operating expenses and cost of capital;

 . eliminating or postponing some capital expenditures; and

 . enhancing purchasing capabilities for goods and services.

The Special Meetings

   Indiana Energy Special Meeting. The Indiana Energy special meeting of shareholders is scheduled to be held on December 17, 1999 at 9:00 a.m. (local time), at the principal office of Indiana Energy, 1630 North Meridian Street, Indianapolis, Indiana 46202.

Shareholders of Indiana Energy will be asked to consider and vote upon a proposal to approve and adopt a merger agreement under which Indiana Energy and SIGCORP will merge into Vectren, with each Indiana Energy common share being converted into the right to receive one Vectren common share (the "Indiana Energy Ratio").

   SIGCORP Special Meeting. The SIGCORP special meeting is scheduled to be held on December 17, 1999 at 2:00 p.m. (local time), at its Norman P. Wagner Operations Center, 10 N. Main Street, Evansville, Indiana 47741. Shareholders of SIGCORP will be asked to consider and vote upon a proposal to approve and adopt a merger agreement under which SIGCORP and Indiana Energy will merge into Vectren, with each SIGCORP common share being converted into the right to receive 1.333 Vectren common shares (the "SIGCORP Ratio").

Our Recommendations to Shareholders

 Indiana Energy

   The board of directors of Indiana Energy has carefully reviewed the merger. The Indiana Energy board believes that the merger is in your best interests and unanimously recommends that you vote for the proposal to approve and adopt the merger agreement and the transactions it contemplates.

 SIGCORP

   The board of directors of SIGCORP has carefully reviewed the merger. The SIGCORP board believes that the merger is in your best interests and unanimously recommends that you vote for the proposal to approve and adopt the merger agreement and the transactions it contemplates.

Opinions of Financial Advisors

 Indiana Energy

   The Indiana Energy board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of June 11, 1999, as to the fairness, from a financial point of view, of the exchange ratio in the merger of one Vectren common share for each Indiana Energy common share.

   A copy of the fairness opinion of Merrill Lynch is attached to this Joint Proxy Statement/Prospectus as Appendix D. We urge you to read this opinion carefully.

 SIGCORP

   The SIGCORP board has received an opinion from Goldman, Sachs & Co. as to the fairness from a financial point of view to the holders of SIGCORP common shares of the exchange ratio in the merger of 1.333 Vectren common shares for each SIGCORP common share.

   A copy of the fairness opinion of Goldman Sachs is attached to this Joint Proxy Statement/Prospectus as Appendix E. We urge you to read this opinion carefully.

Required Votes

   To complete the merger, the merger agreement must be approved by holders of a majority of the outstanding shares of each of Indiana Energy and SIGCORP.

Management and Board of Directors of Vectren following the Merger

   Upon completion of the merger, Niel C. Ellerbrook, who is the President and Chief Executive Officer of Indiana Energy, will be Chairman of the Board and Chief Executive Officer of Vectren. Andrew E. Goebel, who is the President and Chief Operating Officer of SIGCORP, will be President and Chief Operating Officer of Vectren. The board of directors of Vectren will consist of 16 members. Eight members will be designated by the Indiana Energy board and eight will be designated by the SIGCORP board.

Conditions to the Merger

   We are working toward completing the proposed merger as soon as possible. We currently hope to complete the merger before March 31, 2000. However, there are several conditions to the merger that must be satisfied before the merger can be completed. In the event that any one of these conditions is not satisfied or to the extent possible, waived, the merger may not occur.

   Among others, these conditions include the following:

 . the necessary approvals of both the Indiana Energy shareholders and the SIGCORP shareholders;

 . the SEC having declared the Registration Statement on Form S-4 effective for the Vectren common shares to be issued in the merger and the New York Stock Exchange having approved the listing of these shares on the New York Stock Exchange;

 . the approval or authorization of federal and state agencies having jurisdiction over the merger, including the SEC, the Federal Energy Regulatory Commission and, to the extent required, the Indiana Utility Regulatory Commission;

 . each company's accountants agreeing that the transaction qualifies for pooling-of-interests treatment under applicable accounting rules; and

 . each company's lawyers agreeing that the transaction will be tax free to shareholders receiving only Vectren common shares in the merger.

   If either Indiana Energy or SIGCORP waives a material condition to the merger, it will then consider resoliciting your approval of the merger. Whether the boards of directors of Indiana Energy and SIGCORP decide to resolicit proxies from you will depend upon applicable law and whether the respective boards believe that shareholders could reasonably be expected to want to know, before signing a proxy, that the condition has been waived.

Termination of the Merger Agreement

   We can agree to terminate the merger agreement by mutual written consent, and either of us can terminate the merger agreement if any of the following occurs:

 . the other party materially breaches the merger agreement;

 . a court or other governmental authority permanently prohibits the merger;

 . the board of directors of either party determines that its fiduciary obligations require acceptance of an offer from a third party to enter into a takeover transaction;

 . the board of directors of the other party modifies or repeals its resolution approving the merger or adopts a resolution inconsistent with the merger agreement, or fails to reaffirm its recommendation to its shareholders upon request;

 . we do not complete the merger by June 11, 2000 (or December 31, 2000 if certain conditions are met);

 . we do not receive the required shareholder approvals;

 . the business of the other party materially changes for the worse; or

 . a law, order, rule or regulation is adopted by a governmental authority which has the effect, for the party, of prohibiting the merger.

Termination Fees

   The merger agreement generally requires Indiana Energy or SIGCORP to pay to the other a fee of $3 million for out-of-pocket expenses if the merger agreement is terminated because of its material breach of a representation, warranty, covenant or agreement.

   In addition, the merger agreement generally requires Indiana Energy or SIGCORP to pay to the other a termination fee of $35 million if (i) the merger agreement terminates under certain circumstances and it has received an offer to enter into an acquisition transaction with a third party and (ii) within two years after the termination, it agrees to enter into or completes an acquisition transaction with a third party. The total amount of fees and expenses a terminating party may be liable for is $41 million, including expenses relating to the options granted by each company to the other.

Options

   Indiana Energy and SIGCORP have each granted options to the other to purchase its shares. Upon exercise of the options, the exercising company would own up to 16.6% of the outstanding common shares of the other company.

Regulatory Matters

   We have filed an application with the FERC, seeking approval of the merger.

   We will file an application with the SEC seeking authorization of the merger under The Public Utility Holding Company Act of 1935. Following completion of the merger, Vectren believes it will be entitled to an exemption from registration under the 1935 Act. The companies are currently exempt from the registration and most other requirements of the 1935 Act.

   The Hart-Scott-Rodino Antitrust Improvement Act of 1976 prohibits us from completing the merger until after we have furnished information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both agencies have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Accounting Treatment

   We expect the merger to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles.

Dissenters' Rights

   Neither Indiana Energy nor SIGCORP shareholders have dissenters' rights with respect to the merger.

Material United States Federal Income Tax Consequences

   Indiana Energy and SIGCORP intend that the merger be treated for federal income tax purposes as a reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as in effect on the date of this Joint Proxy Statement/Prospectus, and the obligation of Indiana Energy and SIGCORP to complete the merger is conditioned on the receipt at the effective time of the merger of opinions of Simpson Thacher & Bartlett, special counsel to Indiana Energy, and Winthrop, Stimson, Putnam & Roberts, special counsel to SIGCORP, stating that the merger will be treated as a reorganization as defined in
Section 368(a) of the Code, and that Indiana Energy, SIGCORP, Vectren and the holders of common shares of Indiana Energy or SIGCORP who exchange their shares for Vectren common shares will recognize no gain or loss (other than with respect to the receipt of cash in lieu of fractional shares) for federal income tax purposes as a result of the merger.

   We urge Indiana Energy and SIGCORP shareholders to consult with a tax advisor for a full understanding of the tax consequences to them of the proposed merger. Under federal, state, local and foreign tax laws, some shareholders may be subject to special treatment that is not explained in this Joint Proxy Statement/ Prospectus.

Dividends After the Merger

   After giving effect to the Indiana Energy Ratio and the SIGCORP Ratio we expect the amounts received as dividends by the Vectren shareholders after the completion of the merger will be similar to amounts they received prior to the merger. However, Vectren dividends will be determined by the Vectren board. For example, assuming the declaration of a dividend of $0.2425 per share by Vectren, on an equivalent pro forma basis a holder of 100 Indiana Energy common shares would receive $24.25 and a holder of 100 SIGCORP common shares would receive $32.25 (based on 133 shares of Vectren). The determination of dividends by the Vectren board will depend on business conditions, the financial position and earnings of Vectren and other factors.

Vectren Articles of Incorporation and By-Laws

   The merger agreement provides that, following the merger, the articles of incorporation of Vectren and the by-laws of Vectren will be in the forms that are attached to this Joint Proxy Statement/Prospectus as Appendices B and C.

Conflicts of Interest

   The merger agreement provides that Vectren will honor employment and/or severance agreements entered into by Indiana Energy or SIGCORP before the date of the merger agreement. Vectren will offer to enter into employment agreements with some current employees of Indiana Energy and SIGCORP. Vectren will generally indemnify and provide liability insurance to the present officers and directors of Indiana Energy and SIGCORP.

Security Ownership of Managements

   Indiana Energy. At the record date for the Indiana Energy special meeting, the directors and executive officers of Indiana Energy and their affiliates held 2,819,416 Indiana Energy common shares, or 9.46% of the outstanding shares.

   SIGCORP. At the record date for the SIGCORP special meeting, the directors and executive officers of SIGCORP and their affiliates held 88,613 SIGCORP common shares, or less than 1% of the outstanding shares.

                       SELECTED HISTORICAL FINANCIAL DATA

   We are providing the following historical financial information to aid you in your analysis of the financial aspects of the proposed merger. We have derived this information from audited financial statements for the fiscal years ended September 30, 1994 through 1998 and unaudited financial statements for the twelve months ended September 30, 1999 in the case of Indiana Energy, and audited financial statements for the fiscal years ended December 31, 1994 through 1998 and unaudited financial statements for the nine months ended September 30, 1999 in the case of SIGCORP. Due to the seasonal factors, including weather conditions, that affect SIGCORP's operations, the results of operations for SIGCORP for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected by SIGCORP for the entire year.

   This information is only a summary and you should read it in conjunction with the historical financial statements and related notes which have been filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                              Indiana Energy, Inc.

                                         Year Ended September 30,
                           -----------------------------------------------------
                             1999     1998   1997(1)    1996     1995     1994
                           -------- -------- -------- -------- -------- --------
                                 (In Thousands, Except per Share Amounts)
Income Statement Data:
Operating Revenues.......  $420,463 $466,434 $530,559 $543,426 $405,552 $475,297
Operating Income.........    69,466   68,968   36,751   81,687   65,572   67,151
Net Income...............    41,751   40,204   20,503   42,201   32,956   34,441
Basic and Diluted
 Earnings Per Average
 Share of Common Stock
 (2).....................      1.40     1.33     0.68     1.41     1.10     1.15
Dividends Per Share of
 Common Stock (2)........      0.94     0.90     0.86     0.83     0.80     0.77

                                                   As of
                           -----------------------------------------------------
                                               September 30,
                           -----------------------------------------------------
                             1999     1998     1997     1996     1995     1994
                           -------- -------- -------- -------- -------- --------
                                 (In Thousands, Except per Share Amounts)
Balance Sheet Data:
Total Assets.............   777,378  712,350  690,845  682,463  663,397  656,645
Long-term Debt (including
 current maturities).....   183,363  193,608  193,063  178,335  176,563  158,979
Common Shareholders'
 Equity..................   311,625  305,431  292,597  296,322  280,715  271,245
Book Value Per Share (2).     10.46    10.16     9.72     9.89     9.33     9.02

--------
(1) Reflects the recording of restructuring costs of $39.5 million ($24.5 million after-tax or $.81 per common share) in fiscal 1997.
(2) Adjusted to reflect the four-for-three stock split October 2, 1998.

                                 SIGCORP, Inc.

                              Nine
                             Months
                              Ended                Year Ended December 31,
                          September 30, ---------------------------------------------
                              1999        1998      1997     1996     1995     1994
                          ------------- --------- -------- -------- -------- --------
                                   (In Thousands, Except per Share Amounts)
Income Statement Data:
Operating Revenues......     $440,044    $557,111 $433,237 $404,738 $360,771 $330,899
Operating Income........       72,291      86,079   85,582   82,717   72,401   70,779
Net Income Before
 Cumulative Effect of
 Accounting Change (1)..       41,038      50,476   46,140   43,264   38,525   39,920
Net Income..............       41,038      50,476   46,140   43,264   44,819   39,920
Earnings Per Average
 Share of Common Stock
 (2):
Before Cumulative Effect
 of Accounting Change
 (1)....................         1.74        2.14     1.95     1.83     1.63     1.69
Cumulative Effect of
 Accounting Change......          --          --       --       --      0.27      --
Basic Earnings Per
 Share..................         1.74        2.14     1.95     1.83     1.90     1.69
Diluted Earnings Per
 Share..................         1.73        2.12     1.95     1.83     1.90     1.69
Dividends Per Share of
 Common Stock (2).......         0.93        1.21     1.18     1.15     1.13     1.10

                                                     As of
                          -----------------------------------------------------------
                                                        December 31,
                          September 30, ---------------------------------------------
                              1999        1998      1997     1996     1995     1994
                          ------------- --------- -------- -------- -------- --------
                                   (In Thousands, Except per Share Amounts)
Balance Sheet Data:
Total Assets............    1,096,415   1,029,518  990,023  952,720  923,981  917,310
Long-term Debt
 (including current
 maturities and bonds
 subject to tender).....      338,094     303,471  317,902  293,788  298,846  303,413
Preferred Stock of
 Subsidiary.............       19,282      19,398   19,514   19,514   19,514   19,605
Common Shareholders'
 Equity.................      389,462     370,963  349,163  330,924  314,882  296,576
Book Value Per Share
 (2)....................        16.48       15.70    14.77    14.00    13.33    12.55

--------
(1) Beginning in fiscal 1995, SIGCORP recognizes utility revenues for energy delivered but not billed (unbilled revenue); it previously recognized utility revenues only when billed.
(2) Adjusted to reflect the three-for-two stock split March 27, 1997.

       SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF VECTREN CORPORATION

   We expect that the merger of Indiana Energy and SIGCORP into Vectren will be accounted for as a pooling of interests. Accordingly, we have stated the financial statements of Vectren for all periods presented to include the assets, liabilities, shareholders' equity and results of operations of each of Indiana Energy and SIGCORP.

   The following presents selected unaudited pro forma financial information of Vectren that reflects the pooling of interests method of accounting and allows you to see what Vectren's restated historical financial statements for the periods presented will look like after the merger. Indiana Energy's fiscal year ends on September 30. SIGCORP's fiscal year ends on December 31. The pro forma financial data for the years ended December 31, 1996-1998 reflects fiscal years ended December 31 for SIGCORP and September 30 for Indiana Energy. The financial data for the nine months ended September 30, 1999 are the results of the nine months ended September 30, 1999 for Indiana Energy and SIGCORP.

   Due to the seasonal factors, including weather conditions, that affect Indiana Energy's and SIGCORP's operations, the pro forma results of operations for interim periods are not indicative of the pro forma results of operations for an annual period.

   We have calculated the pro forma per share amounts using the exchange ratios of one Vectren common share for each Indiana Energy common share and 1.333 Vectren common shares for each SIGCORP common share.

   The companies may have performed differently had they actually been combined during the periods presented. You should not rely on the unaudited pro forma combined financial information as being indicative of either the historical results that would have been achieved or the future results that we will experience after the merger is completed. It is also important that you read the "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS" that we have included in this Joint Proxy Statement/Prospectus.

                              Vectren Corporation

                                       Nine Months   Fiscal Year Ended December
                                          Ended                 31,
                                      September 30, ----------------------------
                                          1999         1998    1997(1)    1996
                                      ------------- ---------- -------- --------
                                       (In Thousands, Except per Share Amounts)
Income Statement Data:
Operating Revenues..................     $735,266   $1,023,545 $963,796 $948,164
Operating Income....................      117,945      155,047  122,333  164,404
Net Income..........................       68,513       90,680   66,643   85,465
Basic and Diluted Earnings Per
 Average Share of Common Stock......         1.12         1.47     1.08     1.39
Dividends Per Share of Common Stock.         0.70         0.90     0.87     0.85

                                          As of
                                      September 30,
                                          1999
                                      -------------
Balance Sheet Data:
Total Assets........................    1,868,876
Long-Term Debt (including current
 maturities and bonds subject to
 tender)............................      521,457
Preferred Stock of Subsidiary.......       19,282
Common Shareholders' Equity.........      692,087
Book Value Per Share................        11.28

--------
(1) Reflects Indiana Energy's fiscal 1997 restructuring costs of $39.5 million ($24.5 million after-tax) or $.40 per Vectren pro forma common share.

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes the per share information for Vectren, SIGCORP and Indiana Energy on a pro forma, equivalent pro forma and historical basis. The pro forma and equivalent pro forma per share amounts give effect to the conversion of each SIGCORP common share outstanding into 1.333 Vectren common shares. The Indiana Energy Equivalent Pro Forma is not shown because it is the same as the Vectren Pro Forma due to the one-for-one share exchange ratio for Indiana Energy common shares.

   Indiana Energy's fiscal year ends on September 30. SIGCORP's fiscal year ends on December 31. The pro forma and equivalent pro forma per share data for the years ended December 31, 1994-1998 reflects fiscal years ended December 31 for SIGCORP and September 30 for Indiana Energy. The pro forma and equivalent pro forma per share data for the nine months ended September 30, 1999 reflect the results of the nine months ended September 30, 1999 for Indiana Energy and SIGCORP.

                               Nine Months
                                  Ended       Fiscal Year Ended December 31,
                              September 30, -----------------------------------
                                  1999       1998  1997(1)  1996   1995   1994
                              ------------- ------ ------- ------ ------ ------
                                  (In Thousands, Except per Share Amounts)
VECTREN PRO FORMA
Earnings per average common
 share:
  Basic.....................     $ 1.12     $ 1.47 $ 1.08  $ 1.39 $ 1.26 $ 1.21
  Diluted...................       1.12       1.47   1.08    1.39   1.26   1.21
Dividends per common share
 (2)........................       0.70       0.90   0.87    0.85   0.82   0.80
Book value per common share.      11.28      10.99  10.42   10.20   9.67   9.22
SIGCORP EQUIVALENT PRO FORMA
Earnings per average common
 share:
  Basic.....................       1.49       1.96   1.44    1.85   1.68   1.61
  Diluted...................       1.49       1.96   1.44    1.85   1.68   1.61
Dividends per common share
 (2)........................       0.93       1.20   1.16    1.13   1.09   1.07
Book value per common share.      15.04      14.65  13.89   13.60  12.89  12.29
SIGCORP HISTORICAL
Earnings per average common
 share:
  Basic.....................       1.74       2.14   1.95    1.83   1.90   1.69
  Diluted...................       1.73       2.12   1.95    1.83   1.90   1.69
Dividends per common share..       0.93       1.21   1.18    1.15   1.13   1.10
Book value per common share.      16.48      15.70  14.77   14.00  13.33  12.55

                               Nine Months
                                  Ended       Fiscal Year Ended September 30,
                              September 30, -----------------------------------
                                  1999       1998  1997(2)  1996   1995   1994
                              ------------- ------ ------- ------ ------ ------
INDIANA ENERGY HISTORICAL
Earnings per average common
 share:
  Basic.....................        .92       1.33   0.68    1.41   1.10   1.15
  Diluted...................        .92       1.33   0.68    1.41   1.10   1.15
Dividends per common share..       0.71       0.90   0.86    0.83   0.80   0.77
Book value per common share.      10.46      10.16   9.72    9.89   9.33   9.02

--------
(1) Reflects Indiana Energy's fiscal 1997 restructuring costs of $39.5 million ($24.5 million after-tax) or $.81 per Indiana Energy historical common share, $.40 per Vectren pro forma common share and $.53 per SIGCORP equivalent pro forma common share.
(2) We expect the going forward dividend for Vectren will be $.2425 per share, per quarter and on a SIGCORP equivalent share basis will be $.3233 per share, per quarter.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

   Indiana Energy common shares are traded on the New York Stock Exchange under the symbol "IEI." SIGCORP common shares are traded on the New York Stock Exchange under the symbol "SIG." The following table shows the high and low prices of, and dividends paid on, Indiana Energy common shares and SIGCORP common shares based on publicly available reports. The amounts below have been adjusted to reflect Indiana Energy's four-for-three stock split October 2, 1998, and SIGCORP's three-for-two stock split March 27, 1997.

                                    Indiana Energy              SIGCORP
                                ----------------------- -----------------------
                                 High   Low   Dividends  High   Low   Dividends
Calendar Year                   ------ ------ --------- ------ ------ ---------
1996
  First Quarter................ $19.97 $17.63   $0.21   $24.63 $21.88   $0.29
  Second Quarter...............  22.03  17.16    0.21    23.25  21.88    0.29
  Third Quarter................  21.09  17.91    0.21    23.75  22.13    0.29
  Fourth Quarter...............  19.22  16.97    0.21    23.88  22.00    0.29

1997
  First Quarter................  20.44  17.16    0.21    24.56  22.56    0.30
  Second Quarter...............  20.06  17.34    0.21    26.94  21.88    0.30
  Third Quarter................  22.36  18.19    0.22    26.94  24.13    0.30
  Fourth Quarter...............  25.69  20.34    0.22    30.13  24.94    0.30

1998
  First Quarter................  24.66  21.19    0.22    32.31  27.31    0.30
  Second Quarter...............  23.81  21.61    0.22    32.38  28.06    0.30
  Third Quarter................  25.13  19.59    0.23    33.44  30.25    0.30
  Fourth Quarter...............  26.38  21.50    0.23    36.56  32.81    0.30

1999
  First Quarter................  24.63  18.94    0.23    36.31  26.25    0.31
  Second Quarter...............  22.94  18.06    0.23    31.50  26.13    0.31
  Third Quarter................  21.81  19.63    0.24    28.75  24.69    0.31
  Fourth Quarter (through
   November 9, 1999)...........  21.38  19.25     --     26.69  25.00     --

   The following table shows the last reported sale prices of Indiana Energy common shares and SIGCORP common shares on June 11, 1999 (the last trading day before the execution of the merger agreement) and on November 9, 1999 (the most recent practicable date before the date of this Joint Proxy Statement/Prospectus), and the equivalent pro forma price of SIGCORP common shares giving effect to the exchange ratio of the 1.333 Vectren common shares for each SIGCORP common share.

                                                                       SIGCORP
                                         INDIANA ENERGY    SIGCORP    PRO FORMA
                                         COMMON SHARES  COMMON SHARES EQUIVALENT
                                         -------------- ------------- ----------
June 11, 1999...........................     $22.56        $29.50       $30.08
November 9, 1999........................     $20.44        $26.00       $27.25

   We urge you to obtain current market information for Indiana Energy and SIGCORP common shares. We can give no assurance as to the market prices of Indiana Energy or SIGCORP common shares at the time of the merger.

                                 RISK FACTORS

   You should read and consider carefully each of the following factors, as well as the other information contained in, attached to or incorporated by reference in this document, before you vote on the merger.

Risks relating to the merger

 Regulatory approval of the merger may take longer than anticipated, and may require the divestiture of divisions, operations or assets of Vectren or require Vectren to satisfy other conditions which may have a material adverse effect on Vectren.

   We cannot complete the merger until the expiration or termination of the applicable waiting period under the HSR Act and the making of filings with and notices to, and the receipt of consents, orders and approvals from, the SEC and the FERC. The regulatory agencies may require the divestiture of divisions, operations or assets of Vectren. Required divestitures or other conditions, if any, may have a material adverse effect on the business, financial condition or results of operations of Vectren or cause the abandonment of the merger by Indiana Energy and SIGCORP. We estimate that the required approvals will be obtained within 4 to 6 months from the date of this Joint Proxy Statement/Prospectus, but may take longer.

 Vectren may not fully achieve cost savings and other benefits Vectren expects to be realized as a result of the merger, or may not achieve the benefits within the time frames Vectren expects.

   In approving and recommending the merger agreement, each of the Indiana Energy board and the SIGCORP board considered the cost savings, operating efficiencies and other synergies expected to result from the combination of the two companies. See "THE MERGER--Recommendations of the Indiana Energy Board of Directors; Reasons of Indiana Energy for the Merger" and "-- Recommendations of the SIGCORP Board of Directors; Reasons of SIGCORP for the Merger." We can give no assurance that the cost savings and other benefits expected to be realized as a result of the merger will be fully achieved or achieved within the expected time frames.

 Costs or operational difficulties related to integrating the operations of Indiana Energy with those of SIGCORP may be greater than expected.

   The merger involves the integration of two public utility holding companies that previously have operated independently and that target different customers and geographic areas. The integration of the businesses of Indiana Energy and SIGCORP will place new challenges on Vectren's management and we can give no assurance that the integration will be implemented successfully. In addition, the merger constitutes the largest combination undertaken by either Indiana Energy or SIGCORP. We can give no assurance that Vectren will be able to integrate the businesses of Indiana Energy and SIGCORP without experiencing greater costs or operational difficulties than expected by Vectren.

 Integrating the Year 2000 compliance efforts may present significant operational challenges and Vectren may not be able to complete the integration prior to the completion of the merger, which may result in greater costs than expected by Vectren.

   Each of Indiana Energy and SIGCORP has undertaken efforts to address the Year 2000 problem with respect to its information systems and computer controlled or assisted operations. Integration after the merger of the two companies' efforts to become Year 2000 compliant may present significant operational challenges. We can give no assurance that Vectren will complete this integration prior to the completion of the merger or that failure to complete the integration will not result in greater costs than expected by Vectren.

 Because the market price of Indiana Energy and SIGCORP shares may fluctuate and the Indiana Energy Ratio and the SIGCORP Ratio are fixed, we can give no assurance of the relative value of the consideration the Indiana Energy and SIGCORP shareholders will receive.

   The relative share price of the Indiana Energy common shares and the SIGCORP common shares at the effective time of the merger may vary significantly from the prices as of the date of the merger agreement, the date of this Joint Proxy Statement/Prospectus or the date of the Indiana Energy or SIGCORP special meeting. These variances may be due to changes in the businesses, operations, results and prospects of Indiana Energy and SIGCORP, market assessments of the likelihood that the merger will be completed and the timing of the completion of the merger, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies in connection with or following the merger, general market and economic conditions, and other factors. For example, between July 1, 1998 and June 30, 1999, the closing price of the Indiana Energy common shares ranged from a high of $25.625 to a low of $18.438, and the closing price of the SIGCORP common shares ranged from a high of $36.563 to a low of $26.500. In addition, the stock market generally has experienced significant price and volume fluctuations. The Indiana Energy Ratio and the SIGCORP Ratio were fixed without any minimum or maximum value per share restrictions. We can give no assurance as to the market price of the Indiana Energy common shares or SIGCORP common shares at the effective time of the merger, and therefore we can give no assurance as to the value of the consideration the Indiana Energy shareholders and the SIGCORP shareholders will receive in the merger.

Risks relating to operations

 Vectren may experience unanticipated changes to supply costs or availability due to operational problems.

   The continued operation of public utilities involves many risks, including the breakdown or failure of transportation systems, transmission lines or other equipment or processes and performance below expected levels of output or efficiency. These risks could result in unanticipated costs for maintenance or repairs. Other risks include higher demand periods or shortages in demand and environmental or pipeline incidents, which could affect availability and supply costs. Although from time to time each of Indiana Energy and SIGCORP has experienced breakdowns, failures and incidents, such breakdowns, failures and incidents have not had a material adverse effect on the operation of the Indiana Energy or SIGCORP facilities or on the results of operations of either company. Although Vectren's facilities will contain some redundancies and back-up mechanisms, we can give no assurance that any such breakdown or failure would not affect the availability or cost of providing services to its customers. In addition, although Vectren intends to maintain insurance to protect against these operating risks, we cannot assure that such insurance will continue to be available at commercially reasonable terms, or, if available, that the proceeds of such insurance would be adequate to cover lost revenues or increased expenses.

 Vectren may face increased competition, which may affect Vectren's future earnings.

   The merger will combine two companies that to a large extent share a common regulatory environment and currently are affected by a number of similar factors, including deregulation and increased competition. The utility industry has been undergoing dramatic structural change for several years, resulting in increasing competitive pressures faced by electric and gas utility companies, including Indiana Energy and SIGCORP. Increased competition may create greater risks to the stability of utility earnings generally and may in the future reduce Vectren's earnings from retail electric and gas sales. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their service territories. We cannot assure that increased competition will not have a material adverse effect on Vectren's business, financial condition or results of operations.

 General economic, business or weather conditions may result in unanticipated costs or decreases in Vectren's revenues.

   General economic or business conditions may affect demand for energy or may result in increased supply costs for Vectren. The business of Vectren will be seasonal, with greater demand for natural gas in the winter months and greater demand for electricity in the summer months. Unusually warm winters or unusually cool summers may reduce demand for energy and have a material adverse effect on Vectren's financial condition or results of operations.

 Vectren may experience weather conditions that could affect availability and cost.

   Vectren's facilities and equipment are subject to severe weather conditions, including heavy snowfall, tornados and floods. Each of Indiana Energy and SIGCORP has experienced these conditions, and has recovered without a material adverse effect on its facilities or results of operations. While Vectren's facilities and equipment are built to withstand strong adverse weather conditions, we cannot assure that damage caused by adverse weather will not have a material adverse effect on Vectren's facilities. Such damage may, in turn, have a material adverse effect on Vectren's business, financial condition or results of operations. In addition, Vectren will maintain what it believes to be adequate insurance protection. However, we cannot assure that property damage insurance will be adequate to cover all potential losses sustained in the event of catastrophic weather conditions or that such insurance will continue to be available to Vectren on commercially reasonable terms.

 Vectren is subject to complex government regulation which affects the cost involved in operating the business.

   Vectren will be subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its business. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership of a plant. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power. Under circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing companies, including Vectren, also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operates in compliance with such permits and approvals. While we believe that Vectren will be in compliance with such permits and approvals, we cannot assure that this will be the case. In addition, we cannot assure that the cost of maintaining these permits and approvals will not have a material adverse effect on Vectren's business, financial condition or results of operations.

 Changes in laws, regulations or policies governing the electric and gas utility industries may adversely affect Vectren by increasing costs.

   Changes in legislative, regulatory or policy requirements governing the electric and gas utility industries may result in unanticipated costs or capital expenditures. We can give no assurance that changes in legislation, regulation or policies will not have a material adverse effect on Vectren's business, financial condition or results of operations.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   This document (including information we have incorporated into this document by reference) contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this document. Forward-looking statements include information concerning possible or assumed future results of operations of Indiana Energy, SIGCORP and Vectren, including forecasts, projections and descriptions of expected cost savings or other anticipated synergies related to the merger. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on assumptions that the companies have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although each company believes that its forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the actual financial results or results of operations of Indiana Energy, SIGCORP or Vectren and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

  . the merger not being completed;

  . expected synergies, economies of scale and cost savings from the merger not being fully realized or not being realized within the expected time frames;

  . costs or operational difficulties related to integrating the operations of Indiana Energy with those of SIGCORP being greater than expected;

  . general economic, business or weather conditions affecting the energy industry, either nationally or regionally, being less favorable than expected;

  . unusual maintenance or repairs;

  . unanticipated changes to supply costs or availability due to higher demand, shortages, transportation problems, and environmental or pipeline incidents;

  . increased competition in the energy industry;

  . the inability of Vectren and its vendors, suppliers and customers to achieve Year 2000 readiness;

  . regulatory authorities making adverse determinations regarding the merger; and

  . implementation of or changes in the laws, regulations or policies governing the electric and gas utility industries that could negatively affect the industries.

   All future written and oral forward-looking statements by the companies or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither Indiana Energy, SIGCORP nor Vectren has any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. You should also read carefully the factors described in the "RISK FACTORS" section of this document.

                         MEETINGS, VOTING AND PROXIES

Indiana Energy Special Meeting of Shareholders

   Purpose of Indiana Energy Special Meeting. The purpose of the Indiana Energy special meeting is to consider and vote upon a proposal to approve the merger agreement, which provides for Indiana Energy and SIGCORP to merge into Vectren. Each Indiana Energy shareholder will be entitled to receive, for each Indiana Energy common share held by the shareholder, one Vectren common share, and each SIGCORP shareholder will be entitled to receive, for each SIGCORP common share held by the shareholder, 1.333 Vectren common shares.

   The Indiana Energy board has unanimously approved the merger agreement and unanimously recommends that Indiana Energy shareholders vote for the approval of the merger agreement. The completion of the merger is conditioned upon approval of the merger agreement by Indiana Energy shareholders.

   Date, Place and Time; Record Date. The Indiana Energy special meeting is scheduled to be held on December 17, 1999, at 9:00 a.m., local time, at the principal office of Indiana Energy, 1630 North Meridian Street, Indianapolis, Indiana 46202. Holders of Indiana Energy common shares will be entitled to one vote for each Indiana Energy common share held of record as of October 25, 1999. At the close of business on the Indiana Energy Record Date, 29,804,590 Indiana Energy common shares were issued and outstanding and entitled to vote.

   Voting Rights. A majority of shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Indiana Energy special meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval. The affirmative vote of a majority of the votes entitled to be cast is required for approval of the merger agreement.

   Indiana Energy shareholders are not entitled to dissenters' rights under Indiana law because the Indiana Energy common shares are listed on the New York Stock Exchange.

   Proxies. The Indiana Energy board is soliciting proxies. All shares represented by properly executed proxies received in time for the Indiana Energy special meeting will be voted in accordance with the instructions specified in the proxies. If no instructions are specified, the shares will be voted FOR approval of the merger agreement. Holders of proxies will be authorized to vote the shares represented by the proxies in their discretion as to any matters incident to the conduct of the Indiana Energy special meeting.

   A shareholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of Indiana Energy a written notice of revocation bearing a later date than the proxy; (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Indiana Energy before the taking of the vote at the Indiana Energy special meeting; or (c) attending the Indiana Energy special meeting and voting in person. Attendance at the Indiana Energy special meeting will not by itself revoke a proxy.

   Indiana Energy will pay the expenses of soliciting proxies for the Indiana Energy special meeting (except that Indiana Energy and SIGCORP will share equally in expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus) and will reimburse banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of Indiana Energy and its subsidiaries who will not be additionally compensated therefor. In addition, Corporate Investor Communications, Inc. ("CIC") has been retained by Indiana Energy to assist in the solicitation of proxies and will be paid a fee not to exceed $8,000 plus reimbursement for reasonable out-of-pocket expenses. In these efforts, CIC has conducted the required broker search process and will make targeted telephone solicitations of major shareholders. CIC will follow up the calls with reminder mailings.

   The Indiana Energy special meeting may be adjourned to another date or place for any proper purpose.

SIGCORP Special Meeting of Shareholders

   Purpose of SIGCORP Special Meeting. The purpose of the SIGCORP special meeting is to consider and vote upon a proposal to approve the merger agreement. The merger agreement provides that SIGCORP and Indiana Energy will be merged into Vectren and each SIGCORP shareholder will be entitled to receive
1.333 Vectren common shares for each SIGCORP common share held by the shareholder. To the extent that the SIGCORP Ratio results in fractional shares, cash will be paid in lieu of issuing a fractional share.

   The SIGCORP board has unanimously approved the merger agreement and unanimously recommends that SIGCORP shareholders vote for the approval of the merger agreement. The completion of the merger is conditioned upon approval of the merger agreement by SIGCORP shareholders.

   Date, Place and Time; Record Date. The SIGCORP special meeting is scheduled to be held on December 17, 1999, at 2:00 p.m., local time, at its Norman P. Wagner Operations Center, 10 N. Main Street, Evansville, Indiana 47741. Holders of SIGCORP common shares will be entitled to one vote for each SIGCORP common share held of record as of October 25, 1999. At the close of business on the SIGCORP Record Date, 23,630,568 SIGCORP common shares were issued and outstanding and entitled to vote.

   Voting Rights. A majority of shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the SIGCORP special meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval. The affirmative vote of a majority of the votes entitled to be cast is required for approval of the merger agreement.

   SIGCORP shareholders do not have dissenters' rights under Indiana law because the SIGCORP common shares are listed on the New York Stock Exchange.

   Proxies. Proxies are being solicited on behalf of the SIGCORP board. All shares represented by properly executed proxies received in time for the SIGCORP special meeting will be voted in accordance with the instructions specified in the proxies. If no instructions are specified, the shares will be voted FOR approval of the merger agreement. Holders of proxies will be authorized to vote the shares represented by the proxies in their discretion as to any matters incident to the conduct of the SIGCORP special meeting.

   A shareholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of SIGCORP a written notice of revocation bearing a later date than the proxy; (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of SIGCORP before the taking of the vote at the SIGCORP special meeting; or (c) attending the SIGCORP special meeting and voting in person. Attendance at the SIGCORP special meeting will not by itself revoke a proxy.

   SIGCORP will pay the expenses of soliciting proxies for the SIGCORP special meeting, if any (except that SIGCORP and Indiana Energy will share equally in expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus) and will reimburse banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of SIGCORP and its subsidiaries who will not be additionally compensated therefor. In addition, D.F. King & Co., Inc. has been retained by SIGCORP to assist in the solicitation of proxies and will be paid a fee not to exceed $8,000, plus reimbursement for reasonable out-of-pocket expenses. In these efforts, D.F. King has conducted the required broker search process and will make targeted telephone solicitations of major shareholders. D.F. King will follow up the calls with reminder mailings.

   The SIGCORP special meeting may be adjourned to another date or place for any proper purpose.

                                 THE COMPANIES

Indiana Energy

   Indiana Energy is a public utility holding company with subsidiaries and affiliates engaged in natural gas distribution, gas portfolio administrative services and marketing of natural gas, electric power and related services. It was incorporated under Indiana law on October 24, 1985. Indiana Energy has 14 subsidiaries, including ten nonregulated direct or indirect subsidiaries, a not-for-profit foundation and three utility subsidiaries, as well as investments in four nonregulated joint ventures.

 Indiana Gas

   Indiana Gas, the principal subsidiary and business entity of Indiana Energy, is an operating public utility engaged in the business of providing gas utility service in the state of Indiana.

   During fiscal 1998, Indiana Gas supplied gas to about 489,000 residential, small commercial and contract (large commercial and industrial) customers in 281 communities in 48 of the 92 counties in the state of Indiana. Its service area has a population of approximately 2 million and contains diversified manufacturing and agriculture-related enterprises. The principal industries served include pharmaceuticals, automotive parts and accessories, feed, flour and grain processing, metal castings, aluminum products, gypsum products, electrical equipment, metal specialties and glass.

   The largest communities served include Muncie, Anderson, Lafayette-West Lafayette, Bloomington, Terre Haute, Marion, New Albany, Columbus, Jeffersonville, New Castle and Richmond. While Indiana Gas does not provide utility services in Indianapolis, it does serve the counties and communities which border that city.

   IGC Energy, Inc., an indirect subsidiary of Indiana Energy, and Citizens By-Products Coal Company, a wholly owned subsidiary of Citizens Gas and Coke Utility, each owns 50% of ProLiance Energy, LLC. ProLiance provides natural gas and related services to Indiana Gas, Citizens Gas, and other utilities and customers in Indiana and the Midwest. ProLiance also buys electricity on the wholesale market and then resells it to marketers, utilities and other customers.

   The principal executive offices of Indiana Energy are located at 1630 North Meridian Street, Indianapolis, Indiana 46202, and its telephone number is
(317) 926-3351.

SIGCORP

   SIGCORP is a public utility holding company incorporated October 19, 1994 under Indiana law. SIGCORP has 11 wholly-owned subsidiaries, including its principal subsidiary, SIGECO, a gas and electric utility, and ten nonregulated subsidiaries.

 SIGECO

   SIGECO is an operating public utility incorporated June 10, 1912, under the laws of the State of Indiana, engaged in the generation, transmission, distribution and sale of electric energy, and the distribution and sale of natural gas in a service area which covers ten counties in southwestern Indiana.

   Electric service is supplied directly to Evansville and 74 other cities, towns and communities, and adjacent rural areas. Wholesale electric service is supplied to an additional five communities. At December 31, 1998, SIGECO served 124,340 electric customers.

   At December 31, 1998, SIGECO supplied gas service to 108,335 customers in Evansville and 64 other nearby communities and their environs.

   The principal executive offices of SIGCORP are located at 20 N.W. Fourth Street, Evansville, Indiana 47741, and its telephone number is (812) 465-5300.

Vectren

   Vectren is an Indiana corporation organized on June 10, 1999, solely for the purposes of effecting the merger and carrying on the combined businesses of Indiana Energy and SIGCORP after the merger. Vectren will not conduct any other business before the consummation of the merger.

   The principal executive offices of Vectren are located at 20 N.W. Fourth Street, Evansville, Indiana 47741 Indiana 46202, and its telephone number is
(812) 465-5300.

                                  THE MERGER

Background

   The energy industry is undergoing consolidation and diversification of services. Each company has considered mergers and acquisitions as part of its strategic planning.

   On September 27, 1996, the Indiana Energy board met and discussed a strategic plan for growth through mergers and acquisitions. The Indiana Energy board identified five entities as possible merger partners or targets for acquisition, with SIGCORP the most promising of the five because:

  . a transaction with SIGCORP presented the fewest regulatory hurdles;

  . the utility facilities were in relatively close proximity;

  . the earnings of the principal utility operations of the two companies seasonally complemented each other; and

  . the management of Indiana Energy had enjoyed a good working relationship with the management of SIGCORP.

   Since September 27, 1996, Indiana Energy has not given material consideration to potential merger partners other than SIGCORP.

   The Indiana Energy board then recommended that Indiana Energy's officers contact the officers of SIGCORP to discuss a possible merger. In September 1996, Mr. L.A. Ferger, Indiana Energy's then Chief Executive Officer, called Mr. Ronald G. Reherman, SIGCORP's Chief Executive Officer, and a meeting was scheduled between Indiana Energy and SIGCORP for October 1996.

   In October 1996, Mr. Ferger, Mr. Reherman, Mr. Niel Ellerbrook, then Indiana Energy's Vice President, Treasurer and Chief Financial Officer, and Mr. Andrew E. Goebel, then Senior Vice President and Chief Financial Officer of SIGCORP, met and discussed the possible merger of Indiana Energy and SIGCORP. They agreed to engage Deloitte Consulting LLC to assist the managements of Indiana Energy and SIGCORP in their analysis of the potential synergies that might result from the potential merger, as well as investment bankers and attorneys to consider various issues relating to a merger, all of whom were then engaged. Indiana Energy engaged Merrill Lynch as its investment banker and Sommer & Barnard, PC and Simpson Thacher & Bartlett as its attorneys. SIGCORP retained Goldman Sachs as its investment banker and Winthrop, Stimson, Putnam & Roberts as its attorneys.

   The services to be provided by Deloitte & Touche Consulting LLC included:

  . identification of required data;

  . identification by activity and quantification of potential cost savings;

  . identification of potential additional cost savings which may not be quantifiable; and;

  . identification and quantification of potential costs to achieve the identified potential cost savings.

   On November 1, 1996, Mr. Ferger presented the Indiana Energy board with a preliminary status report of the continuing negotiations and an evaluation of the proposed merger of Indiana Energy and SIGCORP. The Indiana Energy board found the report favorable and as a result, on November 4, 1996, Indiana Energy and SIGCORP executed a Confidentiality and Standstill Agreement under which the parties continued their discussions.

   In December 1996, Indiana Energy and SIGCORP continued their merger discussions. The primary focus of those discussions was the identity of the Chief Executive Officer of the new company, the location of the new company's corporate headquarters and the potential synergies resulting from the merger.

   On January 22, 1997, the Indiana Energy board met and approved management's recommendation to terminate merger discussions with SIGCORP because the differences between Indiana Energy and SIGCORP appeared to be irreconcilable. At that time, the companies could not agree regarding the location of the headquarters of the new company, and the energy marketplace had not yet evolved to the point where either party had concluded that a combination was necessary for the continued success of the companies. Indiana Energy advised SIGCORP's management of the decision and the parties mutually agreed to formally terminate merger discussions. The parties notified the advisors engaged to assist them and instructed the advisors to discontinue all work related to the merger discussions.

   A second round of merger discussions between Indiana Energy and SIGCORP commenced in September 1997, when Mr. Ferger contacted Mr. Reherman to discuss reestablishing merger negotiations. Mr. Reherman indicated that he would not consider the resumption of merger discussions without obtaining the support and approval of both companies' boards of directors.

   Consequently, the Indiana Energy board met on September 22, 1997, and the SIGCORP board met in October 1997. Each board decided in favor of commencing a second round of merger discussions.

   Indiana Energy and SIGCORP started the second round of merger negotiations and began due diligence in October 1997. The parties undertook negotiations and due diligence until December 1997 when the parties, by mutual agreement, again terminated their merger discussions. The companies could not agree on the location of the headquarters of the new company and the energy marketplace still had not yet evolved to the point where either party had concluded that a combination was necessary for the continued success of the companies.

   No merger discussions were held between Indiana Energy and SIGCORP in 1998. However, a third round of merger discussions commenced in 1999. Mr. Ellerbrook and Mr. Goebel met in person on February 4, 1999 with the intent of discussing whether a merger between the two companies would be mutually beneficial. A merger between the companies was seen as a means of meeting the challenges caused by continued industry deregulation and as a means of possibly increasing the companies' shareholder values. Mr. Ellerbrook and Mr. Goebel determined that, in light of the ongoing changes in the energy marketplace, a business combination would contribute to the continued success of the companies. Accordingly, Mr. Ellerbrook and Mr. Goebel decided to start a third round of merger discussions initially focusing their energies on negotiating through the matters that had caused merger discussions to be formally terminated twice in the past, including the resolution of the location of the headquarters for the new company.

   On March 10, 1999, the Executive Committee of the SIGCORP board met and determined that it would be beneficial for the parties to reengage Deloitte Consulting LLC to assist management in updating the synergies analysis that had been prepared by management in connection with the prior merger discussions. Deloitte was not engaged to prepare and did not provide, any report, opinion or appraisal, whether written or oral, for or to the managements or the boards of directors of Indiana Energy or SIGCORP.

   On March 17, 1999, Mr. Ellerbrook and Mr. Goebel met again to further discuss a business combination. Having previously reached the conclusion that a combination of the companies would contribute to the continued success of the companies, at this meeting they determined that the two primary and remaining issues to be resolved were the location of the new company's corporate headquarters and the identity of its Chief Executive Officer. The parties agreed to recommend to their respective boards of directors the following: the new company's corporate headquarters would be located in Evansville, Indiana, the location of SIGCORP's current headquarters, and the new company would be headed by Mr. Ellerbrook. Ellerbrook and Goebel further agreed to meet collectively with a few members of each company's board of directors to further discuss the proposed merger.

   On March 26, 1999, Mr. Ellerbrook, Mr. Goebel and Mr. Carl L. Chapman, Senior Vice President and Chief Financial Officer of Indiana Energy, met and agreed to reengage Deloitte Consulting LLC to assist management in updating the managements' synergies analysis. At that meeting the attendees also confirmed that the parties' strategic plans for growth were remarkably similar. On April 6, 1999, the parties executed a Confidentiality and Standstill Agreement under which negotiations were to proceed.

   On April 16, 1999, Mr. Goebel, Mr. Chapman and Mr. Richard G. Lynch, SIGCORP's Vice President of Human Resources, met with the consultant and reviewed the progress of the updating of the prior synergies analysis.

   On April 20, 1999, Mr. Ellerbrook and Mr. Goebel met with selected members of each company's board of directors (specifically, Mr. Robert L. Koch II, Mr. Richard W. Shymanski and Mr. Donald E. Smith from SIGCORP and Mr. Anton H. George, Mr. J. Timothy McGinley and Ms. Jean L. Wojtowicz from Indiana Energy). At this meeting Mr. Ellerbrook, Mr. Goebel and the board members discussed the updated synergies analysis as well as the strategic benefits of the merger and concluded that negotiations should go forward.

   On April 23, 1999, the Executive Committee of the SIGCORP board held a meeting at which the Committee resolved in favor of continuing merger negotiations.

   On April 27, 1999, the SIGCORP board met and approved the engagement of the consultant to assist management in performing a full and current synergies analysis. On April 30, 1999, the Indiana Energy board held a meeting at which the Indiana Energy board approved the engagement of the consultant to assist management in performing a full and current synergies analysis.

   On each of May 6, 10, 13 and 25, 1999, Mr. Ellerbrook and Mr. Goebel met to discuss various issues affecting the merger, including the structure of the post-merger board of directors and the new company's management structure. These negotiations were also held through various telephone conferences in the same time period.

   On May 18, 1999, the SIGCORP board met and authorized the hiring of various professionals, including attorneys and investment bankers, to proceed with the merger and proposed a schedule of approving and executing a definitive agreement by June 11, 1999. After this meeting, members of Indiana Energy's management and SIGCORP's management continued discussions regarding the merger telephonically. Also on May 18, 1999, Mr. Jerome A. Benkert, Indiana Energy's Vice President and Controller, Mr. Chapman, Mr. Ellerbrook, Mr. Goebel, Mr. Timothy Burke, SIGCORP's Secretary/Treasurer, and Mr. Lynch met with investment bankers in Indianapolis to discuss business valuation issues.

   On June 4, 1999, the Indiana Energy board met and discussed various issues affecting the merger. Additional presentations were made to the Indiana Energy board by counsel, investment bankers and the management, with the assistance of Deloitte Consulting LLC. The Indiana Energy board decided to reconvene on June 11, 1999 to approve or disapprove the definitive agreement. On June 7, 1999, the SIGCORP board met and discussed various issues affecting the merger. Additional presentations were made to the SIGCORP board by outside counsel, investment bankers and management with the assistance of Deloitte Consulting LLC. The SIGCORP board decided to reconvene on June 11, 1999 to approve or disapprove the definitive agreement.

   On June 8, 1999, an ad hoc committee of the board of Indiana Energy met with a compensation consultant regarding Vectren.

   On June 11, 1999, the Indiana Energy board met and the SIGCORP board met and each approved the form of definitive agreement which was executed by the parties as of that date.

Recommendation of Indiana Energy Board of Directors; Reasons of Indiana Energy for the Merger

   At a meeting of the Indiana Energy board on June 11, 1999, the Indiana Energy board received and considered the presentations of Indiana Energy's management and its outside financial and legal advisors regarding the proposed merger and then voted to approve the merger agreement.

   In reaching its determination, the Indiana Energy board considered the following material factors:

  . the Indiana Energy board's review and analysis of Indiana Energy's current and future condition, current earnings and earnings prospects, and the belief, based upon analysis of cost savings and operating synergies estimated to result from the transactions contemplated by the merger agreement prepared by the managements of SIGCORP and Indiana Energy, that a combined company will have an improved future condition and earnings prospects;

  . the analyses and recommendation of the merger by Indiana Energy's management, the financial analyses of its financial advisor, Merrill Lynch, including the opinion of Merrill Lynch as to the fairness to the shareholders of Indiana Energy of the Indiana Energy Ratio from a financial point of view (see "--Opinion of Financial Advisor to Indiana Energy");

  . the competitive business environment and changing regulatory environment facing the energy industry and the belief by the Indiana Energy board that in order for Indiana Energy to be a successful participant in that industry, it must be able to offer a broad array of services and products to its customers, made increasingly possible by combination with another company;

  . that the merger would result in a balanced revenue mix, which should even out the seasonality of Indiana Energy's and SIGCORP's businesses;

  . that the merger would present Vectren with a number of opportunities for increasing profitability through significant cost savings, operational efficiencies, economies of scale, stronger market position and other synergies stemming from the combination of the companies;

  . the similarity of corporate cultures of Indiana Energy and SIGCORP;

  . the belief that Indiana Energy's customers will benefit in the long term from improved service and lower costs as a result of economies of scale and operating efficiencies of a larger, combined company;

  . the structure of the transaction, including the expected accounting treatment of the merger as a pooling of interests;

  . the terms of the merger agreement, including the amount and the form of consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations contained in the merger agreement;

  . that the merger would combine two companies with strong balance sheets and superior credit ratings;

  . that the merger should improve liquidity of Vectren's common stock and provide greater access to capital markets;

  . that the merger would enlarge the customer base, resulting in the ability to spread marketing and administrative costs;

  . the tax treatment of the merger, particularly that most shareholders of Indiana Energy will recognize no gain or loss as a result of the consummation of the merger; and

  . the Indiana Energy board's belief that the merger, by reducing costs and permitting the development of new services the separate entities could not so easily provide, will provide customer benefits that will enhance economic development in Indiana, and as a result, increase demand for Vectren's services.

   In view of the factors considered by the Indiana Energy board in connection with its evaluation of the merger and the complexity of the factors, the Indiana Energy board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the Indiana Energy board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate conclusion, but rather conducted a discussion of the factors described above, including asking questions of Indiana Energy's management and legal and financial advisors, and reached a general consensus that the merger was advisable and in the best interests of Indiana Energy and Indiana Energy's shareholders. In considering the factors described above, individual members of the Indiana Energy board may have given different weight to different factors.

   Based on these factors, the Indiana Energy board unanimously recommends that Indiana Energy shareholders vote "FOR" approval of the merger agreement.

   In considering the recommendation of the Indiana Energy board with respect to the merger agreement, Indiana Energy shareholders should be aware that members of Indiana Energy's management and the Indiana Energy board have interests in the merger that are different from, or in addition to, the interests of shareholders of Indiana Energy generally and that could potentially represent conflicts of interest. The Indiana Energy board was aware of these interests and considered them, among other matters, in approving the merger agreement. See "--Conflicts of Interest."

Opinion of Financial Advisor to Indiana Energy

   On June 11, 1999, Merrill Lynch, Pierce, Fenner & Smith Incorporated delivered its opinion to the Indiana Energy board to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review specified in that opinion, the proposed exchange ratio in the merger was fair from a financial point of view to the holders of Indiana Energy common shares.

   The Merrill Lynch opinion attached as Appendix D to this document sets forth the assumptions made, matters considered and the limitations on the scope of review undertaken by Merrill Lynch. Each holder of Indiana Energy common shares is urged to read the Merrill Lynch opinion attached as Appendix D in its entirety. The Merrill Lynch opinion was intended for the use and benefit of the Indiana Energy board, was directed only to the fairness of the Indiana Energy Ratio from a financial point of view to the holders of Indiana Energy common shares, did not address the merits of the underlying decision by Indiana Energy to engage in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the proposed merger or any related matter. The Indiana Energy Ratio was determined on the basis of negotiations between Indiana Energy and SIGCORP and was approved by the Indiana Energy board. The summary of the Merrill Lynch opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix D.

   In arriving at its opinion, Merrill Lynch:

     1. reviewed certain publicly available business and financial information relating to Indiana Energy and SIGCORP that it deemed to be relevant;

     2. reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Indiana Energy and SIGCORP, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to it by Indiana Energy and SIGCORP, respectively;

     3. conducted discussions with members of senior management and representatives of Indiana Energy and SIGCORP concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the merger and the cost savings and related expenses and synergies expected to result from the merger;

     4. reviewed the market prices and valuation multiples for Indiana Energy common shares and SIGCORP common shares and compared them with those of certain publicly traded companies that it deemed to be relevant;

     5. reviewed the results of operations of Indiana Energy and SIGCORP and compared them with those of certain publicly traded companies that it deemed to be relevant;

     6. participated in discussions and negotiations among representatives of Indiana Energy and SIGCORP and their financial and legal advisors;

     7. reviewed the potential pro forma impact of the merger;

     8. reviewed a draft of the merger agreement dated June 10, 1999; and

     9. reviewed other financial studies and analyses and took into account other matters that it deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of Indiana Energy or SIGCORP and was not furnished with any independent evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Indiana Energy or SIGCORP. With respect to the financial forecast information and the cost savings and related expenses and synergies expected to result from the merger furnished to or discussed with Merrill Lynch by Indiana Energy or SIGCORP, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Indiana Energy's and SIGCORP's management as to the expected future financial performance of Indiana Energy and SIGCORP, as the case may be, and as to the expected cost savings and synergies. Merrill Lynch further assumed that the merger will be free of federal income tax to Indiana Energy, SIGCORP, and Vectren and the respective holders of Indiana Energy common shares and SIGCORP common shares and that the merger will be accounted for as a pooling-of-interests.

   Merrill Lynch's opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch, as of the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

   In preparing its opinion with respect to the fairness of the Indiana Energy Ratio, Merrill Lynch was not authorized by Indiana Energy or the Indiana Energy board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Indiana Energy. Merrill Lynch expressed no opinion as to the prices at which Indiana Energy common shares, SIGCORP common shares, or Vectren common shares would trade following the announcement or consummation of the merger.

   The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch which were presented to the Indiana Energy board in connection with the Merrill Lynch opinion:

   Comparable Public Company Analysis. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating ratios for Indiana Energy and SIGCORP with corresponding data of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of these companies to Indiana Energy and SIGCORP, respectively.

   The companies included in the Indiana Energy comparable company analysis were:
     1. Atmos Energy Corporation;
     2. Eastern Enterprises;
     3. New Jersey Resources Corporation;
     4. Northwest Natural Gas Company;
     5. Piedmont Natural Gas Co., Inc.;
     6. Washington Gas Light Co.; and
     7. WICOR, Inc.

   The companies included in the SIGCORP comparable company analysis were:
     1. Black Hills Corporation;
     2. Cinergy Corp.,
     3. DPL Inc.;
     4. LG & E Energy Corp.;
     5. NiSource Inc.; and
     6. WPS Resources Corp.

   Merrill Lynch then reviewed publicly available information of these companies to compare financial information and multiples of market value of these companies to Indiana Energy's and SIGCORP's respective (i) 1999 estimated earnings per share as of March 31, 1999, (ii) 2000 estimated earnings per share, and (iii) book value per share (referred to as "LTM book value"), all as of June 9, 1999. The earnings estimates were obtained from Institutional Brokers Estimate System, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Merrill Lynch determined that the relevant range of these comparable public company multiples were as follows:

                                                           Indiana
                                                           Energy      SIGCORP
                                                         ----------- -----------
      Market Value as a Multiple of:                      Low  High   Low  High
      ------------------------------                     ----- ----- ----- -----
      1999 estimated EPS................................ 15.0x 16.5x 13.0x 15.0x
      2000 estimated EPS................................ 12.5x 14.5x 12.5x 14.0x
      LTM book value.................................... 1.70x 2.10x 2.00x 2.40x

   Merrill Lynch then calculated ranges of implied exchange ratios by comparing the lowest estimated valuation of SIGCORP common shares to the highest estimated valuation of Indiana Energy common shares and the highest estimated valuation of SIGCORP common shares to the lowest estimated valuation of Indiana Energy common shares. The resulting ranges of implied exchange ratios were as follows (as compared to the SIGCORP Ratio in the merger of 1.333 Vectren common shares for each SIGCORP common share):

                            Implied Exchange Ratios

      Market Value as a Multiple of:                                Low    High
      ------------------------------                               ------ ------
      1999 estimated EPS.......................................... 1.178x 1.493x
      2000 estimated EPS.......................................... 1.178x 1.531x
      LTM book value.............................................. 1.383x 2.053x

   Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow, or "DCF," analysis for Indiana Energy and SIGCORP, using projections provided by the respective managements of the two companies. The discounted cash flow for Indiana Energy was calculated assuming discount rates ranging from 7.50% to 8.50% and comprised the sum of the present values of:

     1. the projected cash flows for the years 2000 through 2003; and

     2. the 2003 terminal value based upon a range of multiples of (i) from 13.0x to 15.0x estimated 2003 net income; (ii) from 1.70x to 2.10x estimated 2003 book value; and (iii) from 7.0x to 8.0x estimated 2003 earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA."

   The discounted cash flow analysis for SIGCORP was calculated assuming discount rates ranging from 7.25% to 8.25% and comprised the sum of the present values of:

     1. the projected cash flows for the years 2000 through 2003; and

     2. the 2003 terminal value based upon a range of multiples of (i) from 13.0x to 15.0x estimated 2003 net income; (ii) from 1.80x to 2.20x estimated 2003 book value; and (iii) from 7.5x to 8.5x estimated 2003 EBITDA.

   Merrill Lynch then calculated ranges of implied exchange ratios by comparing the lowest estimated valuation of SIGCORP common shares to the highest estimated valuation of Indiana Energy common shares and the highest estimated valuation of SIGCORP common shares to the lowest estimated valuation of Indiana Energy common shares. The resulting ranges of implied exchange ratios were as follows (as compared to the SIGCORP Ratio in the merger of 1.333 Vectren common shares for each SIGCORP common share):

                            Implied Exchange Ratios

      DCF Method                                                    Low    High
      ----------                                                   ------ ------
      2003 net income............................................. 1.056x 1.536x
      2003 book value............................................. 1.135x 1.862x
      2003 EBITDA................................................. 1.005x 1.560x

   Stock Trading History. Merrill Lynch also calculated an implied exchange ratio of Vectren common shares for SIGCORP common shares based upon a comparison of the 52-week stock trading history of the Indiana Energy common shares to the 52-week stock trading history of the SIGCORP common shares. This range of implied exchange ratios was calculated by comparing the lowest trading price of the SIGCORP common shares during the period to the highest trading price of the Indiana Energy common shares during the period and the highest trading price of the SIGCORP common shares during the period to the lowest trading price of the Indiana Energy common shares during the period. The resulting implied exchange ratios of Vectren common shares per SIGCORP common share ranged from 1.266x to 1.449x, as compared to the SIGCORP Ratio in the merger of 1.333 Vectren common shares for each SIGCORP common share.

   Contribution Analysis. Using projections provided by each company's respective management, Merrill Lynch reviewed Indiana Energy's and SIGCORP's relative contribution to the pro forma revenues, EBITDA, net income and earnings before interest and taxes of Vectren during the calendar years 1999 through 2002. The resulting implied exchange ratio of Vectren common shares per SIGCORP common share ranged from 1.143x to 1.332x, as compared to the SIGCORP Ratio in the merger of 1.333 Vectren common shares for each SIGCORP common share. Merrill Lynch did not view the SIGCORP Ratio as being materially outside the 1.143x to 1.332x range indicated by this analysis.

   Pro Forma Merger Analysis. Merrill Lynch also analyzed selected pro forma effects resulting from the merger. Using the projected earnings of the combined company for the years 2000 through 2002 provided by the managements of Indiana Energy and SIGCORP, including estimates of annual pre-tax synergies expected to be achieved as a result of the merger, Merrill Lynch compared the projected earnings per share and dividends per share of Indiana Energy on a stand alone basis (assuming the merger did not occur) to the per share earnings of an Indiana Energy shareholder, as a holder of Vectren common shares, assuming the merger occurs with the merger consideration contemplated by the merger agreement. The analysis indicated that the merger would have no effect on dividends and would be accretive to projected earnings per share as follows:

                                                                  Earnings
                                                                  --------
      Year                                                  Accretion/(Dilution)
      ----                                                  --------------------
      2000.................................................        (15.8%)
      2001.................................................         (0.2%)
      2002.................................................          3.3%

   This summary of analyses performed by Merrill Lynch does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Indiana Energy's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and the estimates are inherently subject to uncertainty.

   No company utilized as a comparison in the analyses described above is identical to Indiana Energy or SIGCORP. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

   The Indiana Energy board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to this merger and because Merrill Lynch is familiar with Indiana Energy and its business. As part of Merrill Lynch's investment banking businesses, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   The terms of a letter agreement between Indiana Energy and Merrill Lynch, dated May 21, 1999, require Indiana Energy to pay Merrill Lynch a retainer fee of $50,000 payable in cash on the date of the letter agreement and an additional fee of $2.35 million, against which the $50,000 retainer fee will be credited. This additional fee is payable in cash in three installments as follows: (a) one-third of the fee was payable upon the execution of the merger agreement; (b) one-third of the fee is payable upon the approval of the merger agreement by the holders of Indiana Energy common shares; and (c) any remaining unpaid portion of the fee is payable upon the closing of the merger.

   In addition, Indiana Energy has agreed that if the merger or a similar transaction is not completed and Indiana Energy receives a termination fee or any similar type of payment, Indiana Energy will pay Merrill Lynch 10% of the termination fee, subject to a maximum of $1.8 million and reduced by the amount of any fees paid to Merrill Lynch as described above. Indiana Energy also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including, subject to limitations, the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch and related parties from and against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Merrill Lynch has, in the past, provided financial advisory and financing services to Indiana Energy and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade Indiana Energy common shares and other securities of Indiana Energy, as well as SIGCORP common shares and other securities of SIGCORP, for their own accounts and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in the Indiana Energy or SIGCORP securities.

Recommendation of SIGCORP Board of Directors; Reasons of SIGCORP for the
Merger

   At a meeting of the SIGCORP board on June 11, 1999, the SIGCORP board received and considered the presentations of SIGCORP's management and its financial and legal advisors regarding the proposed merger and thereafter voted to approve the merger agreement. The SIGCORP board believes that the terms of the merger are fair to, and in the best interests of SIGCORP and its shareholders. Accordingly, the SIGCORP board has approved the merger agreement, and recommends that the SIGCORP shareholders approve the merger agreement. In reaching its decision to approve the merger agreement and recommend its approval to the SIGCORP shareholders, the SIGCORP board considered the following material factors:

  . the SIGCORP board's review and analysis of SIGCORP's current and future condition, current earnings and earnings prospects, and the belief, based upon analyses of cost savings and operating synergies estimated to result from the transactions contemplated by the merger agreement prepared by the managements of SIGCORP and Indiana Energy, that a combined company will have an improved future condition and earnings prospects;

  . the results of SIGCORP's investigation of Indiana Energy, including information concerning the business, assets, capital structure, financial performance and prospects of Indiana Energy and its subsidiaries;

  . the competitive business environment and changing regulatory environment facing the energy industry and the belief by the SIGCORP board that in order for SIGCORP to be a successful participant in that industry, it must be able to offer a broad array of services and products to its customers, made increasingly possible by combination with another company;

  . the belief that a larger combined company may reduce the impact of changes in economic conditions on any given segment of its businesses;

  . the expected federal income tax treatment of the merger as a tax-free reorganization to SIGCORP shareholders to the extent they receive Vectren common shares;

  . the terms of the merger agreement as a "merger of equals" providing exceptionally close exchange ratios for both SIGCORP and Indiana Energy and identical representations and warranties, conditions to closing and rights upon termination;

  . the provision of a termination fee payable to SIGCORP under certain circumstances if the merger agreement is terminated by Indiana Energy;

  . Indiana Energy's closely comparable size to SIGCORP, which, as evidenced by the close exchange ratio, would permit its shareholders to have approximately the same degree of ownership and control of the new corporation as that of the Indiana Energy shareholders;

  . the similarity of corporate cultures of SIGCORP and Indiana Energy;

  . SIGCORP's and Indiana Energy's individual and combined perceived abilities to sustain growth and to continue to perform successfully in an increasingly deregulated and competitive energy industry;

  . the belief that SIGCORP's customers will benefit in the long term from improved service and lower costs as a result of the economies of scale and operating efficiencies of a larger, combined company;

  . the belief that the merger will enhance overall opportunities for SIGCORP's employees, particularly as a result of retaining corporate headquarters of the combined company in SIGCORP's home city of Evansville; and

  . the opinion of SIGCORP's financial advisor, Goldman Sachs that the SIGCORP Ratio was fair to the holders of SIGCORP common shares from a financial point of view.

   In view of the variety and complexity of factors considered by the SIGCORP board in connection with its evaluation of the merger, the SIGCORP board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the SIGCORP board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate conclusion or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of SIGCORP's management and legal and financial advisors, and reached a general consensus that the merger was advisable and in the best interests of SIGCORP and SIGCORP's shareholders. In considering the factors described above, individual members of the SIGCORP board may have given different weight to different factors.

Based on these factors, the SIGCORP board unanimously recommends that SIGCORP shareholders vote "FOR" approval of the merger agreement.

   In considering the recommendation of the SIGCORP board with respect to the merger agreement, SIGCORP shareholders should be aware that members of SIGCORP's management and the SIGCORP board have interests in the merger that are different from, or in addition to, the interests of shareholders of SIGCORP generally and that could potentially represent conflicts of interest. The SIGCORP board was aware of these interests and considered them, among other matters, in approving the merger agreement. See "--Conflicts of Interest."

Opinion of Financial Advisor to SIGCORP

   Goldman Sachs delivered its written opinion, dated June 11, 1999, to the SIGCORP board that, as of the date of the opinion, the SIGCORP Ratio was fair from a financial point of view to the holders of SIGCORP common shares.

   The full text of the written opinion of Goldman Sachs dated June 11, 1999, which includes assumptions Goldman Sachs made, matters Goldman Sachs considered and limitations on the review Goldman Sachs undertook in connection with the opinion, is attached as Appendix E to this document. The following summary describes the material assumptions Goldman Sachs made and material matters Goldman Sachs considered in, and the material limitations on, Goldman Sachs' review that it undertook in providing its opinion. However, it does not purport to be a complete description of the opinion. Accordingly, the following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. Shareholders of SIGCORP are urged to, and should, read the opinion in its entirety.

   The following summaries of the financial analyses include information in tabular format. You should read these tables together with the text of each summary.

   In connection with its opinion, Goldman Sachs reviewed:

  . the merger agreement;

  . annual reports to shareholders and annual reports on Form 10-K of SIGCORP for the five years ended December 31, 1998 and of Indiana Energy for the five fiscal years ended September 30, 1998;

  . recent interim reports to shareholders and quarterly reports on Form 10-Q of SIGCORP and Indiana Energy;

  . other recent communications from SIGCORP and Indiana Energy to their respective shareholders;

  . internal financial analyses and forecasts for SIGCORP and Indiana Energy prepared by their respective managements; and

  . analyses of cost savings and operating synergies estimated to result from the transactions contemplated by the merger agreement prepared by the managements of SIGCORP and Indiana Energy with the assistance of their consultant.


   Goldman Sachs also held discussions with members of the senior management of SIGCORP and Indiana Energy regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the SIGCORP common shares and the Indiana Energy common shares, compared financial and stock market information for SIGCORP and Indiana Energy with similar information for other companies whose securities are publicly traded, reviewed the financial terms of recent business combinations in the electric and gas utility industry specifically and in other industries generally, and performed other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed this accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of SIGCORP, that the cost savings and operating synergies estimated to result from the transactions contemplated by the merger agreement had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of SIGCORP and Indiana Energy. Goldman Sachs also assumed, with the consent of SIGCORP, that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of SIGCORP or Indiana Energy or any of their subsidiaries, and Goldman Sachs has not been furnished with any evaluation or appraisal of the assets and liabilities of SIGCORP or Indiana Energy or any of their subsidiaries. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without adverse effect on SIGCORP and Indiana Energy or on the contemplated benefits of the merger. Goldman Sachs' advisory services and the opinion of Goldman Sachs were provided for the information and assistance of the SIGCORP board in connection with its consideration of the merger and the transactions contemplated by the merger agreement. Goldman Sachs' opinion does not constitute a recommendation as to how any holder of SIGCORP common shares should vote with respect to the merger agreement and the merger.

   The following summarizes the material financial analyses used by Goldman Sachs in connection with presenting its opinion to the SIGCORP board. Although the summary does not purport to be a complete description of the analyses performed or factors considered by Goldman Sachs, it summarizes the material analyses performed and factors considered by Goldman Sachs in providing its written opinion to the SIGCORP board.

   (a) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for SIGCORP common shares and Indiana Energy common shares for the period from May 31, 1994 to May 31, 1999. Goldman Sachs reviewed the historical trading prices on an indexed basis for SIGCORP common shares, Indiana Energy common shares and composite indexes of gas and electric utilities for the same five-year period. Goldman Sachs also reviewed historical ratios for the exchange of Indiana Energy common shares for SIGCORP common shares for the periods from June 6, 1994 through June 4, 1999 and from June 10, 1998 through June 10, 1999. These ratios were based on the daily closing prices of the SIGCORP common shares and Indiana Energy common shares during the period. This analysis showed exchange ratios ranging from approximately 1.02 to approximately 1.60 for the five-year period, a range from approximately 1.27 to 1.60 for the one-year period and an exchange ratio of approximately 1.322 at June 10, 1999. Under the merger agreement, holders of SIGCORP common shares are entitled to receive 1.333 Vectren common shares for each SIGCORP common share, while holders of Indiana Energy common shares are entitled to receive one Vectren common share for each Indiana Energy common share.

   (b) Selected Companies Analysis. Goldman Sachs reviewed market valuation information for 11 publicly traded, primarily gas utilities and 14 publicly traded, primarily electric utilities.

     Gas Utilities                     Electric Utilities
     NICOR Inc.                        DTE Energy Company
     MCN Energy Group Inc.             Ameren Corp.
     Peoples Energy Corp.              Cinergy Corp.
     Washington Gas Light Company      CMS Energy Corp.
     AGL Resources Inc.                NiSource Inc.
     Piedmont Natural Gas Inc.         DPL Inc.
     Oneok Inc.                        LG&E Energy Corp.
     Eastern Enterprises               UtiliCorp United Inc.
     Atmos Energy Corp.                IPALCO Enterprises, Inc.
     New Jersey Resources Corp.        Illinova Corporation
     Laclede Gas Company               Minnesota Power, Inc.
                                       WPS Resources Corporation
                                       Central Hudson Gas & Electric
                                       Corp.
                                       Madison Gas & Electric Company

   These electric and gas utilities were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to SIGCORP and Indiana Energy, respectively. We refer to these companies as the comparison companies. Goldman Sachs calculated and compared the price-to-earnings per share multiples of SIGCORP, Indiana Energy and the comparison companies for the calendar years 1999 and 2000. The multiples of SIGCORP were calculated using a price of $30.00 per SIGCORP common share, the per share price of SIGCORP common shares on June 4, 1999. The multiples of Indiana Energy were calculated using a price of $22.06 per Indiana Energy common share, the per share price of Indiana Energy common shares on June 4, 1999. The multiples were based on the most recent publicly available information. The estimates of 1999 and 2000 earnings per share and EBITDA were based on the latest estimates provided by the Institutional Brokers Estimate Service, or IBES, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on publicly traded companies.

   The following table lists the low, median and high price-to-earnings per share multiples for the comparison companies, as compared to the price-to-earnings per share multiples for SIGCORP and Indiana Energy. Price-to-earnings multiples are presented based on both 1999 and 2000 earnings estimates.

                     Price-to-Earnings Per Share Multiples

     Comparison Companies

                                                     Gas
                                                  Utilities  Electric Utilities
                                                 ----------- -------------------
                                                 1999  2000    1999      2000
                                                 ----- ----- --------- ---------
      Low....................................... 13.1x 11.5x     12.1x     11.7x
      Median.................................... 14.6x 12.8x     14.1x     13.2x
      High...................................... 17.2x 14.6x     23.7x     15.3x

     SIGCORP and Indiana Energy

                                                 1999  2000
                                                 ----- -----
      SIGCORP................................... 14.3x 13.3x
      Indiana Energy............................ 15.1x 13.1x

   Goldman Sachs also considered the five-year earnings per share growth rate estimates provided by IBES for the comparison companies. The following table lists the low, median and high five-year earnings per share growth rate estimates for the comparison companies as compared to the growth rate estimates for SIGCORP and Indiana Energy.

                   Five-Year Earnings per Share Growth Rates

     Comparison Companies

                                                Gas Utilities Electric Utilities
                                                ------------- ------------------
      Low......................................     4.0%             1.0%
      Median...................................     6.0%             5.0%
      High.....................................     8.0%             9.5%

     SIGCORP and Indiana Energy

      SIGCORP..................................     5.0%
      Indiana Energy...........................     6.3%

   Goldman Sachs also considered the ratio of total enterprise value (market value of equity plus total net debt) to earnings before interest, taxes, depreciation and amortization, or EBITDA, over the most recently available twelve-month period for the comparison companies. The following table lists the low, median and high ratios for the comparison companies, as compared to the ratios for SIGCORP and Indiana Energy.

                  Enterprise Value/Last Twelve Months EBITDA

     Comparison Companies

                                                Gas Utilities Electric Utilities
                                                ------------- ------------------
      Low......................................      6.2x            6.5x
      Median...................................      8.1x            8.0x
      High.....................................     14.1x           11.3x

     SIGCORP and Indiana Energy

      SIGCORP..................................      8.3x
      Indiana Energy...........................      7.1x

   (c) Pro Forma Merger Analysis. Goldman Sachs performed a pro forma analysis of the financial impact of the merger on SIGCORP shareholders. Using earnings estimates for SIGCORP and Indiana Energy from IBES ("calendarized" in the case of Indiana Energy by deleting the results of its first fiscal quarter of each fiscal year and adding the results of the first fiscal quarter of the following fiscal year) for the years 1999, 2000 and 2001, Goldman Sachs compared the earnings per share of SIGCORP common shares, on a stand-alone basis, with the earnings per share of the common shares of Vectren on a pro forma basis. Based on estimates of the net cost savings realized from the merger of $4.1 million in 2000 and $7.6 million in 2001 (with no savings in 1999), this analysis showed the following accretion or dilution over the estimated earnings per share of SIGCORP common shares on a stand-alone basis:

                                                           Accretion (Dilution)
                                                              over Estimated
      Year                                                  Earnings Per Share
      ----                                                 --------------------
      1999................................................         (3.5)%
      2000................................................          2.2%
      2001................................................          4.9%

   Before giving effect to estimated cost savings resulting from the merger, this analysis showed the following accretion or dilution in the estimated earnings per share of SIGCORP common shares on a stand-alone basis:

                                                            Accretion (Dilution)
                                                                in Estimated
      Year                                                   Earnings Per Share
      ----                                                  --------------------
      1999.................................................         (3.5)%
      2000.................................................         (0.2)%
      2001.................................................          0.5%

   (d) Contribution Analysis. Goldman Sachs reviewed selected historical and estimated future operating and financial information for SIGCORP and Indiana Energy and the relative contribution of SIGCORP and Indiana Energy to Vectren based on estimates provided by SIGCORP's and Indiana Energy's respective managements and, for net income, also based on IBES estimates. The information that Goldman Sachs reviewed included, among other things:

  . equity market capitalization;

  . earnings before interest, taxes, depreciation and amortization, or EBITDA;

  . net income; and

  . book value.

   The statistics were compared to an implied ownership by the SIGCORP shareholders of 51.4% of the equity of Vectren.

   The results of this analysis were as follows:

   Contribution of SIGCORP to Vectren's:

      Equity market capitalization.......................................... 51%
      Book value............................................................ 53%

                                                                 Net Income
                                                            --------------------
                                                            Management   IBES
           Year                                      EBITDA Estimates  Estimates
      --------------                                 ------ ---------- ---------
      1998 (actual).................................  52%      56%        56%
      1999..........................................  51%      52%        54%
      2000..........................................  51%      47%        52%
      2001..........................................  51%      49%        52%

   (e) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using projections for SIGCORP and Indiana Energy prepared by their respective managements. This discounted cash flow analysis is an analysis of the present value of projected cash flows based in this case on projections through 2003 and assumed perpetual growth rates of cash flows after 2003. The cash flows were divided into regulated and unregulated segments of the respective companies' businesses and discounted to present value using discount rates ranging from 6.5% to 7.5% for the regulated businesses and from 12% to 24% for the unregulated businesses. This analysis showed a value per SIGCORP common share in the following ranges:

                                                                 Discount Rates
                                                                 ---------------
                                                                   Low    High
                                                                 ------- -------
      Growth Rate.......................................... 2.5% $ 35.36 $ 18.46
                                                            4.5% $ 85.40 $ 39.81

   This analysis showed a value per Indiana Energy common share in the following ranges:

                                                                     Discount
                                                                       Rates
                                                                   -------------
                                                                    Low    High
                                                                   ------ ------
      Growth Rate............................................ 2.5% $34.41 $19.68
                                                              4.5% $63.79 $33.71

   (f) Dividend Discount Analysis. Goldman Sachs performed an analysis of the present value at June 4, 1999 of the potential equity value per SIGCORP common share and Indiana Energy common share using an indicated annual dividend of $1.24 per SIGCORP common share and $0.93 per Indiana Energy common share, in each case as of June 4, 1999, and assuming that the holders of SIGCORP common shares and the holders of Indiana Energy common shares will receive dividends at a rate based on dividend growth rates ranging from 2.5% to 4.5%. Goldman Sachs calculated the present value per SIGCORP common share and per Indiana Energy common share applying discount rates ranging from 7.0% to 9.0%. This analysis indicated present values per SIGCORP common share in the following ranges:

                                                                     Dividend
                                                                    Growth Rate
                                                                   -------------
                                                                    2.5%   4.5%
                                                                   ------ ------
      Discount Rate.......................................... 7.0% $27.56 $49.60
                                                              9.0% $19.08 $27.56

   This analysis indicated present values per Indiana Energy common share in the following ranges:

                                                                     Dividend
                                                                    Growth Rate
                                                                   -------------
                                                                    2.5%   4.5%
                                                                   ------ ------
      Discount Rate.......................................... 7.0% $20.67 $37.20
                                                              9.0% $14.31 $20.67

   (g) Break-Even Multiple Analysis. Goldman Sachs performed an analysis of the change in earnings per share multiple that would be necessary to offset any earnings per share accretion or dilution per SIGCORP common share as a result of the merger. The analysis was based on IBES estimates of earnings per share for 2000 (calendarized in the case of Indiana Energy). This analysis shows an increase in multiple of 0.2% necessary if no synergies result and a decrease in multiple of 2.2% necessary with net pre-tax synergies of $4.1 million.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the above summary, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its opinion, Goldman Sachs considered the results of all of its analyses as a whole. No other company or transaction used in the analyses referred to above is identical to SIGCORP or Indiana Energy or the merger. In performing its analysis, Goldman Sachs made numerous assumptions with respect to industry performance and general business and economic conditions, many of which are beyond the control of SIGCORP and Indiana Energy.

   Goldman Sachs prepared the analyses described above solely for purposes of providing its opinion to the SIGCORP board. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty because they are based upon numerous factors or events beyond the control of SIGCORP or Indiana Energy or their advisors. See "FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE."

   As described above, Goldman Sachs' opinion to the SIGCORP board was one of many factors the SIGCORP board considered in making its determination to approve the merger agreement and the merger.

   As part of its investment banking business, Goldman Sachs is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with SIGCORP, having provided investment banking services to SIGCORP and its subsidiaries from time to time, including having acted as lead managing underwriter of a public offering of three series of pollution control refunding revenue bonds in April 1998 and of Senior Notes in July 1999, and having acted as its financial advisor in connection with, and having participated in some of the negotiations leading to, the merger agreement. Goldman Sachs also has provided investment banking services to Indiana Energy from time to time.

   By a letter agreement dated May 1, 1999, SIGCORP engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transactions. The terms of that letter agreement require SIGCORP to pay Goldman Sachs a transaction fee of $3,500,000 payable in installments in connection with the merger or another transaction involving the acquisition of 50% or more of the outstanding common shares or assets of Indiana Energy. SIGCORP has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs and related persons against various liabilities in connection with its engagement, including some liabilities under the federal securities laws.

Conflicts of Interest

   Some members of the Indiana Energy board and management and some members of the SIGCORP board and management may have interests in the merger that are in addition to their interests as holders of their own company's common shares. The Indiana Energy board and the SIGCORP board recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger to Indiana Energy and its shareholders or to SIGCORP and its shareholders. The following are the interests identified by the board of each company:

   Vectren Officers and Directors. The merger agreement requires that specific individuals serve as executive officers of Vectren after the merger and provides that each of Indiana Energy and SIGCORP will have the right to designate eight individuals to serve on the board of directors of Vectren (see "MANAGEMENT AND OPERATIONS OF VECTREN AFTER THE MERGER").

  . Ownership of SIGCORP Common Shares. Mr. Anton H. George, a director of
    Indiana Energy, is a director, officer or similar official of various entities that beneficially own, directly or indirectly, an aggregate of 1,123,658 SIGCORP common shares, or approximately 4.76% of the outstanding shares. Because of his positions with these entities, Mr. George may be deemed to share voting and investment power with respect to the SIGCORP common shares owned by these entities. Mr. George disclaims beneficial ownership with respect to all of the shares owned by these entities.

  . Employment Agreements. Vectren has agreed to use its reasonable best efforts to enter into employment contracts with current employees of Indiana Energy and SIGCORP on or before the effective time of the merger. The following table identifies current officers of either Indiana Energy or SIGCORP to whom Vectren expects to offer employment agreements to serve in the capacities indicated:

        Name               Current Position                    Vectren Position
        ----               ----------------                    ----------------
     Niel C.      President and Chief Executive       Chairman of the Board and Chief
      Ellerbrook  Officer of Indiana Energy           Executive Officer

     Andrew E.    President and Chief Operating       President and Chief Operating
      Goebel      Officer of SIGCORP                  Officer

     Jerome A.    Vice President and Controller of    Executive Vice President and Chief
      Benkert     Indiana Energy                      Financial Officer

     Carl L.      Senior Vice President and Chief     Executive Vice President and
      Chapman     Financial Officer of Indiana Energy President of the Nonutility Group

     Ronald E.    Vice President and General          Senior Vice President, General
      Christian   Counsel of Indiana Energy           Counsel and Secretary

     J. Gordon    President of SIGECO                 Executive Vice President and
      Hurst                                           President of the Utility Group

     Richard G.   Vice President-Human Resources      Senior Vice President-Human
      Lynch       and Administration of SIGCORP       Resources and Administration

         Vectren expects the material terms of the employment agreements to be:

      . the executive agrees to be employed and Vectren agrees to employ the executive for a three year term that is extended automatically until 36 months after one party gives notice of termination to the other party;

      . a requirement that the executive devote full time to the business;

      . a minimum salary at the rate in effect for the executive immediately before the effective date of the employment agreement;

      . bonus opportunities based on targets established by Vectren for the executive's employment level;

      . participation in all long-term incentive, savings and retirement, health and welfare plans applicable to executives of Vectren;

      . the right of the executive to terminate the executive's employment if, after a change in control of Vectren, the executive is demoted, is reassigned to lesser duties, the executive's compensation or benefits are reduced or the executive is required to move the executive's residence;

      . the right of the executive to terminate the executive's employment for any reason during a thirty day period commencing one year following a change in control of Vectren;

      . a severance payment, payable if the executive terminates employment as provided in the two preceding items or is terminated by Vectren without cause, of three times the executive's salary and bonus, the actuarial value of retirement benefits, and the continuation of health and welfare benefits;

      . an agreement by the executive not to compete with Vectren if the executive is terminated by Vectren for good cause or the executive terminates employment other than as described in the second and third preceding bullet points; and

      . a "gross up" payment to the executive if the severance payments are subject to the excise tax on excess parachute payments, in an amount calculated to insure that the executive receives a net benefit equal to the benefit the executive would have received had the excise tax not applied.

  . Indemnification. The merger agreement requires Vectren to provide indemnification to the present and former officers and directors of Indiana Energy and SIGCORP and to maintain directors' and officers' liability insurance for those individuals for a period of six years. For further details regarding these indemnification arrangements, see "THE MERGER AGREEMENT--Covenants--Indemnification."

Options

   At the time the merger agreement was executed, Indiana Energy and SIGCORP entered into cross option agreements. The first, entitled "SIGCORP, Inc. Stock Option Agreement," grants an option to Indiana Energy to purchase 4,702,483 SIGCORP common shares. The SIGCORP Option Agreement provides for an exercise price of $29.70 per SIGCORP common share. The second, entitled "Indiana Energy, Inc. Stock Option Agreement" grants an option to SIGCORP to purchase 5,927,524 Indiana Energy common shares. The Indiana Energy Option Agreement provides for an exercise price of $22.27 per Indiana Energy common share. Neither Indiana Energy nor SIGCORP paid any consideration in connection with the Option Agreements other than the execution of the merger agreement.

   The Indiana Energy Option and the SIGCORP Option may be exercised at any time after the merger agreement becomes terminable as a result of a "Trigger Event." A Trigger Event is:

  . a material breach of any material representation or warranty or of any covenant or agreement under the merger agreement; or

  .  any one of the following,

   .  the expiration of the merger agreement,

   . receipt by a party of a competing bid which the board of directors of that party determines must, in the exercise of their fiduciary duties, be accepted,

   . failure to obtain shareholder approval of the merger; with-drawal or modification of the recommendation of the Indiana Energy board or the SIGCORP board that the shareholders approve the merger,

   . the acquisition by a third party of more than 25% of the voting power of Indiana Energy or SIGCORP; or

   . failure to approve replacement executive officers of Vectren if the officers contemplated by the merger agreement are unable or unwilling to serve, provided that in each case, Indiana Energy or SIGCORP fails to reject a third party tender or exchange offer.

   Upon exercise of the SIGCORP Option or the Indiana Energy Option, the exercising company would own up to 16.6% of the outstanding common shares of the other company.

   The Indiana Energy Option and the SIGCORP Option terminate upon the earliest of:

  .  the effective time of the merger;

  . the termination of the merger agreement for reasons other than a Trigger Event; or

  . 180 days following the termination of the merger agreement upon or during the continuance of a Trigger Event (or if the option cannot be exercised at the end of the 180-day period due to legal action, until ten business days after the impediment is removed, but in no event later than June 11, 2002).

   The Option Agreements may have the effect of delaying, deferring or preventing a competing takeover or change in control of Indiana Energy or SIGCORP.

Dissenters' Rights

   Dissenters' rights are not available to shareholders of either of Indiana Energy or SIGCORP under the Indiana Business Corporation Law (the "IBCL") because the Indiana Energy common shares and the SIGCORP common shares are each listed on the New York Stock Exchange.

New York Stock Exchange Listing of Vectren Common Shares

   The completion of the merger is conditioned upon the listing of the Vectren common shares on the New York Stock Exchange. The Vectren common shares are expected to trade under the symbol "VVC."

Delisting and Deregistration of Indiana Energy Common Shares and SIGCORP Common Shares

   If the merger is completed, the Indiana Energy common shares and the SIGCORP common shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

Federal Securities Law Consequences

   We have registered the Vectren common shares issuable to holders of Indiana Energy common shares and SIGCORP common shares upon consummation of the merger under the Securities Act of 1933. The Vectren common shares may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of Vectren, Indiana Energy or SIGCORP, as that term is defined in the rules promulgated under the Securities Act.

   Certificates representing Vectren common shares issued in accordance with the terms of the merger agreement in exchange for Certificates surrendered by any "affiliate" of Indiana Energy or SIGCORP for purposes of Rule 145(c) under the Securities Act, and the rules and regulations promulgated thereunder, will bear the following legend:

  THESE SHARES WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE RULE AND AN AFFILIATE'S AGREEMENT BETWEEN THE ORIGINAL HOLDER OF THE SHARES AND VECTREN
  CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF VECTREN CORPORATION.

   Vectren common shares received by those holders of Indiana Energy common shares or SIGCORP common shares who are deemed to be "affiliates" of Indiana Energy or SIGCORP at the time of the special meetings may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted by law. The merger agreement requires each of Indiana Energy and SIGCORP to use its best efforts to cause the delivery to Vectren by each of their respective affiliates a written agreement providing for certificates representing Vectren common shares issued in exchange for Indiana Energy common shares or SIGCORP common shares surrendered by any affiliate of Indiana Energy or SIGCORP, to bear a restrictive legend to the effect that the shares may be transferred only in accordance with Rule 145, under an effective registration statement or upon receipt of an opinion of counsel reasonably satisfactory to Vectren that the transfer is otherwise exempt from registration under the Securities Act.

                              REGULATORY MATTERS

   The merger will not proceed without the required regulatory approvals. We can give no assurance that the regulatory approvals will be obtained or when that will occur. Nor can we give any assurance that the approvals will satisfy the conditions contained in the merger agreement. See "THE MERGER AGREEMENT-- Conditions to the Merger."

   The Public Utility Holding Act of 1935. Section 9(a)(2) of the 1935 Act requires the approval of the SEC before any person may complete an acquisition that would result in its ownership of 5% or more of the outstanding voting securities of more than one public utility company (as defined in the 1935
Act). Indiana Energy and SIGCORP both have at least one subsidiary that is a public utility company. Accordingly, SEC approval of the merger is required under Section 9(a)(2) of the 1935 Act because the merger will result in Vectren's owning all of the outstanding voting securities of the subsidiaries of Indiana Energy and SIGCORP.

   Under the 1935 Act, the SEC is directed to approve the merger unless it finds that (1) the merger would tend toward detrimental interlocking relations or a detrimental concentration of control, (2) the consideration to be paid in connection with the merger is not reasonable, (3) the merger would unduly complicate the capital structure of Vectren's proposed holding company system or would be detrimental to the proper functioning of that holding company system, or (4) the merger would violate applicable state law. To approve the merger, the SEC also must find that the merger would tend toward the development of an integrated public utility system.

   Currently, both Indiana Energy and SIGCORP are holding companies exempt under Section 3(a)(1) of the 1935 Act from all provisions of the 1935 Act except Section 9(a)(2). The basis for their exemptions under Section 3(a)(1) of the 1935 Act is that each of Indiana Energy and SIGCORP and their respective public utility subsidiaries are predominantly intrastate in character and carry on their businesses substantially in Indiana, the state in which they are both organized. A Section 3(a)(1) exemption will be available to Vectren after consummation of the merger.

   Federal Power Act. Section 203 of the Federal Power Act provides, among other things, that no public utility may directly or indirectly merge or consolidate its "jurisdictional" facilities with the jurisdictional facilities of any other person (including another public utility) without first having obtained authorization from the FERC. As a result, the approval of the FERC is required to complete the merger. Under Section 203 of the Federal Power Act, the FERC will approve the merger if it finds the merger to be "consistent with the public interest." On August 13, 1999, SIGECO, and Indiana Energy and Vectren filed a joint application with the FERC requesting that it approve the merger under Section 203 of the Federal Power Act. To date, approval has not been obtained from the FERC.

   IURC Merger Review. On June 17, 1999, Indiana Energy and SIGCORP filed a joint petition with the IURC requesting approval of the merger. After that filing, the Indiana Supreme Court confirmed in an unrelated case that the IURC does not have authority to approve or disapprove a merger of two public utility holding companies. Receipt by Indiana Energy and SIGCORP of IURC approval of the merger is not required to complete the merger.

   Indiana Energy and SIGCORP have modified their joint petition to convert the matter before the IURC from an approval process to an investigation of the effect of the merger on Indiana Gas and SIGECO, to seek approval of deferral and amortization of the expenses of the merger over a period of years, and to extend by one month the time for the IURC to conduct the investigation. The IURC has scheduled a hearing on the matter for mid-December 1999.

   HSR Act. Under the HSR Act and the rules promulgated thereunder by the FTC, transactions like the merger may not be completed unless notice has been given and information has been furnished to the Antitrust Division of the DOJ and the FTC and specified waiting period requirements have been satisfied. On July 15, 1999, Vectren, Indiana Energy and SIGCORP filed Pre-Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act. The DOJ has requested additional information from Indiana Energy and SIGCORP. The waiting period with respect to the Pre-Merger Notification and Report Forms will expire 20 days after the requested information is furnished to the DOJ. If the merger is not completed within twelve months after the expiration of the waiting period, Indiana Energy and SIGCORP would be required to submit new notices to the DOJ and the FTC and a new waiting period would have to expire or be terminated before the merger could be completed.

   At any time before or after the effective time of the merger, the FTC or the DOJ could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Indiana Energy or SIGCORP or their respective subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws. Based upon an examination of information available to Indiana Energy and SIGCORP relating to the businesses in which the companies and their respective subsidiaries are engaged, Indiana Energy and SIGCORP believe that the consummation of the merger will not violate the antitrust laws. However, we can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

                              RECENT DEVELOPMENTS

   On November 3, 1999, the United States Environmental Protection Agency filed a lawsuit against SIGECO. The EPA alleges that, beginning in 1992, SIGECO violated the Clean Air Act by:

  . making modifications to its Culley Generating Station in Yankeetown, Indiana without obtaining required permits;

  . making major modifications to the Culley Generating Station without installing the best available emission control technology; and

  .  failing to notify the EPA of the modifications.

   In addition, the lawsuit alleges that the modifications to the Culley Generating Station required SIGECO to begin complying with federal new source performance standards.

   SIGECO believes it performed only proper maintenance at the Culley Generating Station. Because proper maintenance does not require permits, application of the best available emission control technology, notice to the EPA, or compliance with new source performance standards, SIGECO believes that the lawsuit is without merit, and intends to defend the lawsuit vigorously.

   The lawsuit seeks fines against SIGECO in the amount of $27,500 per day per violation. The lawsuit does not specify the number of days or violations the EPA believes occurred. The lawsuit also seeks a court order requiring SIGECO to install the best available emissions technology at the Culley Generating Station. If the EPA is successful in obtaining an order, SIGECO estimates that it would incur capital costs of approximately $40 to $50 million complying with the order.

   The EPA has also issued an administrative notice of violation to SIGECO making the same allegations, but alleging that violations began in 1977.

   Under applicable rules, SIGECO could be subjected to criminal penalties if the Culley Generating Station continues to operate without complying with the new source performance standards and the allegations are determined by a court to be valid. SIGECO anticipates at this time that the plant will continue to operate while the matter is being decided.

             MANAGEMENT AND OPERATIONS OF VECTREN AFTER THE MERGER

   Trading Symbol. We anticipate that after the merger the Vectren common shares will be listed on the New York Stock Exchange under the symbol "VVC."

   Directors of Vectren. Initially, the Vectren board will be composed of sixteen persons, eight of whom were designated by the Indiana Energy board, and eight of whom were designated by the SIGCORP board.

   Indiana Energy has designated the following persons to serve on the Vectren board:

                              Niel C. Ellerbrook
                                 L. A. Ferger
                                Anton H. George
                                William G. Mays
                              J. Timothy McGinley
                              Richard P. Rechter
                                James C. Shook
                               Jean L. Wojtowicz

   SIGCORP has designated the following persons to serve on the Vectren board:

                                 John M. Dunn
                              John D. Engelbrecht
                               Andrew E. Goebel
                               Robert L. Koch II
                               Donald A. Rausch
                              Ronald G. Reherman
                             Richard W. Shymanski
                                James S. Vinson

   Executive Officers of Vectren. The merger agreement provides that Mr. Ellerbrook will serve as Chairman of the Board and Chief Executive Officer of Vectren following the merger. Mr. Goebel will serve as President and Chief Operating Officer of Vectren following the merger. In addition, Vectren expects that the following persons, each of whom is an officer or employee of Indiana Energy or SIGCORP, will hold the offices of Vectren indicated:

      Name                                          Title
      ----                                          -----
   Jerome A. Benkert    Executive Vice President and Chief Financial Officer
   Carl L. Chapman      Executive Vice President and President of the Nonutility Group
   Ronald E. Christian  Senior Vice President, General Counsel and Secretary
   J. Gordon Hurst      Executive Vice President and President of the Utility Group
   Richard G. Lynch     Senior Vice President--Human Resources and Administration

   Operations of Vectren after the Merger. Following the merger, Vectren will own all the outstanding common shares of the direct subsidiaries of each of Indiana Energy and SIGCORP. Immediately after the merger, the former holders of Indiana Energy common shares and SIGCORP common shares will own all of the outstanding Vectren common shares.

   The corporate headquarters and principal executive offices of Vectren will be located in Evansville, Indiana. The corporate office of SIGECO will remain in Evansville, Indiana, and the corporate office of Indiana Gas will remain in Indianapolis.

                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should read the summary in conjunction with the complete text of the merger agreement.

The Merger

   The merger agreement provides that, subject to the satisfaction (or where permitted by law, the waiver) of various conditions, at the effective time of the merger, Indiana Energy and SIGCORP will be merged into Vectren, with Vectren continuing as the surviving corporation.

   Vectren will file Articles of Merger with the Indiana Secretary of State and Vectren's Articles of Incorporation and By-laws, as in effect immediately before the effective time of the merger and copies of which are attached as Appendices B and C to this Joint Proxy Statement/Prospectus, will be the Articles of Incorporation and By-laws of the surviving corporation until changed or amended.

Conversion of Securities

   At the effective time of the merger, each outstanding Indiana Energy common share will automatically be converted into the right to receive one Vectren common share and each outstanding SIGCORP common share will automatically be converted into the right to receive 1.333 Vectren common shares and cash in lieu of any fractional Vectren common shares (collectively, the "Merger Consideration"). After the effective time of the merger, and until they are surrendered to the exchange agent, each certificate of Indiana Energy common shares or SIGCORP common shares (collectively, the "Certificates") will only represent the right to receive Vectren common shares, dividends and other distributions paid after the effective time of the merger and cash in lieu of any fractional Vectren common share.

   No fractional shares will be issued in the merger. As soon as practicable after the effective time of the merger, the exchange agent will sell the fractional shares at then prevailing prices on the New York Stock Exchange and, after deducting taxes and other expenses, will distribute those amounts to SIGCORP shareholders in lieu of fractional shares.

   Also at the effective time of the merger, all Vectren common shares that are outstanding immediately before the effective time of the merger will be canceled and cease to exist and all Indiana Energy common shares or SIGCORP common shares that are owned by either company or any of their subsidiaries will be canceled and cease to exist.

Conversion of Options

   Some SIGCORP and SIGECO employees hold options to purchase SIGCORP common shares granted under the 1994 SIGECO Stock Option Plan and other employee compensation and benefit arrangements. At the effective time of the merger, each unexpired and unexercised option to purchase SIGCORP common shares will automatically be converted into an option to purchase the number of Vectren common shares that could have been purchased under the original option multiplied by 1.333. The exercise price per Vectren common share under the new option will be equal to the original per share option exercise price divided by 1.333. The new Vectren options will otherwise be subject to the same terms and conditions as the original SIGCORP options.

Conversion of Restricted Stock

   Some Indiana Energy and Indiana Gas employees hold shares of "restricted stock" of Indiana Energy granted under employee compensation and benefit arrangements. On the date immediately before the effective time of the merger, the restrictions on each outstanding share of restricted stock of Indiana Energy will lapse and at the effective time of the merger, all shares of Indiana Energy which were issued as restricted stock will be treated as unrestricted shares of Indiana Energy to be exchanged in the merger.

Exchange of Stock Certificates

   After the effective time of the merger, the exchange agent will mail a transmittal letter to you as a holder of record of Indiana Energy common shares and SIGCORP common shares. The transmittal letter will contain instructions for surrender of your Certificates in exchange for Vectren common shares.

   You should not send in your certificates until you receive a transmittal letter.

   Once you have surrendered your Certificates to the exchange agent, together with a duly executed transmittal letter and any other required documents, you will be entitled to receive, without interest:

  . the Vectren common shares to which you are entitled under the merger agreement, in respect of the surrendered Certificates;

  . dividends and other distributions as provided in the merger agreement;
    and

  . cash in lieu of any fractional Vectren common share.

   You will not receive dividends or other distributions that are declared on Vectren common shares on or after the effective time of the merger until you have exchanged your Certificates for Vectren common shares.

   One year after the effective time of the merger, the exchange agent will distribute to Vectren, any portion of the Merger Consideration payable in the merger to Indiana Energy or SIGCORP shareholders that remain unpaid. Any former Indiana Energy or SIGCORP shareholders who have not exchanged their Certificates by that time will have to look to Vectren for payment of the Merger Consideration. Vectren will not be liable to any former holder of Indiana Energy common shares or SIGCORP common shares for any Merger Consideration which has been delivered to a state agency in connection with any abandoned property, escheatment or similar law.

Representations and Warranties

   Each of Indiana Energy and SIGCORP has made representations and warranties to the other relating to, among other things:

  . due organization and corporate power of itself and its subsidiaries;

  . capital structure;

  . authorization and absence of conflicts with, violations of, or default under agreements and obligations that bind it, or any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, unless the conflict, violation or default would not be reasonably likely to materially and adversely affect the other company;

  . documents and reports filed with the SEC and that the information in those filings is accurate and complete, including the financial statements;

  . absence of material changes or events since December 31, 1998 that would be reasonably likely to materially and adversely affect the business, and the absence of undisclosed liabilities;

  . absence of pending or threatened investigations or litigation;

  . accuracy and completeness of information in this Proxy
    Statement/Prospectus;

  . compliance with tax obligations;

  . employee benefit plans and compliance of the plans with applicable laws and the absence of any labor or employment problems;

  . compliance with environmental and safety laws;

  . regulation as a utility;

  . required shareholder vote;

  . accounting matters related to pooling of interests;

  . inapplicability of state anti-takeover statutes;

  . receipt of a fairness opinion from its financial advisor;

  . maintenance of adequate insurance coverage; and

  . absence of beneficial ownership of any of the other company's common shares.

   All representations and warranties of Indiana Energy and SIGCORP will expire at the effective time of the merger.

Covenants of Indiana Energy and SIGCORP

   Indiana Energy and SIGCORP have agreed, among other things, that during the period between the signing of the merger agreement and the effective time of the merger, each company will carry on its businesses and that of its subsidiaries in the usual and ordinary course. Each of Indiana Energy and SIGCORP has also agreed to use all commercially reasonable efforts to preserve its current business organizations and goodwill, and preserve its relationships with its customers, suppliers, distributors and others having business dealings with it, and keep available its present officers and employees.

   In addition, each company has agreed to restrictions on the conduct of its businesses, including among other things, restrictions on its ability to:

  . declare, set aside or pay any dividends (other than in the ordinary course);

  . split, combine or reclassify any of its capital shares;

  . purchase any of its capital shares or the capital shares of its subsidiaries;

  . issue, sell, dispose of or otherwise encumber any of its capital shares, other than

   . the issuance of shares under existing employee stock options and employee benefit plans consistent with past practice, and

   . the issuance by any of its wholly owned subsidiaries to the parent company or another direct or indirect parent of that subsidiary;

  . amend its articles of incorporation or by-laws in a manner adverse to the other company;

  . acquire or publicly propose to acquire any other business;

  . make or become obligated to make any capital expenditure except for the repair or replacement of destroyed or damaged facilities or other capital expenditures that in the aggregate do not exceed $10 million;

  . sell or otherwise dispose of, any significant amount of assets or become obligated to sell, lease, license, encumber or otherwise dispose of any significant amount of assets, except for

   . dispositions not exceeding $5 million in the aggregate and which do not have a material adverse affect on the other company,

   . dispositions required by law, and

   . dispositions in the ordinary course of business consistent with past practice;

  . incur any indebtedness for borrowed money except for

   . short-term debt in the ordinary course of business,

   . long-term debt to refinance existing debt,

   . additional long-term debt aggregating not more than $10 million, or

   . debt in connection with refunding any preferred shares of any of its subsidiaries;

  . increase the compensation payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice;

  . engage in any activity that would cause it to lose its exemption from registration as a "holding company" under the 1935 Act;

  . except as required by law or generally accepted accounting principles, take any action with respect to accounting policies or procedures;

  . take any action that would prevent pooling-of-interests treatment for the merger;

  . take any action that would adversely affect the status of the merger as a tax-free reorganization;

  . make any filing to change rates or agree to any change in the methodology used to compute the fuel adjustment clause; or

  . use any confidential information in connection with the solicitation of customers.

   Other Covenants. The merger agreement also contains other agreements relating to the conduct of Indiana Energy and SIGCORP before the effective time of the merger, including, among other things, those requiring each of them to:

  . call a meeting of its shareholders, to be held on the same day as the meeting of shareholders of the other company, and recommend that its shareholders approve the merger and the merger agreement (except to the extent doing so would violate the fiduciary obligations of its board);

  . cooperate in the preparation of this Joint Proxy Statement/Prospectus and the Registration Statement of which it forms a part and take the actions reasonably required to have the Registration Statement declared effective by the SEC as soon as practicable;

  . confer on a regular and frequent basis regarding the material operational matters and general status of ongoing operations;

  . promptly notify the other company of any significant changes in the business;

  . advise the other company of any change or event that could reasonably be likely to materially and adversely affect the other company;

  . consult with the other company before making any federal or state filing in connection with the merger;

  . use commercially reasonable efforts to obtain all required consents to complete the merger;

  . use commercially reasonable efforts to maintain in effect all existing material permits;

  . afford the other company's accountants, counsel, financial advisors and other representatives reasonable access to properties, books, records and contracts;

  . use its reasonable best efforts to timely file all reports required to be filed under state or federal law, including any notification required under the HSR Act;

  . use commercially reasonable efforts to cause its independent auditor to deliver a "cold comfort" letter in substantially the form and substance as is customarily given in similar mergers;

  . consult with the other company before issuing any press release or otherwise making any public announcements with respect to the merger;

  . deliver to the other company a letter identifying all the "affiliates" of each company, and use its reasonable best efforts to have each affiliate sign a written agreement restricting the sale of Vectren common shares received by the affiliates in the merger;

  . maintain its employee benefit plans, arrangements and programs and employment contracts until Vectren assumes those plans or terminates them;

  . use its commercially reasonable best efforts to obtain any governmental approval required for completion of the merger;

  . take the actions necessary to cause 16 persons to be appointed to the board of directors of Vectren, with eight persons designated by Indiana Energy and eight persons designated by SIGCORP;

  . create a special transition management task force generally to evaluate and recommend the manner in which to best organize and manage the business of Vectren after the effective time of the merger, and to, among other tasks, develop regulatory plans and proposals, corporate organizational and management plans;

  . coordinate with the other company regarding declaration and payment of any dividends in respect of Vectren common shares, Indiana Energy common shares or SIGCORP common shares; and

  . use all commercially reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement.

   Covenants of Vectren. After the effective time of the merger, Vectren will honor all contracts, agreements, collective bargaining agreements and commitments of Indiana Energy and SIGCORP in existence at the time the merger agreement was executed. Vectren will also assume the Indiana Energy and SIGCORP employee benefit plans in existence immediately before the effective time of the merger and will use its reasonable best efforts to enter into employment contracts with Jerome A. Benkert, Carl L. Chapman, Niel C. Ellerbrook, Andrew E. Goebel, Timothy E. Hewitt and J. Gordon Hurst, current employees of Indiana Energy or SIGCORP.

   No Solicitation of Takeover Proposals. Each of Indiana Energy and SIGCORP has agreed that it will not, and will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives and those of any of its subsidiaries not to:

  . actively seek or encourage any proposal or offer from any person that would be, or might lead to, a "Takeover Proposal" (as defined below); or

  . engage in discussions or negotiations relating to a Takeover Proposal.

   A Takeover Proposal means any:

  . tender or exchange offer, proposal for a merger, reorganization, consolidation, share exchange, recapitalization or other business combination ("Business Combination") involving either Indiana Energy or SIGCORP or any of their respective material subsidiaries;

  . proposal or offer to acquire an equity interest of 10% or more in, or a significant portion of the assets of, Indiana Energy or SIGCORP, or any of their respective material subsidiaries.

   However, before shareholder approval of the merger, Indiana Energy and SIGCORP each may engage in discussions or negotiations with, or furnish information about itself to any other party which makes an unsolicited, bona fide written Takeover Proposal if the company's board of directors concludes, in good faith based on a written opinion of its outside counsel, that failing to act on that Takeover Proposal would violate its fiduciary obligations.

   In deciding to act on a Takeover Proposal, the board must conclude, in good faith:

  . that the Takeover Proposal includes necessary financing arrangements and reasonably can be completed after taking into account legal, financial and regulatory factors; and

  . that the Takeover Proposal would, if completed, be more favorable, from a financial point of view, to the shareholders of the company than the merger between Indiana Energy and SIGCORP.

   Fees and Expenses. Generally, regardless of whether or not the merger is completed, each company will pay its own expenses in connection with the merger agreement and the related transactions. However, each of Indiana Energy and SIGCORP will pay one-half of the costs and expenses, including filing fees, incurred in connection with the filing under the HSR Act and the filing, printing and mailing of this Joint Proxy Statement/Prospectus and the Registration Statement.

   Indemnification. To the extent not already provided by a current indemnification right or agreement, from and after the effective time of the merger, Vectren will, to the fullest extent permitted under applicable law, indemnify and hold harmless all past and present officers, directors and employees of Indiana Energy or SIGCORP and of their subsidiaries to the same extent those persons are indemnified as of the date of the execution of the merger agreement by Indiana Energy or SIGCORP for acts or omissions occurring in their capacities as a director, officer or employee of Indiana Energy or SIGCORP at or before the effective time of the merger, including, without limitation, acts or omissions occurring in connection with the approval of the merger agreement and the completion of the transactions contemplated by the merger agreement. Vectren will provide, for a period of six years from the effective time of the merger, Indiana Energy's and SIGCORP's current directors and officers an insurance and indemnification policy that is no less favorable than Indiana Energy's or SIGCORP's policy existing at the effective time of the merger. If substantially equivalent insurance coverage is unavailable, Vectren will provide the best available coverage. However, Vectren will not be required to pay annual premiums for the new insurance and indemnification policies in excess of 200% of the last aggregate annual premiums paid by Indiana Energy and SIGCORP.

   Directors. Indiana Energy and SIGCORP have agreed that the board of Vectren will have 16 members, eight designated by Indiana Energy and eight designated by SIGCORP. Each director will serve until the next regularly scheduled annual meeting of Vectren or until a successor has been duly elected or appointed and qualified or until the director's earlier death, resignation or removal in accordance with Vectren's Articles of Incorporation and By-laws.

   Officers. From and after the effective time of the merger, Mr. Ellerbrook, or a replacement, subject to the approval of SIGCORP if Mr. Ellerbrook is not able or willing to serve, will serve as Chairman of the Board and Chief Executive Officer of Vectren. Mr. Goebel, or a replacement, subject to the approval of Indiana Energy if Mr. Goebel is not able or willing to serve, will serve as President and Chief Operating Officer of Vectren.

Conditions to the Merger

   Conditions to the Obligations of the Parties. The obligations of each of the companies to complete the merger are subject to the following conditions, among others:

  . approval and adoption of the merger agreement by the required vote of shareholders of each of Indiana Energy and SIGCORP;

  . absence of any temporary restraining order or preliminary or permanent injunction or other order issued by any federal or state court preventing completion of the merger and absence of any federal, state or local law or regulation prohibiting the transactions contemplated by the merger agreement;

  . effectiveness of the Registration Statement;

  . authorization for listing of the Vectren common shares issuable in the merger on the New York Stock Exchange upon official notice of issuance;

  . receipt of letters from each of Indiana Energy's and SIGCORP's independent public accountants stating that each of Indiana Energy and SIGCORP is eligible to participate in a transaction accounted for as a pooling of interests, and a letter from Vectren's independent accountants stating that the merger will qualify as a pooling-of-interests transaction.

  . obtainment of final regulatory approvals (see "THE MERGER--Regulatory
    Matters") that do not contain terms or conditions that would have or would be reasonably likely to have a material adverse effect on Vectren; and

  . continuance of Vectren as a validly existing Indiana corporation.

   Conditions to SIGCORP's Obligations. The obligations of SIGCORP to complete the merger are further conditioned on each of the following:

  . performance by Indiana Energy in all material respects of each of its obligations contained in the merger agreement;

  . the accuracy in all material respects of each of the representations and warranties of Indiana Energy contained in the merger agreement and receipt by SIGCORP of a certificate signed on behalf of Indiana Energy by its Chief Executive Officer and its Chief Financial Officer to that effect;

  . delivery to SIGCORP of an opinion from special counsel to SIGCORP substantially to the effect that

   . the merger will be a tax-free reorganization under Code Section 368(a), and

   . SIGCORP, Vectren and the shareholders of SIGCORP who exchange their SIGCORP common shares solely for Vectren common shares will recognize no gain or loss as a result of the merger for U.S. federal income tax purposes; and

  . obtainment by Indiana Energy of all consents required to complete the merger except those that in the aggregate would not be reasonably likely to materially and adversely affect Vectren.

   Conditions to Indiana Energy's Obligations. The obligations of Indiana Energy to complete the merger are further conditioned on each of the following:

  . performance by SIGCORP in all material respects of each of its obligations contained in the merger agreement;

  . the accuracy in all material respects of each of the representations and warranties of SIGCORP contained in the merger agreement and receipt by Indiana Energy of a certificate signed on behalf of SIGCORP by its Chief Executive Officer and its Chief Financial Officer (or similar officer) to that effect;

  . delivery to Indiana Energy of an opinion from special counsel to Indiana
    Energy substantially to the effect that

   . the merger will be a tax-free reorganization under Code Section 368(a), and

   . Indiana Energy, Vectren and the shareholders of Indiana Energy who exchange their Indiana Energy common shares solely for Vectren common shares will recognize no gain or loss as a result of the merger for U.S. federal income tax purposes; and

  . obtainment by SIGCORP of all consents required to complete the merger except those that in the aggregate would not be reasonably likely to materially and adversely affect Vectren.

  If either Indiana Energy or SIGCORP waives the conditions relating to the accountants' letters with respect to pooling or the legal opinions with respect to the qualification of the merger as a tax-free reorganization, we will resolicit your approval of the merger.

Termination

   The merger agreement may be terminated at any time before the effective time of the merger by mutual written consent of the Indiana Energy board and the SIGCORP board.

   In addition, either Indiana Energy or SIGCORP may terminate the merger agreement at any time before the effective time of the merger if:

  . the merger has not been effected on or before the close of business on June 11, 2000 (the "Termination Date"); provided, however, that the Termination Date will automatically be changed to December 31, 2000 if, on June 11, 2000

   . the required statutory approvals have not been obtained or waived,

   . the other conditions to completion of the merger have been or can be satisfied, and

   . any statutory approvals that have not been obtained are being diligently pursued (however, neither company will have the right to terminate the merger agreement if it has caused the failure to complete the merger by the effective time of the merger);

  . the Indiana Energy or SIGCORP shareholders do not approve the merger;

  . there is any law, order or regulation that makes completion of the merger illegal or otherwise prohibited;

  . one of the companies receives a tender or exchange offer or a written offer with respect to a Business Combination, upon five days' prior notice to the other company if a majority of its board members determine that it would be a breach of the board's fiduciary obligations to reject a tender or exchange offer, subject to procedural requirements, including renegotiation of the merger agreement, if possible, before the termination;

  . there has been a material breach by the other company of any material representation or warranty or any material breach of a covenant or agreement, in each case which breach has not been cured within thirty days following receipt by the breaching party of written notice of the breach;

  . the Indiana Energy board or SIGCORP board

   . has not recommended or has withdrawn, modified or changed its approval or recommendation of the merger and the merger agreement,

   . has failed to reaffirm its approval or recommendation upon request of the other company,

   . has recommended or accepted any Business Combination, or

   . has resolved to do any of the above.

  . a third party becomes the beneficial owner of more than 25% of the voting power of the outstanding voting securities of Indiana Energy or SIGCORP; or

  . on or before the Termination Date, a replacement Chief Executive Officer or replacement Chief Operating Officer is required, but has not been approved.

Termination Fees and Cross Options

   Termination Fees. If the merger agreement is terminated, the merger agreement will become void, except that:

  . covenants relating to confidentiality, payment of expenses of this transaction and damages for termination survive termination; and

  . termination will not relieve any company from any liability for any willful breach of a representation, warranty or covenant contained in the merger agreement.

   If the merger agreement is terminated because of a material breach of warranty, representation, covenant or agreement, the breaching party will pay to the nonbreaching party $3 million in cash for out-of-pocket expenses. If the merger agreement:

  . is terminated for any reason, other than the existence of a law, regulation, order, decree by a court or other governmental entity that makes completion of the transactions contemplated by the merger agreement illegal; and

  . at the time of the termination, a third-party offer or proposal for a Business Combination ("Acquisition Proposal") involving the breaching party ("Target Party") existed; and

  . within 24 months of any termination, the Target Party accepts an Acquisition Proposal, then the Target Party will pay to the other party a termination fee of $35 million in cash and $3 million in cash for out-of-pocket expenses. A company will also be liable for costs and expenses in connection with any action to recover amounts due under the termination provisions, subject to a $41 million limit on the aggregate amount of termination fees, out-of-pocket expenses, the aggregate amounts payable under the Option Agreements and costs and expenses of any collection action.

Amendment and Waiver

   The merger agreement may be amended in writing, by action taken by both companies' boards of directors at any time before the effective time of the merger. However, after approval of the merger by the SIGCORP and Indiana Energy shareholders, no amendment will be made which by law requires further approval by the SIGCORP or Indiana Energy shareholders without further approval.

   At any time before the effective time of the merger, the parties may:

  . extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered as required by the merger agreement; or

  . waive compliance with any of the agreements or conditions contained in the merger agreement that may legally be waived.

                             ACCOUNTING TREATMENT

   We expect the merger to be accounted for as a "pooling of interests" under generally accepted accounting principles. As a result, the consolidated financial statements of Vectren after the merger will be restated to include the assets, liabilities, shareholders' equity and results of operations of each of Indiana Energy and SIGCORP at their historical cost. The obligations of Vectren, Indiana Energy and SIGCORP to complete the merger are subject to Indiana Energy's receipt of a letter from its independent accountants, Arthur Andersen LLP, in customary form, to the effect that no conditions exist which would preclude accounting for the merger as a pooling of interests, and SIGCORP's receipt of a letter from its independent accountants, Arthur Andersen LLP, in customary form, to the effect that no conditions exist which would preclude accounting for the merger as a pooling of interests.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   General. The following discussion is a summary of the material U.S. federal income tax consequences of the merger to the shareholders of Indiana Energy and SIGCORP and, where specifically noted, represents the opinion of Simpson Thacher & Bartlett, special counsel to Indiana Energy, and Winthrop, Stimson, Putnam & Roberts, special counsel to SIGCORP. The discussion which follows is based on the Code, Treasury regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this Joint Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. The discussion below does not address the effects of any state, local or foreign tax laws. The tax treatment of an Indiana Energy or SIGCORP shareholder may vary depending upon his or her particular situation, and certain shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold Indiana Energy common shares or SIGCORP common shares as capital assets within the meaning of Section 1221 of the Code, and individuals who received Indiana Energy common shares or SIGCORP common shares upon the exercise of employee stock options or otherwise as compensation, and foreign persons) may be subject to special rules not discussed below.

   Consequences of the Merger. Consummation of the merger is conditioned upon the receipt by each of Indiana Energy and SIGCORP of an opinion of its counsel dated the date on which the merger is completed. The opinion of Indiana Energy's counsel, Simpson Thacher & Bartlett, is that the merger will be a tax-free reorganization under Section 368(a) of the Code, and that Vectren, Indiana Energy and the shareholders of Indiana Energy who exchange their shares for Vectren common shares will recognize no gain or loss for federal income tax purposes as a result of the consummation of the merger. The opinion of SIGCORP's counsel, Winthrop, Stimson, Putnam & Roberts, is that the merger will be a tax-free reorganization under Section 368(a) of the Code, and that Vectren, SIGCORP and the shareholders of SIGCORP who exchange their shares for Vectren common shares will recognize no gain or loss for federal income tax purposes (other than, in the case of SIGCORP shareholders, with respect to the receipt of cash in lieu of a fractional Vectren common share) as a result of the consummation of the merger. The opinions of counsel are based on customary representations as to factual matters made by, among others, Indiana Energy and SIGCORP. Those representations, if incorrect in any material respect, could change the conclusions reached in the opinions. Neither Indiana Energy nor SIGCORP is currently aware of any facts or circumstances which would cause any of the representations that will be made to counsel to be untrue or incorrect in any material respect. Any opinion of counsel is not binding on the Internal Revenue Service or the courts.

   Based upon representations as to factual matters made by Indiana Energy and SIGCORP (which are assumed to be true as of the effective date of the merger), in the opinion of Simpson Thacher & Bartlett with respect to Indiana Energy and its shareholders and Winthrop, Stimson, Putnam & Roberts with respect to SIGCORP and its shareholders, the material U.S. federal income tax consequences that will result from the merger will be as follows:

  . The merger will be a tax-free reorganization under Section 368(a) of the Code;

  . No income, gain or loss will be recognized by Vectren, Indiana Energy or SIGCORP as a result of the merger;

  . An Indiana Energy shareholder will not recognize any income, gain or loss as a result of the receipt of Vectren common shares;

  . A SIGCORP shareholder will not recognize any income, gain or loss as a result of the receipt of Vectren common shares, but a SIGCORP shareholder may recognize gain or loss as a result of the receipt of cash in lieu of a fractional Vectren common share;

  . A shareholder's aggregate tax basis for the Vectren common shares received in the merger, including any fractional Vectren common share interest for which cash is received, will equal the shareholder's aggregate tax basis in the Indiana Energy common shares or SIGCORP common shares, as the case may be, exchanged for the Vectren common shares;

  . A shareholder's holding period for the Vectren common shares received in the merger will include the holding period of the Indiana Energy common shares or SIGCORP common shares surrendered in exchange for the Vectren common shares assuming that the Indiana Energy common shares or SIGCORP common shares, as the case may be, were held by the shareholders as capital assets; and

  . A SIGCORP shareholder that receives cash in lieu of a fractional Vectren common share interest in the merger will be treated as having received the cash in exchange for the fractional share interest and generally will recognize gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the SIGCORP common share allocable to the fractional share. In general, the gain or loss will constitute capital gain or loss if the SIGCORP common shares were held as a capital asset at the effective time of the merger and the gain or loss will be long-term capital gain or loss if the SIGCORP common shares were held by the shareholder for more than one year.

   Because of the individual nature of tax consequences, shareholders of Indiana Energy and SIGCORP are urged to consult their tax advisors with respect to the tax consequences of the merger, including the effect of U.S. federal, state and local, foreign and other tax rules, and the effect of possible changes in tax laws.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

   The following unaudited pro forma condensed financial statements give effect to the merger under the pooling of interests method of accounting. The managements of Indiana Energy and SIGCORP prepared these unaudited pro forma condensed financial statements based upon their respective financial statements, as well as available information and assumptions which the managements believe are reasonable. Pro forma combined per share amounts are based on the exchange ratios of one Vectren common share for each Indiana Energy common share and 1.333 Vectren common shares for each SIGCORP common share. These unaudited pro forma condensed financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

   The unaudited pro forma condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in:

  . Indiana Energy's Annual Report on Form 10-K for the year ended September 30, 1998;

  .  SIGCORP's Annual Report on Form 10-K for the year ended December 31,
     1998;

  . SIGCORP's Quarterly Report on Form 10-Q for the period ended September 30, 1999;

  . Indiana Energy's Quarterly Reports on Form 10-Q for the periods ended December 31, 1998 and June 30, 1999; and

  . Indiana Energy's Summary Financial Information on Form 8-K for the period ended September 30, 1999 and filed on October 29, 1999.

incorporated by reference in this Joint Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

                              VECTREN CORPORATION

            Pro Forma Condensed Balance Sheet at September 30, 1999
                             (Thousands--Unaudited)

                                                 Indiana
                                                Energy(1)    SIGCORP(1)  Pro Forma
                    ASSETS                     (historical) (historical)  Combined
                    ------                     ------------ ------------ ----------
Current Assets:
  Cash and cash equivalents...................   $     20    $   11,648  $   11,668
  Accounts receivable.........................     17,195        72,861      90,056
  Accrued unbilled revenues...................      8,136        11,837      19,973
  Inventories.................................     10,311        40,277      50,588
  Prepayments and other current assets........     38,989        15,031      54,020
                                                 --------    ----------  ----------
    Total current assets......................     74,651       151,654     226,305
                                                 --------    ----------  ----------
Utility Plant:
  Original cost...............................    990,780     1,360,350   2,351,130
  Less accumulated depreciation and
   amortization...............................    398,912       624,435   1,023,347
                                                 --------    ----------  ----------
    Net utility plant.........................    591,868       735,915   1,327,783
                                                 --------    ----------  ----------
Other Investments and Property................     89,126       159,842     248,968
                                                 --------    ----------  ----------
Deferred Charges and Other Assets(3)..........     21,733        49,004      65,820
                                                 --------    ----------  ----------
TOTAL ASSETS..................................   $777,378    $1,096,415  $1,868,876
                                                 ========    ==========  ==========
     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------
Current Liabilities:
  Current maturities of long-term debt and
   other obligations..........................   $    180    $   54,386  $   54,566
  Notes payable...............................     86,521        80,990     167,511
  Accounts payable(3).........................     26,311        44,887      75,281
  Refunds to customers........................     25,905         4,196      30,101
  Accrued taxes...............................     12,860         5,264      18,124
  Accrued interest............................      1,182         6,401       7,583
  Other current liabilities...................     26,386        25,094      51,480
                                                 --------    ----------  ----------
    Total current liabilities.................    179,345       221,218     404,646
                                                 --------    ----------  ----------
Deferred Credits and Other Liabilities:
  Deferred income taxes.......................     60,931       147,688     208,619
  Accrued postretirement benefits other than
   pensions...................................     28,286        13,996      42,282
  Unamortized investment tax credit...........      8,383        17,730      26,113
  Other.......................................      5,625         2,451       8,076
                                                 --------    ----------  ----------
    Total deferred credits and other
     liabilities..............................    103,225       181,865     285,090
                                                 --------    ----------  ----------
Capitalization:
  Long-term debt and other obligations........    183,183       284,588     467,771
                                                 --------    ----------  ----------
Preferred stock of subsidiary:
  Redeemable..................................        --          8,192       8,192
  Nonredeemable...............................        --         11,090      11,090
                                                 --------    ----------  ----------
    Total preferred stock.....................        --         19,282      19,282
                                                 --------    ----------  ----------
  Common stock................................    136,760        78,258     215,018
  Retained earnings(3)........................    174,865       311,281     477,146
  Accumulated other comprehensive income......        --            (77)        (77)
                                                 --------    ----------  ----------
    Total common shareholders' equity.........    311,625       389,462     692,087
                                                 --------    ----------  ----------
      Total capitalization....................    494,808       693,332   1,179,140
                                                 --------    ----------  ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....   $777,378    $1,096,415  $1,868,876
                                                 ========    ==========  ==========

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

                              VECTREN CORPORATION

  Pro Forma Condensed Statement of Income for Nine Months Ended September 30,
                                      1999
                (Thousands, Except Per Share Amounts--Unaudited)

                                                Indiana                   Pro
                                                 Energy    SIGCORP (1)   Forma
                                                (1) (2)        (2)      Combined
                                              (historical) (historical) (3) (4)
                                              ------------ ------------ --------
OPERATING REVENUES:
  Electric utility..........................    $    --      $238,960   $238,960
  Gas utility...............................     294,114       47,973    342,087
  Energy services and other.................       1,108      153,111    154,219
                                                --------     --------   --------
    Total operating revenues................     295,222      440,044    735,266
                                                --------     --------   --------
OPERATING EXPENSES:
  Fuel for electric generation..............         --        51,529     51,529
  Purchased electric energy.................         --        18,731     18,731
  Cost of gas sold..........................     147,754       26,826    174,580
  Cost of energy services and other.........         --       150,507    150,507
  Other operating...........................      59,483       76,403    135,886
  Depreciation and amortization.............      30,697       33,976     64,673
  Taxes other than income taxes.............      11,634        9,781     21,415
                                                --------     --------   --------
    Total operating expenses................     249,568      367,753    617,321
                                                --------     --------   --------
OPERATING INCOME............................      45,654       72,291    117,945
OTHER INCOME
  Equity in earnings of unconsolidated
   affiliates...............................       7,739          734      8,473
  Other--net................................         157        8,609      8,766
                                                --------     --------   --------
    Total other income......................       7,896        9,343     17,239
                                                --------     --------   --------
INTEREST EXPENSE............................      12,426       18,157     30,583
                                                --------     --------   --------
INCOME BEFORE PREFERRED DIVIDENDS AND INCOME
 TAXES......................................      41,124       63,477    104,601
PREFERRED DIVIDEND REQUIREMENTS OF
 SUBSIDIARY.................................         --           809        809
                                                --------     --------   --------
INCOME BEFORE INCOME TAXES..................      41,124       62,668    103,792
INCOME TAXES................................      13,649       21,630     35,279
                                                --------     --------   --------
NET INCOME..................................    $ 27,475     $ 41,038   $ 68,513
                                                ========     ========   ========
AVERAGE COMMON SHARES OUTSTANDING(5)........      29,848       23,631     61,348
BASIC EARNINGS PER AVERAGE SHARE OF COMMON
 STOCK......................................    $   0.92     $   1.74   $   1.12
DILUTED EARNINGS PER AVERAGE SHARE OF COMMON
 STOCK......................................    $   0.92     $   1.73   $   1.12


 See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

                              VECTREN CORPORATION

  Pro Forma Condensed Statement of Income for the Year Ended December 31, 1998
                (Thousands, Except Per Share Amounts--Unaudited)

                                                  Indiana
                                                   Energy    SIGCORP (1)  Pro Forma
                                                  (1) (2)        (2)       Combined
                                                (historical) (historical)    (3)
                                                ------------ ------------ ----------
OPERATING REVENUES:
  Electric utility............................    $    --      $297,865   $  297,865
  Gas utility.................................     465,644       66,801      532,445
  Energy services and other...................         790      192,445      193,235
                                                  --------     --------   ----------
    Total operating revenues..................     466,434      557,111    1,023,545
                                                  --------     --------   ----------
OPERATING EXPENSES:
  Fuel for electric generation................         --        65,222       65,222
  Purchased electric energy...................         --        20,762       20,762
  Cost of gas sold............................     269,487       39,627      309,114
  Cost of energy services and other...........         --       187,742      187,742
  Other operating.............................      75,589      101,983      177,572
  Depreciation and amortization...............      37,655       42,733       80,388
  Taxes other than income taxes...............      14,735       12,963       27,698
                                                  --------     --------   ----------
    Total operating expenses..................     397,466      471,032      868,498
                                                  --------     --------   ----------
OPERATING INCOME..............................      68,968       86,079      155,047
OTHER INCOME
  Equity in earnings of unconsolidated
   affiliates.................................       7,226          422        7,648
  Other--net..................................       2,499       13,060       15,559
                                                  --------     --------   ----------
    Total other income........................       9,725       13,482       23,207
                                                  --------     --------   ----------
INTEREST EXPENSE..............................      16,640       23,980       40,620
                                                  --------     --------   ----------
INCOME BEFORE PREFERRED DIVIDENDS AND INCOME
 TAXES........................................      62,053       75,581      137,634
PREFERRED DIVIDEND REQUIREMENTS OF SUBSIDIARY.         --         1,095        1,095
                                                  --------     --------   ----------
INCOME BEFORE INCOME TAXES....................      62,053       74,486      136,539
INCOME TAXES..................................      21,849       24,010       45,859
                                                  --------     --------   ----------
NET INCOME....................................    $ 40,204     $ 50,476   $   90,680
                                                  ========     ========   ==========
AVERAGE COMMON SHARES OUTSTANDING (5).........      30,116       23,631       61,616
BASIC EARNINGS PER AVERAGE SHARE OF COMMON
 STOCK........................................    $   1.33     $   2.14   $     1.47
DILUTED EARNINGS PER AVERAGE SHARE OF COMMON
 STOCK........................................    $   1.33     $   2.12   $     1.47

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

                              VECTREN CORPORATION

  Pro Forma Condensed Statement of Income for the Year Ended December 31, 1997
                (Thousands, Except Per Share Amounts--Unaudited)


                                               Indiana
                                                Energy    SIGCORP (1) Pro Forma
                                             (1) (2) (6)      (2)     Combined
                                             (historical) (historial)  (3) (6)
                                             ------------ ----------- ---------
OPERATING REVENUES:
  Electric utility..........................   $    --     $272,545   $272,545
  Gas utility...............................    530,407      85,561    615,968
  Energy services and other.................        152      75,131     75,283
                                               --------    --------   --------
    Total operating revenues................    530,559     433,237    963,796
                                               --------    --------   --------
OPERATING EXPENSES:
  Fuel for electric generation..............        --       62,630     62,630
  Purchased electric energy.................        --       13,985     13,985
  Cost of gas sold..........................    322,141      54,060    376,201
  Cost of energy services and other.........        --       73,668     73,668
  Other operating...........................     80,012      89,950    169,962
  Restructuring costs.......................     39,531         --      39,531
  Depreciation and amortization.............     35,162      40,373     75,535
  Taxes other than income taxes.............     16,962      12,989     29,951
                                               --------    --------   --------
    Total operating expenses................    493,808     347,655    841,463
                                               --------    --------   --------
OPERATING INCOME............................     36,751      85,582    122,333
OTHER INCOME
  Equity in earnings of unconsolidated
   affiliates...............................      8,712         341      9,053
  Other--net................................      3,120       7,162     10,282
                                               --------    --------   --------
    Total other income......................     11,832       7,503     19,335
                                               --------    --------   --------
INTEREST EXPENSE............................     17,131      21,987     39,118
                                               --------    --------   --------
INCOME BEFORE PREFERRED DIVIDENDS AND
INCOME TAXES................................     31,452      71,098    102,550
PREFERRED DIVIDEND REQUIREMENTS
OF SUBSIDIARY...............................        --        1,097      1,097
                                               --------    --------   --------
INCOME BEFORE INCOME TAXES..................     31,452      70,001    101,453
INCOME TAXES................................     10,949      23,861     34,810
                                               --------    --------   --------
NET INCOME..................................   $ 20,503    $ 46,140   $ 66,643
                                               ========    ========   ========
AVERAGE COMMON SHARES OUTSTANDING (5).......     30,107      23,631     61,607
BASIC EARNINGS PER AVERAGE SHARE
OF COMMON STOCK.............................   $   0.68    $   1.95   $   1.08
DILUTED EARNINGS PER AVERAGE SHARE
OF COMMON STOCK.............................   $   0.68    $   1.95   $   1.08

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

                              VECTREN CORPORATION

  Pro Forma Condensed Statement of Income for the Year Ended December 31, 1996
                (Thousands, Except Per Share Amounts--Unaudited)

                                            Indiana
                                             Energy      SIGCORP
                                             (1)(2)       (1)(2)     Pro Forma
                                          (historical) (historical) Combined(3)
                                          ------------ ------------ -----------
OPERATING REVENUES:
  Electric utility.......................   $    --      $276,479    $276,479
  Gas utility............................    530,594       96,251     626,845
  Energy services and other..............     12,832       32,008      44,840
                                            --------     --------    --------
    Total operating revenues.............    543,426      404,738     948,164
                                            --------     --------    --------
OPERATING EXPENSES:
  Fuel for electric generation...........        --        74,860      74,860
  Purchased electric energy..............        --         8,295       8,295
  Cost of gas sold.......................    320,131       66,105     386,236
  Cost of energy services and other......      6,720       28,553      35,273
  Other operating........................     84,984       90,669     175,653
  Depreciation and amortization..........     33,340       39,140      72,480
  Taxes other than income taxes..........     16,564       14,399      30,963
                                            --------     --------    --------
    Total operating expenses.............    461,739      322,021     783,760
                                            --------     --------    --------
OPERATING INCOME.........................     81,687       82,717     164,404
OTHER INCOME
  Equity in earnings of unconsolidated
   affiliates............................        (88)         --          (88)
  Other--net.............................        606        5,116       5,722
                                            --------     --------    --------
    Total other income...................        518        5,116       5,634
                                            --------     --------    --------
INTEREST EXPENSE.........................     16,279       21,509      37,788
                                            --------     --------    --------
INCOME BEFORE PREFERRED DIVIDENDS AND
INCOME TAXES.............................     65,926       66,324     132,250
PREFERRED DIVIDEND REQUIREMENTS
OF SUBSIDIARY............................        --         1,097       1,097
                                            --------     --------    --------
INCOME BEFORE INCOME TAXES...............     65,926       65,227     131,153
INCOME TAXES.............................     23,725       21,963      45,688
                                            --------     --------    --------
NET INCOME...............................   $ 42,201     $ 43,264    $ 85,465
                                            ========     ========    ========
AVERAGE COMMON SHARES OUTSTANDING (5)....     30,017       23,631      61,517
BASIC EARNINGS PER AVERAGE SHARE
OF COMMON STOCK..........................   $   1.41     $   1.83    $   1.39
DILUTED EARNINGS PER AVERAGE SHARE
OF COMMON STOCK..........................   $   1.41     $   1.83    $   1.39






 See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) Reclassifications have been made to the Indiana Energy and SIGCORP historical financial statements to conform to the presentation expected to be used by the combined companies.
(2) Indiana Energy's fiscal year ends on September 30. SIGCORP's fiscal year ends on December 31. Vectren's fiscal year will end on December 31. The financial statements for Vectren for the year in which the combination occurs will reflect the operations of the combining companies for the same reporting period as Vectren. The historical financial statements for prior years will reflect the combined results of the combining companies with no adjustment, except that the operating results for Indiana Energy for the period met included in the statements of income (October 1, 1999 through December 31, 1999), will be charged or credited to retained earnings, assuming the transaction is completed in the year 2000. No specific request has been filed with the IURC regarding sharing the cost savings from the merger. The managements of Indiana Energy and SIGCORP do anticipate that customers of the utilities will realize benefits from the merger over time. However, the managements cannot estimate the precise level of benefits at this time. The pro forma financial information for the years ended December 31, 1996-1998 reflects fiscal years ended December 31 for SIGCORP and September 30 for Indiana Energy. The financial information for the nine months ended September 30, 1999, are the results of the nine months ended September 30, 1999, for Indiana Energy and SIGCORP. The Indiana Energy unaudited results of operations for the three months ended December 31, 1998, in thousands, are as follows: Operating Revenues, $125,241, Operating Income, $23,812, Net Income, $14,276, and Basic and Diluted Earnings Per Share, $0.48. These operating results have not been reflected in the statements of income but have been reflected in the pro forma balance sheet as of December 31, 1998. In the opinion of management, the historical combined financial statements would not exhibit materially different results or trends if the results of the combining companies had been combined for identical periods.
(3) The companies have deferred approximately $4,917,000 of transaction costs associated with the merger, including the investment banking, legal and other professional fees, pending the merger close. The total estimated transaction costs of $9,000,000, inclusive of amounts already recorded, have been reflected as a decrease in retained earnings in the accompanying pro forma balance sheet. Further, amounts deferred of $4,917,000 were eliminated and accounts payable was increased by $4,083,000 for pro forma purposes. The expenses have not been reflected in the accompanying pro forma statements of income. Expenses directly related to the transaction may be deducted in determining the net income of the combined enterprise in the period the combination is completed. However, Indiana Energy and SIGCORP have filed with the Indiana Utility Regulatory Commission a request for approval to defer and amortize these costs in the future. If the IURC grants this request, some portion up to 100% of the transaction expenses would be deferred and amortized over a period of years.
(4) Because of the seasonal factors that affect Indiana Energy's and SIGCORP's operations, the pro forma results of operations for interim periods are not indicative of the pro forma results of operations for an annual period.
(5) The pro forma condensed financial statements reflect the conversion of each Indiana Energy common share into one Vectren common share and the conversion of each SIGCORP common share into 1.333 Vectren common shares.
(6) Reflects Indiana Energy's fiscal 1997 restructuring costs of $39.5 million ($24.5 million after-tax) or $.81 per Indiana Energy historical common share and $.40 per Vectren pro forma common share.

                     DESCRIPTION OF VECTREN CAPITAL SHARES

General Matters

   The total amount of authorized capital shares of Vectren is 190,000,000 common shares, and 10,000,000 preferred shares. As of October 25, 1999, 100 common shares and no preferred shares were issued and outstanding. The following summary highlights the material provisions of the Vectren Articles, the Vectren By-laws and the IBCL relating to Vectren's capital shares. The Vectren Articles and the Vectren By-laws are included in Appendices B and C of this Joint Proxy Statement/Prospectus.

   The Vectren Articles and the Vectren By-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Vectren board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Vectren unless the takeover or change in control is approved by the Vectren board.

Common Shares

   All of the Vectren common shares to be issued by Vectren to holders of Indiana Energy common shares and SIGCORP common shares, when authorized, approved, issued and delivered under the terms of the merger agreement will be, validly issued, fully paid and nonassessable. The holders of outstanding Vectren common shares are entitled to receive dividends out of assets legally available therefor at the time and in the amounts as the Vectren board may from time to time determine. The Vectren common shares are not convertible and the holders of Vectren common shares have no preemptive or subscription rights to purchase any securities of Vectren. Upon liquidation, dissolution or winding up of Vectren, the holders of Vectren common shares are entitled to receive pro rata the assets of Vectren which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding. Each outstanding Vectren common share is entitled to one vote on all matters submitted to a vote of Vectren's shareholders. Except as otherwise required by law or the Vectren Articles, the holders of Vectren common shares vote together on all matters submitted to a vote of the shareholders, including the election of directors.

Preferred Shares

   The Vectren board may, without further action by Vectren's shareholders, from time to time, direct the issuance of preferred shares in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on Vectren common shares. Holders of preferred shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Vectren before any payment is made to the holders of Vectren common shares. The issuance of preferred shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Vectren's securities or the removal of incumbent management. The board, without shareholder approval, may issue preferred shares with voting and conversion rights which could adversely affect the holders of Vectren common shares. At the effective time of the merger, there will be no preferred shares outstanding, and Vectren has no present intention to issue any preferred shares.

Shareholder Rights Agreement

   The Vectren board has adopted a Shareholder Rights Agreement which is generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Vectren to treat each shareholder on a fair and equal basis. Under the Shareholder Rights Agreement, the board has declared a dividend distribution of one right for each outstanding Vectren common share. A right will attach to each Vectren common share Vectren issues, including Vectren common shares it issues to Indiana Energy and SIGCORP shareholders in connection with the merger. Each right entitles the holder to purchase from Vectren one common share at a price of $65.00 per share (subject to adjustment to prevent dilution). Initially, the rights will not be exercisable. The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (a "Vectren Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Vectren common shares (or a 10% acquiror who is determined by the Vectren board to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming a Vectren Acquiring Person. The Vectren Shareholder Rights Agreement expires October 21, 2009. See "COMPARISON OF RIGHTS OF INDIANA ENERGY SHAREHOLDERS, SIGCORP SHAREHOLDERS AND VECTREN SHAREHOLDERS--Shareholder Rights Agreement."

Indiana Statutes

   The IBCL limits some transactions between a company and any person who acquires 10% or more of the company's common shares (an "interested shareholder"). During the five-year period after the acquisition, an interested shareholder cannot enter into a business combination with the company unless, before the interested shareholder acquired the common shares, the board of directors of the company approved the acquisition of common shares or approved the business combination. After the five-year period, an interested shareholder can enter into only the following three types of business combinations with the company: (i) a business combination approved by the board of directors of the company before the interested shareholder acquired the common shares; (ii) a business combination approved by holders of a majority of the common shares not owned by the interested shareholder; and
(iii) a business combination in which the shareholders receive a price for their common shares at least equal to a formula price based on the highest price per common share paid by the interested shareholder.

   In addition, a shareholder acquiring common shares of an Indiana company may lose the right to vote those common shares unless a majority of the disinterested common shares approve the exercise of voting rights. The company's articles of incorporation or by-laws can also permit the redemption of the acquiring shareholder's common shares if the permissive provision was adopted prior to the time the person becomes an interested shareholder. Vectren has not adopted any redemption provisions.

Transfer Agent and Registrar

   EquiServe Trust Company N.A. is the transfer agent and registrar for the Vectren common shares.

                            COMPARISON OF RIGHTS OF
               INDIANA ENERGY SHAREHOLDERS, SIGCORP SHAREHOLDERS
                           AND VECTREN SHAREHOLDERS

   Each of Indiana Energy, SIGCORP and Vectren is an Indiana corporation organized under the IBCL. The rights of shareholders of Indiana Energy are governed by the IBCL, Indiana Energy's Articles of Incorporation and its Code of By-laws. The rights of shareholders of SIGCORP are governed by the IBCL, SIGCORP's Articles of Incorporation and its Code of By-laws. As a result of the merger, the rights of Indiana Energy shareholders and SIGCORP shareholders who become shareholders of Vectren will be governed by the IBCL, the Vectren Articles and Vectren By-laws. The following is a summary of the material differences among the rights of Indiana Energy shareholders, SIGCORP shareholders and Vectren shareholders.

Right to Call Special Meetings

   Indiana Energy. The Indiana Energy By-laws provide that a special meeting of the Indiana Energy shareholders will be held upon the call of the Indiana Energy board, the Chief Executive Officer or the President of Indiana Energy. A special meeting will also be held upon the written request of shareholders of record holding not less than a majority of the voting power of all shares issued and outstanding, but in calculating the majority only shares which have been beneficially held of record for at least three years are included.

   SIGCORP. The SIGCORP By-laws provide that a special meeting of shareholders may be called by the SIGCORP board, the Chairman of the Board or the Chief Executive Officer of SIGCORP. A special meeting will also be called upon the written request of holders of not less than 70% of the voting shares of SIGCORP.

   Vectren. The Vectren By-laws provide that a special meeting of shareholders may be called by the Vectren board or the Chief Executive Officer of Vectren. Shareholders have no right to call a special meeting of Vectren shareholders.

Quorum for Shareholder Meetings

   Indiana Energy. The Indiana Energy By-laws provide that the representation, in person or by proxy, of a majority of the voting power of Indiana Energy shares at a meeting of shareholders constitutes a quorum for conducting business.

   SIGCORP. The SIGCORP By-laws provide that the representation, in person or by proxy, of one-third of the outstanding shares of SIGCORP at a meeting of shareholders constitutes a quorum for conducting business.

   Vectren. The Vectren By-laws provide that the representation, in person or by proxy, of a majority of the shares outstanding and entitled to vote at a meeting of shareholders constitutes a quorum for conducting business.

Supermajority Voting Provisions

   Indiana Energy. The Indiana Energy Articles provide that the following actions may be taken only upon the affirmative vote of holders of 80% of the voting power of all shares entitled to vote:

  .  removal for cause of a director;

  . amendment or repeal of the provision regarding director removal for cause;

  . amendment or repeal of the Indiana Energy By-laws if Indiana Energy shareholders become entitled by law to amend or repeal the By-laws; and

  . business combinations unless the business combination is approved by a majority of Continuing Directors or the business combination satisfies a fair price test.

   "Continuing Director" means any member of the Indiana Energy board who is unaffiliated with the other party to a business combination and became a member of the Indiana Energy board before that person became the beneficial owner of 10% of the voting power of Indiana Energy shares, and any successor to the Continuing Director who is recommended to succeed the Continuing Director by a majority of the Continuing Directors then on the Indiana Energy board.

   SIGCORP. The SIGCORP Articles provide that the following actions may be taken only with the affirmative vote of holders of 70% of the combined voting power of the outstanding SIGCORP shares entitled to vote:

  .  removal for cause of a director;

  .  amendment or repeal of the provision regarding removal of directors;

  . business combinations unless the business combination is approved by a majority of Continuing Directors or the business combination satisfies a fair price test.

   "Continuing Director" means a person was a member of the SIGCORP board on April 1, 1995, became a director before the other party to the business combination became the beneficial owner of 20% of the voting shares of SIGCORP, or is designated as a Continuing Director by a majority of the then Continuing Directors.

   Vectren. The provisions of the Vectren Articles regarding supermajority votes are substantially identical to the provisions of SIGCORP Articles, except that Vectren shareholders have no right to amend the Vectren By-laws.

Size of the Board

   Indiana Energy. The Indiana Energy Articles provide for a minimum of nine and a maximum of 15 members of the board, the actual number to be nine unless otherwise fixed in the Indiana Energy By-laws. The Indiana Energy By-laws provide for a 12-member Indiana Energy board. The Indiana Energy board is divided into three classes, each class serving a term of three years, with the terms of one class expiring each year.

   SIGCORP. The SICORP Articles provide for a minimum of nine members of the board, with the actual number to be fixed in the SIGCORP By-laws. The SIGCORP By-laws provide for a 10-member board. The SIGCORP board is divided into three classes, each class serving a term of three years, with the terms of one class expiring each year.

   Vectren. The Vectren Articles provide for a minimum of one and a maximum of 16 members of the Vectren board, the actual number to be specified in the Vectren By-laws. The Vectren By-laws provide that the number of directors will be two until the Vectren By-laws are amended. Vectren expects to amend the Vectren By-laws at the effective time of the merger to provide for a 16-member Vectren board. The Vectren Articles provide that the Vectren By-laws may provide for classes of directors. Vectren expects to amend the Vectren By-laws at the effective time of the merger to provide for three classes of directors.

Nominations for Director by Shareholders

   Indiana Energy. The Indiana Energy By-laws require that notice of nominations of persons to the Indiana Energy board by Indiana Energy shareholders must be sent to Indiana Energy not less than 50 nor more than 90 days before the meeting at which directors will be elected.

   SIGCORP. The SIGCORP Articles contain no provision regarding shareholder nominations.

   Vectren. The Vectren By-laws contain provisions identical to the Indiana Energy By-laws regarding shareholder nominations.

Notice of Shareholder Business

   Indiana Energy. The Indiana Energy By-laws require that notice of any business proposed by a shareholder to be conducted at any meeting of shareholders must be sent to Indiana Energy not less than 50 nor more than 90 days before the meeting at which the business is conducted.

   SIGCORP. The SIGCORP By-laws contain no provision regarding notice of shareholder business.

   Vectren. The Vectren By-laws contain provisions identical to the Indiana Energy By-laws regarding notice of shareholder business.

Shareholder Rights Agreement

   Indiana Energy. Indiana Energy has entered into an Amended and Restated Shareholder Rights Agreement dated April 26, 1996 between Indiana Energy and First Chicago Trust Company of New York, as rights agent. Indiana Energy has granted rights to shareholders. Each right allows a shareholder to purchase one Indiana Energy common share at a price of $45.00 per share (subject to adjustment to prevent dilution).

   The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (an "Indiana Energy Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Indiana Energy common shares (or a 10% acquiror who is determined by the Indiana Energy board to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming an Indiana Energy Acquiring Person. The Indiana Energy Shareholder Rights Agreement expires May 31, 2006.

   The outstanding rights will not become exercisable as a result of the consummation of this merger. However, they may have the effect of delaying, deferring or preventing a competing takeover or change in control of Indiana Energy unless the Indiana Energy board approves the takeover or change in control.

   SIGCORP. SIGCORP has entered into a Shareholder Rights Agreement dated December 31, 1995 between SIGCORP and Continental Stock Transfer & Trust Company, as rights agent. SIGCORP has granted rights to shareholders. Each right allows a shareholder to purchase 1/100th of one SIGCORP common share at a price of $43.00 per share (subject to adjustment to prevent dilution).

   The rights become exercisable 10 calendar days following a public announcement that a person or group of affiliated or associated persons (a "SIGCORP Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding SIGCORP common shares, or 10 days following the announcement by any person of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming a SIGCORP Acquiring Person. The SIGCORP Shareholder Rights Agreement expires December, 2005.

   The outstanding rights will not become exercisable as a result of the consummation of this merger. However, they may have the effect of delaying, deferring or preventing a competing takeover or change in control of SIGCORP unless the SIGCORP board approves the takeover or change in control.

   Vectren. Vectren has entered into a Shareholder Rights Agreement dated October 21, 1999 between Vectren and EquiServ Trust Company N.A. as rights agent. Vectren has granted rights to its shareholders. Each right allows a shareholder to purchase one Vectren common share at a price of $65.00 per share (subject to adjustment to prevent dilution).

   The rights become exercisable 10 days following a public announcement that a Vectren Acquiring Person has acquired beneficial ownership of 15% or more of the outstanding Vectren common shares (or a 10% acquiror who is determined by the Vectren board to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming a Vectren Acquiring Person. The Vectren Shareholder Rights Agreement expires October 21, 2009.

   Rights outstanding as of the effective time of this merger, including rights attached to Vectren shares issued to Indiana Energy shareholders and SIGCORP shareholders in the merger, will not become exercisable as a result of the merger. However, the rights may have the effect of delaying, deferring or preventing a competing takeover or change in control of Vectren unless the Vectren board approves the takeover or change in control. See "DESCRIPTION OF VECTREN CAPITAL STOCK--Shareholder Rights Agreement."

Fiscal Year End

   Indiana Energy. Indiana Energy's fiscal year ends on September 30 of each year.

   SIGCORP.  SIGCORP's fiscal year ends on December 31 of each year.

   Vectren. Vectren's fiscal year will end on December 31 of each year.

                             SHAREHOLDER PROPOSALS

   Indiana Energy. The deadline for receipt by Indiana Energy of shareholder proposals for inclusion in Indiana Energy's proxy statement for the annual meeting of shareholders in 2000 was August 6, 1999. Indiana Energy received no proposals. Indiana Energy's annual meeting will not be held if the merger is completed before the scheduled date of the 2000 annual meeting.

   SIGCORP. Shareholder proposals intended to be presented at the annual meeting of SIGCORP shareholders in 2000 must be received by SIGCORP not later than November 23, 1999 to be considered for inclusion in SIGCORP's 2000 proxy materials. As of November 9, 1999, no shareholder proposals had been received by SIGCORP with respect to the 2000 annual meeting. SIGCORP's meeting will not be held if the merger is completed before the scheduled date of the 2000 annual meeting.

                                 LEGAL MATTERS

   The due authorization, validity of the issuance and the nonassessability of the Vectren common shares will be passed upon for Vectren by Sommer & Barnard, Attorneys at Law, PC, Indianapolis, Indiana. United States federal income tax matters related to the merger will be passed upon for Indiana Energy by Simpson Thacher & Bartlett, New York, New York and for SIGCORP will be passed upon by Winthrop, Stimson, Putnam & Roberts, New York, New York. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule of Indiana Energy as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 incorporated in this Joint Proxy Statement/Prospectus by reference from the Indiana Energy 10-K and elsewhere in the Registration Statement have been incorporated by reference in reliance on the report of Arthur Andersen, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing in giving said reports.

   The consolidated financial statements and related financial statement schedule of SIGCORP as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this Joint Proxy Statement/Prospectus by reference from the SIGCORP 10-K and elsewhere in the Registration Statement have been incorporated by reference in reliance on the report of Arthur Andersen, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing in giving said reports.

        WHERE YOU CAN FIND DEFINITIONS OF TERMS USED IN THIS JOINT PROXY
                              STATEMENT/PROSPECTUS

                                                                    Location of
     Term                                                          Defined Terms
     ----                                                          -------------
Acquisition Proposal..............................................       50
Business Combination..............................................       47
Certificates......................................................       43
IBCL..............................................................       38
Indiana Energy Acquiring Person...................................       64
Indiana Energy Ratio..............................................        2
Merger Consideration..............................................       43
SIGCORP Acquiring Person..........................................       64
SIGCORP Ratio.....................................................        2
SIGECO............................................................        1
Takeover Proposal.................................................       47
Target Party......................................................       50
Trigger Event.....................................................       37

                                                                      APPENDIX A

                          Agreement and Plan of Merger

                                  by and among

                              INDIANA ENERGY, INC.

                                 SIGCORP, INC.

                                      and

                              VECTREN CORPORATION

                           Dated as of June 11, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I.................................................................  A-1
  THE MERGER..............................................................  A-1
  Section 1.1  THE MERGER.................................................  A-1
  Section 1.2  EFFECTIVE TIME OF THE MERGER...............................  A-1
  Section 1.3  ARTICLES OF INCORPORATION..................................  A-1
  Section 1.4  BYLAWS.....................................................  A-1
  Section 1.5  EFFECTS OF MERGER..........................................  A-1

ARTICLE II................................................................  A-2
  CONVERSION OF SHARES....................................................  A-2
  Section 2.1  EFFECT OF MERGER ON CAPITAL STOCK..........................  A-2
  Section 2.2  EXCHANGE OF CERTIFICATES...................................  A-2

ARTICLE III...............................................................  A-4
  THE CLOSING.............................................................  A-4
  Section 3.1  CLOSING....................................................  A-4

ARTICLE IV................................................................  A-4
  REPRESENTATIONS AND WARRANTIES OF SIGCORP...............................  A-4
  Section 4.1  ORGANIZATION AND QUALIFICATION.............................  A-4
  Section 4.2  SUBSIDIARIES...............................................  A-5
  Section 4.3  CAPITALIZATION.............................................  A-5
  Section 4.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
            COMPLIANCE....................................................  A-5
  Section 4.5  REPORTS AND FINANCIAL STATEMENTS...........................  A-7
  Section 4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS: ABSENCE OF
            UNDISCLOSED LIABILITIES.......................................  A-8
  Section 4.7  LITIGATION.................................................  A-8
  Section 4.8  REGISTRATION STATEMENT AND PROXY STATEMENT.................  A-8
  Section 4.9  TAX MATTERS................................................  A-8
  Section 4.10 EMPLOYEE MATTERS: ERISA....................................  A-9
  Section 4.11 ENVIRONMENTAL PROTECTION................................... A-10
  Section 4.12 REGULATION AS A UTILITY.................................... A-12
  Section 4.13 VOTE REQUIRED.............................................. A-12
  Section 4.14 ACCOUNTING MATTERS......................................... A-12
  Section 4.15 APPLICABILITY OF CERTAIN INDIANA LAW....................... A-12
  Section 4.16 OPINION OF FINANCIAL ADVISOR............................... A-13
  Section 4.17 INSURANCE.................................................. A-13
  Section 4.18 OWNERSHIP OF INDIANA COMMON STOCK.......................... A-13

ARTICLE V................................................................. A-13
  REPRESENTATIONS AND WARRANTIES OF INDIANA............................... A-13
  Section 5.1  ORGANIZATION AND QUALIFICATION............................. A-13
  Section 5.2  SUBSIDIARIES............................................... A-14
  Section 5.3  CAPITALIZATION............................................. A-14
  Section 5.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
            COMPLIANCE.................................................... A-14
  Section 5.5  REPORTS AND FINANCIAL STATEMENTS........................... A-16
  Section 5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF
            UNDISCLOSED LIABILITIES....................................... A-16

                                                                           Page
                                                                           ----
  Section 5.7  LITIGATION................................................. A-16
  Section 5.8  REGISTRATION STATEMENT AND PROXY STATEMENT................. A-17
  Section 5.9  TAX MATTERS................................................ A-17
  Section 5.10 EMPLOYEE MATTERS; ERISA.................................... A-17
  Section 5.11 ENVIRONMENTAL PROTECTION................................... A-18
  Section 5.12 REGULATION AS A UTILITY.................................... A-19
  Section 5.13 VOTE REQUIRED.............................................. A-20
  Section 5.14 ACCOUNTING MATTERS......................................... A-20
  Section 5.15 APPLICABILITY OF CERTAIN INDIANA LAW....................... A-20
  Section 5.16 OPINION OF FINANCIAL ADVISOR............................... A-20
  Section 5.17 INSURANCE.................................................. A-20
  Section 5.18 OWNERSHIP OF SIGCORP COMMON STOCK.......................... A-21

ARTICLE VI................................................................ A-21
  CONDUCT OF BUSINESS PENDING THE MERGER.................................. A-21
  Section 6.1  ORDINARY COURSE OF BUSINESS................................ A-21
  Section 6.2  DIVIDENDS.................................................. A-21
  Section 6.3  ISSUANCE OF SECURITIES..................................... A-21
  Section 6.4  CHARTER DOCUMENTS.......................................... A-22
  Section 6.5  NO ACQUISITIONS............................................ A-22
  Section 6.6  CAPITAL EXPENDITURES....................................... A-22
  Section 6.7  NO DISPOSITIONS............................................ A-22
  Section 6.8  INDEBTEDNESS............................................... A-22
  Section 6.9  COMPENSATION, BENEFITS..................................... A-23
  Section 6.10 1935 ACT................................................... A-23
  Section 6.11 ACCOUNTING................................................. A-23
  Section 6.12 POOLING.................................................... A-23
  Section 6.13 TAX-FREE STATUS............................................ A-23
  Section 6.14 INSURANCE.................................................. A-24
  Section 6.15 COOPERATION, NOTIFICATION.................................. A-24
  Section 6.16 RATE MATTERS............................................... A-24
  Section 6.17 THIRD PARTY CONSENTS....................................... A-24
  Section 6.18 TAX-EXEMPT STATUS.......................................... A-24
  Section 6.19 PERMITS.................................................... A-24
  Section 6.20 CERTAIN INFORMATION RELATING TO CUSTOMERS.................. A-24

ARTICLE VII............................................................... A-25
  ADDITIONAL AGREEMENTS................................................... A-25
  Section 7.1  ACCESS TO INFORMATION...................................... A-25
  Section 7.2  JOINT PROXY STATEMENT AND REGISTRATION STATEMENT........... A-25
  Section 7.3  REGULATORY MATTERS......................................... A-26
  Section 7.4  SHAREHOLDER APPROVALS...................................... A-26
  Section 7.5  DIRECTORS' AND OFFICERS' INDEMNIFICATION................... A-27
  Section 7.6  DISCLOSURE SCHEDULES....................................... A-28
  Section 7.7  PUBLIC ANNOUNCEMENTS....................................... A-29
  Section 7.8  RULE 145 AFFILIATES........................................ A-29
  Section 7.9  ASSUMPTION OF SIGCORP AND INDIANA AGREEMENTS AND
            ARRANGEMENTS.................................................. A-29
  Section 7.10 INCENTIVE, STOCK AND OTHER PLANS........................... A-29
  Section 7.11 EMPLOYEE BENEFIT PLANS..................................... A-30
  Section 7.12 NO SOLICITATIONS........................................... A-31
  Section 7.13 COMPANY BOARD OF DIRECTORS................................. A-31

                                                                           Page
                                                                           ----
  Section 7.14 COMPANY OFFICERS........................................... A-32
  Section 7.15 EMPLOYMENT CONTRACTS....................................... A-32
  Section 7.16 CORPORATE OFFICES AND NAME................................. A-33
  Section 7.17 TRANSITION MANAGEMENT...................................... A-33
  Section 7.18 EXPENSES................................................... A-33
  Section 7.19 COVENANT TO SATISFY CONDITIONS............................. A-33
  Section 7.20 COORDINATION OF DIVIDENDS.................................. A-34

ARTICLE VIII.............................................................. A-34
  CONDITIONS.............................................................. A-34
  Section 8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. A-34
  Section 8.2  CONDITIONS TO OBLIGATION OF SIGCORP TO EFFECT THE MERGER... A-35
  Section 8.3  CONDITIONS TO OBLIGATION OF INDIANA TO EFFECT THE MERGER... A-35

ARTICLE IX................................................................ A-36
  TERMINATION, AMENDMENT AND WAIVER....................................... A-36
  Section 9.1  TERMINATION................................................ A-36
  Section 9.2  EFFECT OF TERMINATION...................................... A-38
  Section 9.3  TERMINATION DAMAGES........................................ A-38
  Section 9.4  AMENDMENT.................................................. A-39
  Section 9.5  WAIVER..................................................... A-39

ARTICLE X................................................................. A-40
  GENERAL PROVISIONS...................................................... A-40
  Section 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
            AGREEMENTS.................................................... A-40
  Section 10.2 BROKERS.................................................... A-40
  Section 10.3 NOTICES.................................................... A-40
  Section 10.4 MISCELLANEOUS.............................................. A-41
  Section 10.5 INTERPRETATION............................................. A-41
  Section 10.6 COUNTERPARTS; EFFECT....................................... A-41
  Section 10.7 PARTIES IN INTEREST........................................ A-42
  Section 10.8 SPECIFIC PERFORMANCE....................................... A-42
  Section 10.9 FURTHER ASSURANCES......................................... A-42

                         AGREEMENT AND PLAN OF MERGER

   Agreement and Plan of Merger, dated as of June 11, 1999 (this "AGREEMENT"), by and among Indiana Energy, Inc., an Indiana corporation ("INDIANA"), SIGCORP, Inc., an Indiana corporation ("SIGCORP"), and Vectren Corporation, an Indiana corporation, 50% of whose outstanding capital stock is owned by Indiana and 50% of whose outstanding capital stock is owned by SIGCORP (the "COMPANY").

   Whereas, Indiana and SIGCORP have determined to engage in a strategic business combination and, accordingly, have formed the Company to participate in such business combination;

   Whereas, in furtherance thereof, the respective Boards of Directors of Indiana, SIGCORP and the Company have approved the merger of Indiana and SIGCORP with and into the Company (the "MERGER"), all pursuant to the terms and conditions set forth in this Agreement and, in connection therewith, have approved the execution and delivery of the SIGCORP Stock Option Agreement dated as of the date hereof between SIGCORP and Indiana (the "SIGCORP OPTION") and the Indiana Stock Option Agreement dated as of the date hereof between Indiana and SIGCORP (the "INDIANA OPTION");

   Whereas, for federal income tax purposes, it is intended that the Merger will be a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations thereunder, and that Indiana, SIGCORP, the Company and the shareholders of each of Indiana and SIGCORP who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger; and

   Whereas, for accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP") and applicable regulations of the Securities and Exchange Commission (the "SEC").

   Now, Therefore, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  The Merger

   Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), each of Indiana and SIGCORP shall be merged with and into the Company in accordance with the laws of Indiana. The Company shall be the surviving corporation in the Merger and shall continue its existence under the laws of Indiana.

   Section 1.2 EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by the Company with the Secretary of State of Indiana pursuant to the Indiana Business Corporation Law ("IBCL"). The Merger shall become effective at such time as such articles of merger have all been so filed, such time being herein called the "EFFECTIVE TIME."

   Section 1.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company shall be amended prior to closing to provide for those matters set forth on Exhibit 1.3, and such other matters generally covered in such Articles of Incorporation and, as so amended, shall be the Articles of Incorporation of the Company after the Effective Time until duly amended.

   Section 1.4 BYLAWS. The Bylaws of the company shall be amended prior to closing to provide, for a period of three years after Closing, for those matters set forth on Exhibit 1.4, and such other matters as are generally covered in such By-laws and, as so amended, shall be the Bylaws of the Company after the Effective Time until duly amended.

   Section 1.5 EFFECTS OF MERGER. The Merger shall have the effects set forth in the IBCL.

                                  ARTICLE II

                             Conversion of Shares

   Section 2.1 EFFECT OF MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Indiana, SIGCORP or the Company:

   (a) CANCELLATION OF COMPANY CAPITAL STOCK. Each share of the capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

   (b) CANCELLATION OF CERTAIN COMMON STOCK. Each share of Common Stock, no par value, of Indiana (the "INDIANA COMMON STOCK") that is owned by Indiana or any of its subsidiaries (as defined in Section 4.1) or by SIGCORP or any of its subsidiaries shall be canceled and cease to exist. Each share of Common Stock, no par value, of SIGCORP (the "SIGCORP COMMON STOCK") that is owned by SIGCORP or any of its subsidiaries or by Indiana or any of its subsidiaries shall be canceled and cease to exist.

   (c) CONVERSION OF CERTAIN COMMON STOCK. Each issued and outstanding share of Indiana Common Stock (other than shares canceled pursuant to Section 2.1(b)) shall be converted into the right to receive 1.0 (the "INDIANA RATIO") duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, no par value, of the Company (the "COMPANY COMMON STOCK"), and each issued and outstanding share of SIGCORP Common Stock (other than shares canceled pursuant to Section 2.1 (b)) shall be converted into the right to receive 1.333 (the "SIGCORP RATIO") duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock. Upon such conversions, all such shares of Indiana Common Stock and SIGCORP Common Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of Company Common Stock to be issued in consideration therefor and any cash in lieu of fractional shares in accordance with Section 2.2.

   Section 2.2 EXCHANGE OF CERTIFICATES.

   (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, the Company shall deposit with a bank or trust company mutually agreeable to Indiana and SIGCORP (the "EXCHANGE AGENT") certificates representing shares of Company Common Stock required to effect the exchanges referred to in Section 2.1, and shares that would be issued to the holders of Indiana and SIGCORP Common Stock but for the provisions of Section 2.2(d).

   (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Indiana Common Stock or SIGCORP Common Stock (collectively, the "CERTIFICATES") that were converted (collectively, the "CONVERTED SHARES") into the right to receive shares of Company Common Stock (collectively, the "COMPANY SHARES") pursuant to Section 2.1, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates or affecting any necessary book-entry transfers in the case of uncertificated shares of Indiana Common Stock or SIGCORP Common Stock in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of Indiana and SIGCORP) or evidence of any necessary book-entry transfers in the case of uncertificated shares, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate or person on whose behalf such book-entry transfer is made shall be entitled to receive in exchange therefor a certificate representing the number of whole Company Shares that such holder has the right to receive pursuant to the provisions of this Section 2.1. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of Indiana or SIGCORP, as the case may be, a certificate representing the proper number of Company Shares may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as the Company or the Exchange Agent may reasonably require, and
(z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of Company Shares into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing Company Common Stock as contemplated by this Section 2.2.

   (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate shall surrender such Certificate as contemplated by
Section 2.3(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate there shall be paid the holder of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional Company Share to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

   (d) NO FRACTIONAL SECURITIES.

     (i) No certificates or scrip representing fractional Company Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Company Shares.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.2(a) over (y) the aggregate number of whole shares of Company Common Stock to be issued pursuant to Section 2.1, such excess being herein called the "EXCESS SHARES." As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Indiana and SIGCORP Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in paragraph (iii) of this Section 2.2(d).

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Indiana and SIGCORP Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Indiana and SIGCORP Common Stock (the "COMMON SHARES TRUST"). The company shall pay all commissions, transfer taxes and other out-of-pocket transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Indiana and SIGCORP Common Stock is entitled.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Indiana and SIGCORP Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to such holders of Indiana and SIGCORP Common Stock in accordance with this Section 2.2.

   (e) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of Indiana and SIGCORP shall be closed and no further registration of transfers of shares of Indiana and SIGCORP Common Stock shall thereafter be made. If after the Effective Time Certificates are presented to the Company for registration or transfer, they shall be canceled and exchanged for certificates representing the number of whole Company Shares and the cash amount, if any, determined in accordance with this Article II.

   (f) TERMINATION OF DUTIES OF EXCHANGE AGENT. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this
Section 2.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent which are unclaimed at the end of one year from the Effective Time shall be returned to the Company whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to the Company for payment of any funds to which such holder may be entitled, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                  The Closing

   Section 3.1 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Sommer & Barnard, 4000 Bank One Tower, 111 Monument Circle, Indianapolis, Indiana 46204 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived (or, if such second business day immediately falls on a record date for the payment of dividends on the SIGCORP or Indiana Common Stock, on the first business day thereafter that is not such a record date), or at such other time, date and place as SIGCORP and Indiana shall mutually agree (the "CLOSING DATE").

                                  ARTICLE IV

                   Representations and Warranties of Sigcorp

   SIGCORP represents and warrants to Indiana as follows:

   Section 4.1 ORGANIZATION AND QUALIFICATION.

   (a) Except as set forth in Section 4.1 or 4.2 of the SIGCORP Disclosure Schedule (as defined in Section 7.6(a)(i)), (i) SIGCORP is a corporation duly organized and validly existing under the laws of Indiana and (ii) each of SIGCORP's subsidiaries is a corporation duly organized, validly existing and in good standing (if relevant) under the laws of its jurisdiction of incorporation and each of SIGCORP and its subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than, in the case of clause (ii), such failures which, when taken together with all other such failures, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of SIGCORP and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereinafter referred to as a "SIGCORP MATERIAL ADVERSE EFFECT").

   (b) As used in this Agreement the term "subsidiary" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations) in which such person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

   Section 4.2 SUBSIDIARIES.

   (a) Section 4.2 of the SIGCORP Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures (as defined in Section 4.2(d)) of SIGCORP, including the name of each such entity, the state or jurisdiction of its formation, a brief description of the principal line or lines of business conducted by each such entity and SIGCORP's interest therein.

   (b) Except as set forth in Section 4.2 of the SIGCORP Disclosure Schedule, none of the entities listed in such Section 4.2 is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively.

   (c) Except as set forth in Section 4.2 of the SIGCORP Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of SIGCORP are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by SIGCORP free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

   (d) As used in this Agreement, the term "joint venture" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

   Section 4.3 CAPITALIZATION.

   (a) As of the date hereof, the authorized capital stock of SIGCORP consists of 75,000,000 shares of SIGCORP Common Stock and 10,000,000 shares of SIGCORP preferred stock.

   (b) As of the close of business on June 10, 1999, 23,630,568 shares of SIGCORP Common Stock were issued and outstanding and no shares of SIGCORP preferred stock were issued and outstanding.

   (c) All of the issued and outstanding shares of the capital stock of SIGCORP are validly issued, fully paid, nonassessable and free of preemptive rights.

   (d) Except for the SIGCORP Option and as set forth in Section 4.3(a) of the SIGCORP Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating SIGCORP or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of SIGCORP or obligating SIGCORP or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

   Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

   (a) AUTHORITY.

     (i) SIGCORP has all requisite power and authority to enter into this Agreement and the SIGCORP Option and, subject in the case of this Agreement to the SIGCORP Shareholders' Approval (as defined in

  Section 4.13) and the SIGCORP Required Statutory Approval (as defined in
  Section 4.4(c)), to consummate the transactions contemplated hereby and thereby.

     (ii) The execution and delivery of this Agreement and the SIGCORP Option and, subject in the case of this Agreement to obtaining the SIGCORP Shareholders' Approval, the consummation by SIGCORP of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SIGCORP.

     (iii) This Agreement and the SIGCORP Option have been duly and validly executed and delivered by SIGCORP and, assuming the due authorization, execution and delivery hereof and thereof by Indiana and, in the case of this Agreement, the Company, constitute the valid and binding obligations of SIGCORP, enforceable against SIGCORP in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

    (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the SIGCORP Disclosure Schedule, the execution and delivery of this Agreement and the SIGCORP Option by SIGCORP do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provisions of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "VIOLATION") of, SIGCORP or any of its subsidiaries or, to the knowledge of SIGCORP, any of its joint ventures, under any provisions of:

     (i) the articles of incorporation, bylaws or similar governing documents of SIGCORP or any of its subsidiaries or joint ventures;

     (ii) subject in the case of this Agreement to obtaining the SIGCORP Required Statutory Approvals and the receipt of the SIGCORP Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgement, decree, order, injunction, writ, permit or license of any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority") applicable to SIGCORP or any of its subsidiaries or joint ventures or any of their respective properties or assets; or

     (iii) subject in the case of this Agreement to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the SIGCORP Disclosure Schedule (the "SIGCORP REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SIGCORP or any of its subsidiaries or joint ventures is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably be likely to have a SIGCORP Material Adverse Effect.

   (c) STATUTORY APPROVALS. Except as set forth in Section 4.4(c) of the SIGCORP Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the SIGCORP Option by SIGCORP or the consummation by SIGCORP of the transactions contemplated hereby or thereby, the failure to obtain, make or give which would reasonably be likely to have a SIGCORP Material Adverse Effect (the "SIGCORP REQUIRED STATUTORY APPROVALS"), it being understood that references in this Agreement to

"obtaining" such SIGCORP Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

   (d) COMPLIANCE.

     (i) Except as set forth in Section 4.4(d) or 4.11 of the SIGCORP Disclosure Schedule, or as disclosed in the SIGCORP SEC Reports (as defined in Section 4.5), neither SIGCORP nor any of its subsidiaries nor, to the knowledge of SIGCORP, any of its joint ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgement (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a SIGCORP Material Adverse Effect.

     (ii) Except as set forth in Section 4.4(d) or 4.11 of the SIGCORP Disclosure Schedule, SIGCORP, its subsidiaries and, to the knowledge of SIGCORP, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably be likely to have a SIGCORP Material Adverse Effect.

   Section 4.5 REPORTS AND FINANCIAL STATEMENTS.

   (a) Since January 1, 1997, the filings required to be made by SIGCORP and its subsidiaries under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), applicable Indiana laws and regulations, the Federal Power Act (the "POWER ACT"), the Natural Gas Act (the "GAS ACT"), the Federal Communications Act (the "Communications Act") or the 1935 Act have been filed with the SEC, the Indiana Utility Regulatory Commission (the "IURC"), or the Federal Energy Regulatory Commission (the "FERC"), as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

   (b) SIGCORP has made available to Indiana a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SIGCORP with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended, the "SIGCORP SEC REPORTS").

   (c) The SIGCORP SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by SIGCORP with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (d) The audited consolidated financial statements and unaudited interim financial statements of SIGCORP included in the SIGCORP SEC Reports (collectively, the "SIGCORP FINANCIAL STATEMENTS") have been prepared, and will be prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of SIGCORP as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

   (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of SIGCORP, as in effect on the date hereof, have been delivered to Indiana.

   Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS: ABSENCE OF UNDISCLOSED LIABILITIES.

     (a) Except as set forth in the SIGCORP SEC Reports or Section 4.6 of the SIGCORP Disclosure Schedule, from December 31, 1998 through the date hereof each of SIGCORP and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists that would reasonably likely have, a SIGCORP Material Adverse Effect.

     (b) Neither SIGCORP nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of SIGCORP or reflected in the notes thereto for the year ended December 31, 1998 or that were incurred after December 31, 1998 in the ordinary course of business and would not reasonably be likely to have a SIGCORP Material Adverse Effect.

   Section 4.7 LITIGATION. Except as set forth in the SIGCORP SEC Reports or as set forth in Section 4.7 or 4.11 of the SIGCORP Disclosure Schedule, there are no:

     (a) claims, suits, actions or proceedings, pending or, to the knowledge of SIGCORP, threatened, nor are there, to the knowledge of SIGCORP, any investigations or reviews pending or threatened against, relating to or affecting SIGCORP or any of its subsidiaries or joint ventures; or

     (b) judgements, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to SIGCORP or any of its subsidiaries or joint ventures;

that would reasonably be likely to have a SIGCORP Material Adverse Effect.

   Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT.

   (a) None of the information supplied or to be supplied by or on behalf of SIGCORP for inclusion or incorporation by reference in:

     (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

     (ii) the joint proxy statement in definitive form relating to the meetings of the shareholders of Indiana and SIGCORP to be held in connection with the Merger and the prospectus relating to the Company Common Stock (the "JOINT PROXY STATEMENT") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (b) Each of the Registration Statement and the Joint Proxy Statement, as of their respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

   Section 4.9 TAX MATTERS.

   (a) Except as set forth on Schedule 4.9(a) of the SIGCORP Disclosure Schedule, SIGCORP and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which SIGCORP or any of its subsidiaries is or has been a member, has:

     (i) filed all material Tax Returns required to be filed by it within the time and in the manner prescribed by law;

     (ii) paid all material Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law; and

     (iii) paid all material Taxes otherwise required to be paid.

   (b) Except as set forth on Schedule 4.9(b) of the SIGCORP Disclosure Schedule, as of the date hereof there are no material claims, assessments, audits or administrative or court proceedings pending against SIGCORP or any of its subsidiaries for any alleged deficiency in Taxes.

   (c) SIGCORP has established adequate accruals for Taxes and for any liability for deferred Taxes in the SIGCORP Financial Statements in accordance with GAAP.

   (d) "TAXES," as used in this Agreement, means, including but not limited to, any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

   (e) "TAX RETURN," as used in this Agreement, means any report, return or other information required to be supplied to any governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes SIGCORP or any of its subsidiaries on the one hand, or Indiana or any of its subsidiaries on the other hand.

   Section 4.10 EMPLOYEE MATTERS: ERISA.

   (a) BENEFIT PLANS. Section 4.10(a) of the SIGCORP Disclosure Schedule contains a true and complete list of each material employee benefit plan, program or arrangement, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of ERISA and any vacation, severance, change-in-control, stock purchase or stock option plan, program or arrangement maintained or contributed to by SIGCORP, any of the SIGCORP Subsidiaries or any other entity which would be treated under Section 414 of the Code as a single employer with SIGCORP (collectively, with SIGCORP Subsidiaries, a "SIGCORP COMMONLY CONTROLLED ENTITY") for the benefit of any current or former employee, officer or director or their dependents or beneficiaries (collectively, the "SIGCORP PLANS") and each employment, consulting, severance, change-in-control, termination, compensation, collective bargaining or indemnification agreement, arrangement or understanding between SIGCORP or any of the SIGCORP Commonly Controlled Entities (or by which they are bound) and any current or former employee, officer or director of SIGCORP or any of the SIGCORP Subsidiaries (collectively, the "SIGCORP EMPLOYMENT ARRANGEMENTS").

   (b) Except as set forth in the SIGCORP SEC Reports or in Section 4.10(b) of the SIGCORP Disclosure Schedule and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

     (i) QUALIFICATION; COMPLIANCE. Each SIGCORP Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified. Each SIGCORP Plan and each SIGCORP Employment Arrangement has been operated in all respects in accordance with its terms and the requirements of applicable laws, rules and regulations. There are no pending or, to the knowledge of SIGCORP, threatened or anticipated claims under or with respect to any SIGCORP Plan or SIGCORP Employment Arrangement by or on behalf of any current employee, officer or director, or dependent or beneficiary thereof, or otherwise (other than routine claims for benefits);

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

     (ii) LIABILITIES. Neither SIGCORP nor any of the SIGCORP Commonly Controlled Entities has incurred any direct or indirect liability under, arising out of or by operation of the Code, Title IV of ERISA, or any other applicable law (other than for premium payments and contributions in the ordinary course of business), and no fact or event exists that could reasonably be expected to give rise to such liability.

     (iii) PAYMENTS RESULTING FROM THE MERGER. No SIGCORP Plan or SIGCORP Employment Arrangement exists which could result in the payment to any current, former or future director, officer or employee of SIGCORP, any SIGCORP Commonly Controlled Entity or to any trustee under any "rabbi trust" or similar arrangement of any money or other property or rights or accelerate, vest or provide any other rights or benefits to or in any such employee or director as a result of the consummation, announcement of or other action relating to the transactions contemplated by this Agreement, whether or not such payment, acceleration, vesting or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration, vesting or provision to be triggered.

     (iv) LABOR AGREEMENTS. Neither SIGCORP nor any of the SIGCORP Subsidiaries is a party to any collective bargaining agreements. Since January 1, 1995, neither SIGCORP nor any of the SIGCORP Subsidiaries has had any employee strikes, work stoppages, slowdowns or lockouts or received any requests for collective bargaining. There is no unfair labor practice, employment discrimination or other complaint against SIGCORP or any of the SIGCORP Subsidiaries pending or, to the best knowledge of SIGCORP, threatened.

   Section 4.11 ENVIRONMENTAL PROTECTION.

   (a) COMPLIANCE.

     (i) Except as set forth in Section 4.11(a) of the SIGCORP Disclosure Schedule, each of SIGCORP and each of its subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be so in compliance would not reasonably be likely to have a SIGCORP Material Adverse Effect.

     (ii) Except as set forth in Section 4.11(a) of the SIGCORP Disclosure Schedule, neither SIGCORP nor any of its subsidiaries has received any written communication from any person or Governmental Authority that alleges that SIGCORP or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not reasonably be likely to have a SIGCORP Material Adverse Effect.

   (b) ENVIRONMENTAL PERMITS. Except as set forth in Section 4.11(b) of the SIGCORP Disclosure Schedule, SIGCORP and each of its subsidiaries has obtained or applied for all environmental, health and safety permits and authorizations (collectively, "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities and the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and SIGCORP and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in such compliance and the requirement to make such expenditures would not reasonably be likely to have a SIGCORP Material Adverse Effect.

   (c) ENVIRONMENTAL CLAIMS. Except as set forth in Section 4.11(c) of the SIGCORP Disclosure Schedule, there is no Environmental Claim (as hereinafter defined) pending, or to the knowledge of SIGCORP and its subsidiaries, threatened

     (i) against SIGCORP or any of its subsidiaries or joint ventures,

     (ii) against any person or entity whose liability for any Environmental Claim SIGCORP or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or

     (iii) against any real or personal property or operations that SIGCORP or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part,

that, if adversely determined, would reasonably be likely to have a SIGCORP Material Adverse Effect.

   (d) RELEASES. Except as set forth in Section 4.11(c) or 4.11(d) of the SIGCORP Disclosure Schedule, SIGCORP has no knowledge of any Release (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against SIGCORP or any subsidiaries or joint ventures of SIGCORP, or against any person or entity whose liability for any Environmental Claim SIGCORP or any subsidiaries or joint ventures of SIGCORP has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be likely to have a SIGCORP Material Adverse Effect.

   (e) PREDECESSORS. Except as set forth in Section 4.11(c) of the SIGCORP Disclosure Schedule, SIGCORP has no knowledge, with respect to any predecessor of SIGCORP or any subsidiary or joint venture of SIGCORP, of any Environmental Claims pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that SIGCORP reasonably believes would be reasonably likely to have, a SIGCORP Material Adverse Effect.

   (f) DISCLOSURE. To SIGCORP's knowledge, SIGCORP has disclosed to Indiana all material facts that SIGCORP reasonably believes form the basis of a SIGCORP Material Adverse Effect arising from:

     (i) the cost of pollution control equipment currently required or known to be required in the future;

     (ii) current remediation costs or remediation costs known to be required in the future; or

     (iii) any other environmental matter affecting SIGCORP or its subsidiaries that would have, or that SIGCORP reasonably believes would reasonably be likely to have, a SIGCORP Material Adverse Effect.

   As used in this Agreement:

     (iv) "Environmental Claim" means

       (A) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by any person or entity (including any Governmental Authority) or

         (B) any oral information provided to SIGCORP (or to Indiana, for purposes of Section 5.11) by a Governmental Authority that written action of the type described in clause (A) above is in process, alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by SIGCORP or any of its subsidiaries or joint ventures (for purposes of this Section 4.11), or by Indiana or any of its subsidiaries or joint ventures (for purposes of Section 5.11), (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

     (v) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     (vi) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words, of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which SIGCORP or any of its subsidiaries or joint ventures operates (for purposes of this Section 4.11) or in which Indiana or any of its subsidiaries or joint ventures operates (for purposes of Section 5.11).

     (vii) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

   Section 4.12 REGULATION AS A UTILITY.

   (a) SIGCORP is a public utility holding company as defined in the 1935 Act exempt from all provisions of the 1935 Act except section 9(a)(2), by order of the SEC pursuant to section 3(a)(1) of the 1935 Act. SIGCORP is not regulated as a public utility in any state.

   (b) Except as set forth in Section 4.12 of the SIGCORP Disclosure Schedule, no subsidiary company or affiliate of SIGCORP is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or by any foreign country.

   (c) As used in this Section 4.12 and in Section 5.12, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

   Section 4.13 VOTE REQUIRED. The approval of the Merger by a majority of all votes entitled to be cast by all holders of SIGCORP Common Stock (the "SIGCORP SHAREHOLDERS' APPROVAL") is the only votes of the holders of the capital stock of SIGCORP or any subsidiaries of SIGCORP required to approve this Agreement, the Merger and the other transactions contemplated hereby.

   Section 4.14 ACCOUNTING MATTERS. SIGCORP has not, through the date hereof, in contemplation of the Merger, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

   Section 4.15 APPLICABILITY OF CERTAIN INDIANA LAW.

   (a) Assuming the accuracy of the representation by Indiana set forth in
Section 5.18, neither the control share acquisition provisions of Chapter 40 of the IBCL nor the business combination provisions of Chapter 41 of the IBCL or any similar provisions of the IBCL, the Articles of Incorporation or Bylaws of SIGCORP are applicable to the transactions contemplated by this Agreement or the SIGCORP Option.

   (b) SIGCORP shall take all action requested in writing by Indiana to render the rights granted to the holders of SIGCORP Common Stock (the "SIGCORP RIGHTS") pursuant to the Rights Agreement dated as of December 31, 1995 between SIGCORP and Continental Stock Transfer Company, as Rights Agent, as amended (the "SIGCORP RIGHTS AGREEMENT"), inapplicable to the Merger and the other transactions contemplated by this Agreement and the SIGCORP Option. Except as approved in writing by Indiana, the Board of SIGCORP shall not (i) amend the SIGCORP Rights Agreement, (ii) redeem the SIGCORP Rights, or (iii) take action with respect to, or make any determination under, the SIGCORP Rights Agreement, provided, that nothing contained in this Section 4.15(b) shall require the Board of Directors of SIGCORP to take any action or refrain from taking any action that a majority of such Board determines in good faith, based upon the written opinion of outside counsel, would result in a breach of its fiduciary duties under applicable law. If any Distribution Date or Shares Acquisition Date occurs under the SIGCORP Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, SIGCORP and Indiana shall make such adjustment to the Indiana Ratio as SIGCORP and Indiana shall mutually agree so as to preserve the economic benefits that SIGCORP and Indiana each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

   Section 4.16 OPINION OF FINANCIAL ADVISOR. SIGCORP has received the opinion of Goldman Sachs & Co., dated the date hereof, to the effect that, as of the date hereof, the SIGCORP Ratio is fair from a financial point of view to the holders of SIGCORP Common Stock.

   Section 4.17 INSURANCE.

   (a) Except as set forth in Section 4.17 of the SIGCORP Disclosure Schedule, each of SIGCORP and each of its subsidiaries is, and has been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by SIGCORP and its subsidiaries during such time period.

   (b) Except as set forth in Section 4.17 of the SIGCORP Disclosure Schedule, neither SIGCORP nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof.

   (c) To the knowledge of SIGCORP, all material insurance policies of SIGCORP and its subsidiaries are valid and enforceable policies.

   Section 4.18 OWNERSHIP OF INDIANA COMMON STOCK. SIGCORP does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Indiana Common Stock.

                                   ARTICLE V

                   Representations and Warranties of Indiana

   Indiana Energy represents and warrants to SIGCORP as follows:

   Section 5.1 ORGANIZATION AND QUALIFICATION. Except as set forth in Section
5.1 or 5.2 of the Indiana Disclosure Schedule (as defined in Section 7.6(a)(ii)), (i) Indiana is a corporation duly organized and validly existing under the laws of Indiana and (ii) each of Indiana's subsidiaries is a corporation duly organized, validly existing and in good standing (if relevant) under the laws of its jurisdiction of incorporation and each of Indiana and its subsidiaries has requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than, in the case of clause (ii) such failures, which, when taken together with all other such failures, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of Indiana and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereinafter referred to as an "INDIANA MATERIAL ADVERSE EFFECT").

   Section 5.2 SUBSIDIARIES.

   (a) Section 5.2 of the Indiana Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures of Indiana, including the name of each such entity, the state or jurisdiction of its formation, a brief description of the principal line or lines of business conducted by each such entity and Indiana's interest therein.

   (b) Except as set forth in Section 5.2 of the Indiana Disclosure Schedule, none of the entities listed in Section 5.2 is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(ll) of the 1935 Act,
respectively.

   (c) Except as set forth in Section 5.2 of the Indiana Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Indiana are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Indiana free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

   Section 5.3 CAPITALIZATION.

   (a) As of the date hereof, the authorized capital stock of Indiana consists of 200,000,000 shares of Indiana Common Stock and 4,000,000 shares of Indiana preferred stock.

   (b) As of the close of business on June 10, 1999, 29,786,555 shares of Indiana Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

   (c) All of the issued and outstanding shares of the capital stock of Indiana are validly issued, fully paid, nonassessable and free of preemptive rights.

   (d) Except for the Indiana Option and as set forth in Section 5.3(a) of the Indiana Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Indiana or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Indiana or obligating Indiana or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

   Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

   (a) AUTHORITY.

     (i) Indiana has all requisite power and authority to enter into this Agreement and the Indiana Option and, subject in the case of this Agreement to the Indiana Shareholders' Approval (as defined in Section 5.13(c)) (and the Indiana Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby and thereby;

     (ii) The execution and delivery of this Agreement and the Indiana Option and, subject in the case of this Agreement to obtaining the Indiana Shareholders' Approval, the consummation by Indiana of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Indiana;

     (iii) This Agreement and the Indiana Option have been duly and validly executed and delivered by Indiana and, assuming the due authorization, execution and delivery hereof and thereof by SIGCORP and, in the case of this Agreement, the Company, constitute the valid and binding obligations of Indiana, enforceable against Indiana in accordance with their respective terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

   (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the Indiana Disclosure Schedule, the execution and delivery of this Agreement and the Indiana Option by Indiana do not, and the consummation of the transactions contemplated hereby and thereby will not result in any Violation by Indiana or any of its subsidiaries or, to the knowledge of Indiana, any of its joint ventures, under any provisions of

     (i) the articles of incorporation, bylaws or similar governing documents of Indiana or any of its subsidiaries or joint ventures;

     (ii) subject in the case of this Agreement to obtaining the Indiana Required Statutory Approvals and the receipt of the Indiana Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Government Authority applicable to Indiana or any of its subsidiaries or joint ventures or any of their respective properties or assets; or

     (iii) subject in the case of this Agreement to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Indiana Disclosure Schedule (the "INDIANA REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Indiana or any of its subsidiaries or joint ventures is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably be likely to have an Indiana Material Adverse Effect.

   (c) STATUTORY APPROVALS. Except as set forth in Section 5.4(c) of the Indiana Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the Indiana Option by Indiana or the consummation by Indiana of the transactions contemplated hereby or thereby, the failure to obtain, make or give which would reasonably be likely to have an Indiana Material Adverse Effect (the "INDIANA REQUIRED STATUTORY APPROVALS"), it being understood that references in this Agreement to "obtaining" such Indiana Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

   (d) COMPLIANCE.

     (i) Except as set forth in Section 5.4(d) or 5.11 of the Indiana Disclosure Schedule or as disclosed in the Indiana SEC Reports (as defined in Section 5.5), neither Indiana nor any of its subsidiaries nor, to the knowledge of Indiana, any of its joint ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, an Indiana Material Adverse Effect.

     (ii) Except as set forth in Section 5.4(d) or 5.11 of the Indiana Disclosure Schedule, Indiana, its subsidiaries and, to the knowledge of Indiana, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably be likely to have an Indiana Material Adverse Effect.

   Section 5.5 REPORTS AND FINANCIAL STATEMENTS.

   (a) Since October 1, 1996, the filings required to be made by Indiana and its subsidiaries under the Securities Act, the Exchange Act, applicable Indiana laws and regulations, the Power Act, the Gas Act, the Telecommunications Act or the 1935 Act have been filed with the SEC, the IURC, the Federal Communications Commission or the FERC, as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

   (b) Indiana has made available to SIGCORP a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Indiana with the SEC since October 1, 1996 (as such documents have since the time of their filing been amended, the "Indiana SEC Reports").

   (c) The Indiana SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Indiana with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (d) The audited consolidated financial statements and unaudited interim financial statements of Indiana included in the Indiana SEC Reports (collectively, the "INDIANA FINANCIAL STATEMENTS") have been prepared, and will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of Indiana as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

   (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of Indiana, as in effect on the date hereof, have been delivered to SIGCORP.

   Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

   (a) Except as set forth in the Indiana SEC Reports or Section 5.6 of the Indiana Disclosure Schedule, from December 31, 1998 through the date hereof each of Indiana and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists that would reasonably likely have, an Indiana Material Adverse Effect.

   (b) Neither Indiana nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Indiana or reflected in the notes thereto for the year ended September 30, 1998, or that were incurred after September 30, 1998, in the ordinary course of business and would not reasonably be likely to have an Indiana Material Adverse Effect.

   Section 5.7 LITIGATION. Except as set forth in the Indiana SEC Reports or as set forth in Section 5.7 or 5.11 of the Indiana Disclosure Schedule, there are no:

     (i) claims, suits, actions or proceedings, pending or, to the knowledge of Indiana, threatened, nor are there, to the knowledge of Indiana, any investigations or reviews pending or threatened against, relating to or affecting Indiana or any of its subsidiaries or joint ventures;

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

     (ii) judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Indiana or any of its subsidiaries or joint ventures;

that would have, or would reasonably likely have, an Indiana Material Adverse Effect.

   Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT.

   (a) None of the information supplied or to be supplied by or on behalf of Indiana for inclusion or incorporation by reference in:

     (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

     (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of Indiana and SIGCORP and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (b) Each of the Registration Statement and the Joint Proxy Statement, as of their respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

   Section 5.9 TAX MATTERS.

   (a) Except as set forth on Schedule 5.9(a) of the Indiana Disclosure Schedule, Indiana and each of its subsidiaries, and any consolidated combined, unitary or aggregate group for tax purposes of which Indiana or any of its subsidiaries is or has been a member has:

     (i) filed all material Tax Returns required to be filed by it within the time and in the manner prescribed by law;

     (ii) paid all material Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law, and

     (iii) paid all material Taxes otherwise required to be paid.

   (b) Except as set forth on Schedule 5.9(b) of the Indiana Disclosure Schedule, as of the date hereof there are no material claims, assessments, audits or administrative or court proceedings pending against Indiana or any of its subsidiaries for any alleged deficiency in Taxes.

   (c) Indiana has established adequate accruals for Taxes and for any liability for deferred Taxes in the Indiana Financial Statements in Accordance with GAAP.

   Section 5.10  EMPLOYEE MATTERS; ERISA.

   (a) BENEFIT PLANS. Section 5.10(a) of the Indiana Disclosure Schedule contains a true and complete list of each material employee benefit plan, program or arrangement, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of ERISA and any vacation, severance, change-in-control, stock purchase or stock option plan, program or arrangement maintained or contributed to by Indiana, any of the Indiana Subsidiaries or any other entity which would be treated under Section 414 of the Code as a single employer with Indiana (collectively, with Indiana Subsidiaries, an "INDIANA COMMONLY CONTROLLED ENTITY") for the benefit of any current or former employee, officer or director or their dependents or beneficiaries (collectively, the "INDIANA PLANS") and each employment, consulting, severance, change-in-control, termination, compensation, collective bargaining or indemnification agreement, arrangement or understanding between Indiana or any of the Indiana Commonly Controlled Entities (or by which they are bound) and any current or former employee, officer or director of Indiana or any of the Indiana Subsidiaries (collectively, the "INDIANA EMPLOYMENT ARRANGEMENTS").

   (b) Except as set forth in the Indiana SEC Reports or in Section 5.10(b) of the Indiana Disclosure Schedule and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

     (i) QUALIFICATION; COMPLIANCE. Each Indiana Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified. Each Indiana Plan and each Indiana Employment Arrangement has been operated in all respects in accordance with its terms and the requirements of applicable laws, rules and regulations. There are no pending or, to the knowledge of Indiana, threatened or anticipated claims under or with respect to any Indiana Plan or Indiana Employment Arrangement by or on behalf of any current employee, officer or director, or dependent or beneficiary thereof, or otherwise (other than routine claims for benefits);

     (ii) LIABILITIES. Neither Indiana nor any of the Indiana Commonly Controlled Entities has incurred any direct or indirect liability under, arising out of or by operation of the Code, Title IV of ERISA, or any other applicable law (other than for premium payments and contributions in the ordinary course of business), and no fact or event exists that could reasonably be expected to give rise to such liability.

     (iii) PAYMENTS RESULTING FROM THE MERGER. No Indiana Plan or Indiana Employment Arrangement exists which could result in the payment to any current, former or future director, officer or employee of Indiana, any Indiana Commonly Controlled Entity or to any trustee under any "rabbi trust" or similar arrangement of any money or other property or rights or accelerate, vest or provide any other rights or benefits to or in any such employee or director as a result of the consummation, announcement of or other action relating to the transactions contemplated by this Agreement, whether or not such payment, acceleration, vesting or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration, vesting or provision to be triggered.

     (iv) LABOR AGREEMENTS. Neither Indiana nor any of the Indiana Subsidiaries is a party to any collective bargaining agreements. Since January 1, 1995, neither Indiana nor any of the Indiana Subsidiaries has had any employee strikes, work stoppages, slowdowns or lockouts or received any requests for collective bargaining. There is no unfair labor practice, employment discrimination or other complaint against Indiana or any of the Indiana Subsidiaries pending or, to the best knowledge of Indiana, threatened.

   Section 5.11 ENVIRONMENTAL PROTECTION.

   (a) COMPLIANCE.

     (i) Except as set forth in Section 5.11(a) of the Indiana Disclosure Schedule, each of Indiana and each of its subsidiaries and joint ventures is and has been in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not reasonably be likely to have an Indiana Material Adverse Effect.

     (ii) Except as set forth in Section 5.11(a) of the Indiana Disclosure Schedule, neither Indiana nor any of its subsidiaries and joint ventures has received any written communication from any person or Governmental Authority that alleges that Indiana or any of its subsidiaries and Joint ventures is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not reasonably be likely to have an Indiana Material Adverse Effect.

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

   (b) ENVIRONMENTAL PERMITS. Except as set forth in Section 5.11(b) of the Indiana Disclosure Schedule, Indiana and each of its subsidiaries and Joint ventures has obtained or has applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Indiana and its subsidiaries and Joint ventures are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in such compliance and the requirement to make such expenditures would not reasonably be likely to have an Indiana Material Adverse Effect.

   (c) ENVIRONMENTAL CLAIMS. Except as set forth in Section 5.11(c) of the Indiana Disclosure Schedule, there is no Environmental Claim pending, or to the knowledge of Indiana and its subsidiaries, threatened:

     (i) against Indiana or any of its subsidiaries or joint ventures;

     (ii) against any person or entity whose liability for any Environmental Claim Indiana or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law; or

     (iii) against any real or personal property or operations that Indiana or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part;

that, if adversely determined, would reasonably be likely to have an Indiana Material Adverse Effect.

   (d) RELEASES. Except as set forth in Section 5.11(c) or 5.11(d) of the Indiana Disclosure Schedule, Indiana has no knowledge of any Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Indiana or any of its subsidiaries or joint ventures of Indiana, or against any person or entity whose liability for any Environmental Claim Indiana or any subsidiaries or joint ventures of Indiana has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be likely to have an Indiana Material Adverse Effect.

   (e) PREDECESSORS. Except as set forth in Section 5.11(e) of the Indiana Disclosure Schedule, Indiana has no knowledge, with respect to any predecessor of Indiana or any subsidiary or joint venture of Indiana, of any Environmental Claims pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that Indiana reasonably believes would reasonably be likely to have an Indiana Material Adverse Effect.

   (f) DISCLOSURE. To Indiana's knowledge, Indiana has disclosed to SIGCORP all material facts that Indiana reasonably believes form the basis of an Indiana Material Adverse Effect arising from:

     (i) the cost of pollution control equipment currently required or known to be required in the future;

     (ii) current remediation costs or remediation costs known to be required in the future; or

     (iii) any other environmental matter affecting Indiana or its subsidiaries that would have, or that Indiana reasonably believes would reasonably be likely to have an Indiana Material Adverse Effect.

   Section 5.12 REGULATION AS A UTILITY.

   (a) Indiana is a public utility holding company as defined in the 1935 Act exempt from all provisions of the 1935 Act except section 9(a)(2), by order of the SEC pursuant to section 3(a)(1) of the 1935 Act. Indiana is not regulated as a public utility in any state.

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

   (b) Except as set forth in Section 5.12 of the Indiana Disclosure Schedule, no subsidiary company or affiliate of Indiana is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or by any foreign country.

   Section 5.13 VOTE REQUIRED. The approval of the Merger by a majority of all votes entitled to be cast by all holders of Indiana Common Stock ( the "INDIANA SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of Indiana or any subsidiaries of Indiana required to approve this Agreement, the Merger and the other transactions contemplated hereby.

   Section 5.14 ACCOUNTING MATTERS. Indiana has not, through the date hereof, in contemplation of the Merger, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

   Section 5.15 APPLICABILITY OF CERTAIN INDIANA LAW.

   (a) Assuming the accuracy of the representation by SIGCORP set forth in
Section 4.18, neither the control share acquisition provisions of Chapter 40 of the IBCL nor the business combination provisions of Chapter 41 of the IBCL or any similar provisions of the IBCL, the Articles of Incorporation or Bylaws of Indiana are applicable to the transactions contemplated by this Agreement or the Indiana Option.

   (b) Indiana shall take all action requested in writing by SIGCORP to render the rights granted to the holders of Indiana Common Stock (the "INDIANA RIGHTS") pursuant to the Rights Agreement dated as of July 30, 1986 between Indiana and First Chicago Trust Company of New York, as Rights Agent, as amended (the "Indiana Rights Agreement"), inapplicable to the Merger and the other transactions contemplated by this Agreement and the Indiana Option. Except as approved in writing by SIGCORP, the Board of Indiana shall not (i) amend the Indiana Rights Agreement, (ii) redeem the Indiana Rights, or (iii) take action with respect to, or make any determination under, the Indiana Rights Agreement, provided, that nothing contained in this Section 5.15(b) shall require the Board of Directors of Indiana to take any action or refrain from taking any action that a majority of such Board determines in good faith, based upon the written opinion of outside counsel, would result in a breach of its fiduciary duties under applicable law. If any Distribution Date or Shares Distribution Date occurs under the Indiana Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, Indiana and SIGCORP shall make such adjustment to the SIGCORP Ratio as Indiana and SIGCORP shall mutually agree so as to preserve the economic benefits that Indiana and SIGCORP each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

   Section 5.16 OPINION OF FINANCIAL ADVISOR. Indiana has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as of the date hereof, to the effect that, as of the date hereof, the Indiana Ratio is fair to the holders of Indiana Common Stock.

   Section 5.17 INSURANCE.

   (a) Except as set forth in Section 5.17 of the Indiana Disclosure Schedule, each of Indiana and each of its subsidiaries is, and has been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Indiana and its subsidiaries during such time period.

   (b) Except as set forth in Section 5.17 of the Indiana Disclosure Schedule, neither Indiana nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof.

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

   (c) To the knowledge of Indiana, all material insurance policies of Indiana and its subsidiaries are valid and enforceable policies.

   Section 5.18 OWNERSHIP OF SIGCORP COMMON STOCK. Indiana does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of SIGCORP Common Stock.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

   Prior to the date hereof, each of SIGCORP and Indiana has delivered to the other a five-year plan and a strategic plan (respectively, the "SIGCORP Financial Plan" and the "Indiana Financial Plan"). After the date hereof and prior to the Effective Time or earlier termination of this Agreement, each of Indiana and SIGCORP agrees, as to itself and their respective subsidiaries, to comply with the provisions of this Article VI. Notwithstanding the foregoing,
Section 6.1 through Section 6.8 (inclusive except for Section 6.2(a) and
Section 6.5) shall not apply in the case of actions by SIGCORP or Indiana that are (i) in the case of SIGCORP, contemplated by the SIGCORP Financial Plan or consented to in writing by Indiana, or (ii) in the case of Indiana, contemplated by the Indiana Financial Plan or consented to in writing by SIGCORP.

   Section 6.1 ORDINARY COURSE OF BUSINESS. Each of SIGCORP and Indiana shall, and shall cause their respective subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

   Section 6.2 DIVIDENDS. Neither SIGCORP nor Indiana shall, nor shall either permit any of its subsidiaries to:

     (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to such party or its subsidiaries and other than regular quarterly dividends on SIGCORP and Indiana Common Stock with usual record and payment dates not, during any calendar year, in excess of dividends consistent with prior practice subject to increases that do not result in a dividend rate in excess of the indicated annual dividend rate agreed to by SIGCORP and Indiana for the Company following the Effective Time;

     (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or

     (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than:

       (i) redemptions, purchases or acquisitions required by the respective terms of any series of preferred stock of any subsidiary of either SIGCORP or Indiana;

       (ii) in connection with refunding of any preferred stock with preferred or preference stock or debt at a lower cost of funds;

       (iii) intercompany acquisitions of capital stock; or

       (iv) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

   Section 6.3 ISSUANCE OF SECURITIES. Except as set forth on Schedule 6.3 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, neither SIGCORP nor Indiana shall, nor shall either permit any of its subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

     (a) the issuance of capital stock upon the conversion of convertible securities or the exercise of employee stock options outstanding on the date hereof or permitted to be issued under the terms hereof;

     (b) the issuance of common stock, employee stock options or other securities by Indiana or SIGCORP pursuant to the employee benefit plans listed on Schedule 6.3 of the Indiana Disclosure Schedule or the SIGCORP Disclosure Schedule, in each case in the ordinary course of the operation of such programs or plans in accordance with their present terms; or

     (c) issuances by a wholly owned subsidiary of its capital stock to a direct or indirect parent.

   Section 6.4 CHARTER DOCUMENTS. Except as set forth in Section 6.4 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, neither SIGCORP nor Indiana shall amend or propose to amend its respective articles of incorporation or bylaws in any way adverse to the other party except as contemplated herein.

   Section 6.5 NO ACQUISITIONS. Except as set forth in Section 6.5 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, neither SIGCORP nor Indiana shall, nor shall either permit any of its subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, an equity interest in or any assets of any business of any corporation, partnership, association or other business organization or division thereof, except for:

     (a) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice; and

     (b) acquisitions by SIGCORP and its subsidiaries on the one hand, and Indiana and its subsidiaries on the other, within existing lines of business, of less than $5.0 million in the aggregate.

   Section 6.6 CAPITAL EXPENDITURES. Except as set forth in Section 6.6 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule or as required by law, neither SIGCORP nor Indiana shall, nor shall either permit any of its subsidiaries to make or obligate itself to make any capital expenditures, except for:

     (a) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or

     (b) additional capital expenditures that in the aggregate do not exceed $10.0 million.

   Section 6.7 NO DISPOSITIONS. Except as set forth on Schedule 6.7 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, neither SIGCORP nor Indiana shall, nor shall either permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any significant amount of assets, or become obligated to sell, lease, license, encumber or otherwise dispose of such assets, except for:

     (a) dispositions not exceeding $5.0 million in the aggregate, in the case of SIGCORP and its subsidiaries on the one hand, and Indiana and its subsidiaries on the other hand, which dispositions do not have a SIGCORP Material Adverse Effect or an Indiana Material Adverse Effect, as the case may be;

     (b) subject to the provisions of Section 7.3, as may be required by law to consummate the transactions contemplated hereby; or

     (c) in the ordinary course of business consistent with prior practice.

   Section 6.8 INDEBTEDNESS. Except as set forth in Section 6.8 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

     (a) short-term indebtedness in the ordinary course of business consistent with past practice;

     (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds;

     (c) additional long-term indebtedness aggregating not more than $10.0 million in the case of SIGCORP and its subsidiaries, on one hand, and $10.0 million in the case of Indiana and its subsidiaries, on the other hand; or

     (d) in connection with the refunding of any subsidiary preferred stock as permitted in Section 6.3.

   Section 6.9 COMPENSATION, BENEFITS. Except as set forth on Schedule 6.9 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, as may be required by applicable law to facilitate or obtain a determination from the IRS that a plan is "qualified within the meaning of Section 401(a) of the Code or as contemplated by this Agreement, no party shall, nor shall any party permit any of its subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee.

   Section 6.10 1935 ACT. Except as required or contemplated by this
Agreement:

     (a) SIGCORP shall not, nor shall SIGCORP permit any of its subsidiaries to engage in any activities that cause it to lose its exemption from registration as a "holding company" under the 1935 Act; and

     (b) Indiana shall not, nor shall Indiana permit any of its subsidiaries to engage in any activities that cause it to lose its exemption from registration as a "holding company" under the 1935 Act.

   Section 6.11 ACCOUNTING. No party shall, nor shall any party permit any of its subsidiaries to make any changes in its or their accounting methods, except as required by law, rule, regulation or GAAP.

   Section 6.12 POOLING. No party shall, nor shall any party permit any of its subsidiaries to, take or become obligated to take any actions that would, or would be reasonably likely to, prevent the Company from accounting for the business combination to be effected by the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations. If any impediments to accounting for the business combination as a pooling-of-interests are discovered at any time, each party shall use all commercially reasonable efforts to achieve pooling-of-interests accounting (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

   Section 6.13 TAX-FREE STATUS. No party shall, nor shall any party permit any of its subsidiaries to, take any actions that would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free reorganization under Code Section 368(a) (except as to shareholders of Indiana or SIGCORP who receive cash in lieu of fractional shares) and each party shall use all commercially reasonable efforts to achieve such result.

   Section 6.14 INSURANCE. Each of SIGCORP and Indiana shall, and shall cause its respective subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and such other businesses as conducted by such party and its subsidiaries and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by the respective party or such party's subsidiaries.

   Section 6.15 COOPERATION, NOTIFICATION. Each of SIGCORP and Indiana shall and shall cause its subsidiaries (directly or acting through its parent company representative) to:

     (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations;

     (b) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise) or results of operations;

     (c) advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably be likely to have a SIGCORP Material Adverse Effect or an Indiana Material Adverse Effect; and

     (d) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

   Section 6.16 RATE MATTERS. (a) No party shall make any filing to change its or any of its utility subsidiaries' rates on file with any Governmental Authority nor, except as set forth in Section 6.16 of the SIGCORP Disclosure Schedule, shall SIGCORP consent to any change by any Governmental Authority in the methodology used to compute any fuel adjustment from the methodology applied in computing any fuel adjustment applied in the normal course consistent with prior practice that could have a material adverse effect on the benefits associated with the business combination provided herein.

   Section 6.17 THIRD PARTY CONSENTS. Each of SIGCORP and Indiana shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all SIGCORP Required Consents or Indiana Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all SIGCORP Required Consents or Indiana Required Consents, as the case may be, obtained by such party.

   Section 6.18 TAX-EXEMPT STATUS. No party shall, nor shall any party permit any subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of any subsidiary of SIGCORP or Indiana, as the case may be, which qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

   Section 6.19 PERMITS. Each of SIGCORP and Indiana shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which such party operates.

   Section 6.20 CERTAIN INFORMATION RELATING TO CUSTOMERS. Without limiting the application of the Confidentiality Agreement, dated April 7, 1999, between SIGCORP and Indiana (the "CONFIDENTIALITY AGREEMENT") no party shall, nor shall any party permit any of its subsidiaries to, use any Evaluation Material (as defined in the Confidentiality Agreement) in connection with any solicitation, inquiry, proposal, arrangement, understanding or agreement with any person relating to the provision of electric or gas utility service by SIGCORP or any of its subsidiaries, on the one hand, or Indiana or any of its subsidiaries, on the other hand, to commercial and industrial customers in the service territory of the other party.

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

                                  ARTICLE VII

                             Additional Agreements

   Section 7.1 ACCESS TO INFORMATION.

   (a) Upon reasonable notice and during normal business hours, each of SIGCORP and Indiana shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each shall, and shall cause its subsidiaries to, furnish promptly to the other:

     (i) a copy of each report, schedule and other document filed by it or any of its subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing; and

     (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement.

   (b) Without limiting the application of the Confidentiality Agreement, all documents and information furnished pursuant to Section 7.1(a) shall be subject to the Confidentiality Agreement.

   Section 7.2 JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

   (a) PREPARATION AND FILING.

     (i) As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together the "JOINT PROXY/REGISTRATION STATEMENT").

     (ii) The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

     (iii) The parties shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that none of the Company, SIGCORP or Indiana shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which it will not, following the Merger, be so subject.

     (iv) Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement.

     (v) No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement.

     (vi) The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.

     (vii) The parties shall take such action as may be reasonably required to cause the shares of Company Common Stock to be approved for listing on the NYSE and to cause such shares to be approved for listing on such other national and international securities exchanges as the parties may select upon official notice of issuance.

   (b) LETTER OF INDIANA'S ACCOUNTANTS. Following receipt by Arthur Andersen, L.L.P. ("AA"), Indiana's independent auditors, of an appropriate request from SIGCORP pursuant to SAS No. 72, Indiana shall use commercially reasonable efforts to cause to be delivered to the Company and SIGCORP a letter of AA, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and SIGCORP, in form and substance reasonably satisfactory to the Company and SIGCORP and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

   (c) LETTER OF SIGCORP'S ACCOUNTANTS. Following receipt by AA, SIGCORP's independent auditors, of an appropriate request from Indiana pursuant to SAS No. 72, SIGCORP shall use commercially reasonable efforts to cause to be delivered to the Company and Indiana a letter of AA, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and Indiana, in form and substance reasonably satisfactory to the Company and Indiana and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

   Section 7.3 REGULATORY MATTERS.

   (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby, and shall respond promptly to any requests for additional information made by either of such agencies.

   (b) OTHER REGULATORY APPROVALS.

     (i) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Indiana Required Statutory Approvals and the SIGCORP Required Statutory Approvals.

     (ii) SIGCORP shall have the right to review and approve in advance all characterizations of the information relating to SIGCORP, on the one hand, and Indiana shall have the right to review and approve in advance all characterizations of the information relating to Indiana, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

     (iii) Indiana and SIGCORP shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

   Section 7.4 SHAREHOLDER APPROVALS.

   (a) APPROVAL OF SIGCORP SHAREHOLDERS. SIGCORP shall, as promptly as reasonably practicable after the date hereof:

     (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "SIGCORP SPECIAL MEETING") for the purpose of securing the SIGCORP Shareholders' Approval;

     (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and Bylaws;

     (iii) recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby; and

     (iv) cooperate and consult with Indiana with respect to each of the foregoing matters;

PROVIDED, that nothing contained in this Section 7.4(a) shall require the Board of Directors of SIGCORP to take any action or refrain from taking any action that a majority of such Board determines in good faith based upon the written opinion of outside counsel would result in a breach of its fiduciary duties under applicable law.

   (b) APPROVAL OF INDIANA SHAREHOLDERS. Indiana shall, as promptly as reasonably practicable after the date hereof:

     (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "INDIANA SPECIAL MEETING") for the purpose of securing the Indiana Shareholders' Approval;

     (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and Bylaws;

     (iii) recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby; and

     (iv) cooperate and consult with SIGCORP with respect to each of the foregoing matters;

PROVIDED that nothing contained in this Section 7.4(b) shall require the Board of Directors of Indiana to take any action or refrain from taking any action that a majority of such Board determines in good faith based upon the written opinion of outside counsel would result in a breach of its fiduciary duties under applicable law.

    (c) MEETING DATE. The Indiana Special Meeting and the SIGCORP Special Meeting shall be held on the same day unless otherwise agreed by Indiana and SIGCORP.

   Section 7.5 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

   (a) INDEMNIFICATION.

     (i) To the extent, if any, not provided by an existing right to indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and employees of the parties hereto and their respective subsidiaries (each an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES") against

       (A) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (collectively, "INDEMNIFIED LIABILITIES") (x) based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of such party or any subsidiary thereof, and (y) pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time; and

       (B) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the SIGCORP Option, the Indiana Option or the transactions contemplated hereby or thereby;

     (ii) In the event of any such loss, expense, claim, damage, cost, liability, judgment or settlement (whether or not arising before the Effective Time):

       (A) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable law;

       (B) the Company shall cooperate in the defense of any such matter;
    and

       (C) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable law or as set forth in the Company's Articles of Incorporation or Bylaws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party;

PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (iii) The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel.

   (b) INSURANCE. For a period of six (6) years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Indiana and SIGCORP; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200 percent of the current aggregate annual premiums for the policies currently maintained by Indiana and SIGCORP for their directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance can be so maintained or obtained at a cost equal to 200 percent of the current aggregate annual premiums of each of Indiana and SIGCORP for their directors' and officers' liability insurance.

   (c) SUCCESSORS. In the event the Company or any of its successor or assigns:

     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or

     (ii) transfers all or substantially all of its properties and assets to any person;

then and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

   (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent, not prohibited by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Indiana, SIGCORP and their respective subsidiaries and joint ventures with respect to their activities as such prior to the Effective Time, as provided in their respective Articles of Incorporation or Bylaws in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time.

   (e) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

   Section 7.6  DISCLOSURE SCHEDULES.

   (a) On or before the date of this Agreement:

     (i) SIGCORP shall deliver to Indiana a schedule (the "SIGCORP DISCLOSURE SCHEDULE"), which shall be accompanied by a certificate signed by the chief financial officer or other principal financial officer of SIGCORP stating that the Disclosure Schedule is being delivered pursuant to this Section 7.6(a)(i); and

     (ii) Indiana shall deliver to SIGCORP a schedule (the "INDIANA DISCLOSURE SCHEDULE"), which shall be accompanied by a certificate signed by the chief financial officer of Indiana stating that the Indiana Disclosure Schedule is being delivered pursuant to this Section 7.6(a)(ii).

   (b) The Disclosure Schedules shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules.

   (c) Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

   (d) The SIGCORP Disclosure Schedule and the Indiana Disclosure Schedule are collectively referred to herein as the "DISCLOSURE SCHEDULES."

   (e) Without limiting the application of the Confidentiality Agreement, the parties shall use their best efforts to keep the Disclosure Schedules confidential.

   Section 7.7 PUBLIC ANNOUNCEMENTS. Indiana and SIGCORP shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party; provided, that however, each party recognizes the other party's obligations imposed by law or any applicable national securities exchange, and will endeavor to accommodate such obligations.

   Section 7.8 RULE 145 AFFILIATES. SIGCORP shall identify in a letter to Indiana, and Indiana shall identify in a letter to SIGCORP, all persons who are, at the Closing Date, "affiliates" of SIGCORP and Indiana, respectively, as such term is used in Rule 145 under the Securities Act. SIGCORP and Indiana shall use their respective reasonable best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form of Exhibit 7.8.

   Section 7.9 ASSUMPTION OF SIGCORP AND INDIANA AGREEMENTS AND ARRANGEMENTS.

   (a) Subject to Section 7.10, Section 7.11, and Section 7.14, the Company shall honor and perform, without modification, all contracts, agreements, collective bargaining agreements and commitments of SIGCORP and Indiana in effect prior to the date hereof (or as established or amended in accordance with or permitted by this Agreement), including, but not limited to, the SIGCORP Plans, the SIGCORP Employment Arrangements, the Indiana Plans and the Indiana Employment Arrangements, which apply to any current or former employee, or current or former director of the parties hereto or any of their subsidiaries; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

   (b) Each of SIGCORP and Indiana shall promptly furnish to the other, upon reasonable request by the other, detailed information, together with underlying documentation, with respect to all existing or proposed individual employment or severance agreements or amendments thereto.

   Section 7.10 INCENTIVE, STOCK AND OTHER PLANS.

   With respect to each of the plans and programs of SIGCORP and Indiana identified in Section 6.3 of the SIGCORP and Indiana Disclosure Schedules that the parties later determine shall survive the Closing and each other employee benefit plan, program or arrangement of the Company under which the delivery of SIGCORP Common Stock, Indiana Common Stock or Company Common Stock, as the case may be, is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "STOCK PLAN"),

     (i) Indiana and SIGCORP shall take such action as may be necessary so that, after the Effective Time, such Stock Plan shall provide for the issuance only of Company Common Stock such that:

       (A) with respect to options to purchase SIGCORP Common Stock ("SIGCORP STOCK OPTION"), the number of shares of Company Common Stock purchasable upon exercise of such SIGCORP Stock Option shall be equal to that number of shares of Company Common Stock determined by multiplying the number of shares of SIGCORP Common Stock subject to such SIGCORP Stock Option by the SIGCORP Ratio, rounded, if necessary, to the nearest whole share of Company Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such SIGCORP Stock Option divided by the SIGCORP Ratio; provided, however, that in the case of any SIGCORP Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and

       (B) with respect to any restricted stock plan of Indiana (the "INDIANA RESTRICTED STOCK PLANS"), Indiana and the Company shall take such actions as may be necessary so that, at the Effective Time, all restrictions on any restricted stock granted pursuant to the Indiana Restricted Stock Plans shall lapse on the date immediately prior to the Effective Time; provided, further, that upon the Effective Time, all shares of stock issued pursuant to the Indiana Restricted Stock Plans shall be treated in accordance with Section 2.1 herein.

     (ii) The Company shall:

       (A) take all corporate action necessary or appropriate to obtain shareholder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law or stock exchange regulation, or, to the extent the Company deems it desirable, to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act;

       (B) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grants of awards or exercise of options under such Stock Plan; and

       (C) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such benefits, grants or awards remain payable or such options remain outstanding, as the case may be.

   Section 7.11 EMPLOYEE BENEFIT PLANS. Each of the Indiana Plans and SIGCORP Plans and Indiana Employment Arrangements and SIGCORP Employment Arrangements, in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect (except as otherwise provided in Section 7.14), with respect to the employees, former employees, directors or former directors of Indiana and any of its subsidiaries and of SIGCORP and any of its subsidiaries, respectively, who are covered by such plans or arrangements immediately prior to the Effective Time until the Company determines otherwise on or after the Effective Time and the Company shall assume as of the Effective Time each SIGCORP Plan and Indiana Plan or SIGCORP Employment Arrangement maintained by SIGCORP immediately prior to the Effective Time and Indiana Employment Arrangement maintained by Indiana immediately prior to the Effective Time and perform such plan or arrangement in the same manner and to the same extent that SIGCORP and Indiana would, respectively, be required to perform thereunder; provided, however, that nothing herein contained, other than the provisions of Section 6.9, shall limit any reserved right contained in any such Indiana Benefit Plan or Indiana Employment Arrangement or SIGCORP Benefit Plan or

SIGCORP Employment Arrangement to amend, modify, suspend, revoke or terminate any such plan or arrangement. Without limiting the foregoing, each participant in any Indiana Benefit Plan or SIGCORP Benefit Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under any such benefit plan; provided, however, that such crediting of service shall not operate to cause any such plan or arrangement to fail to comply with the applicable provisions of the Code and ERISA. Indiana and SIGCORP will cooperate on and after the date hereof to develop appropriate employee benefit plans, programs and arrangements, including but not limited to, executive and incentive compensation, stock option and supplemental executive retirement plans, for employees and directors of the Surviving Company and its subsidiaries from and after the Effective Time. However, no provision contained in this Section 7.11 shall be deemed to constitute an employment contract between the Company and any individual, or a waiver of the Company's right to discharge any employee at any time, with or without cause.

   Section 7.12 NO SOLICITATIONS.

   (a) No party hereto shall, and each such party shall cause its subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, engage in negotiations, discussions or provide any confidential information or data to any person relating to any Takeover Proposal.

   (b) SIGCORP and Indiana shall notify the other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall give the other ten days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal.

   (c) Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

   (d) Notwithstanding anything in this Section 7.12 to the contrary, unless the Indiana Shareholders' Approvals or the SIGCORP Shareholders' Approvals, as the case may be, have been obtained, Indiana or SIGCORP may, subject to (b) above, to the extent that a majority of the Board of Directors of such party determines in good faith on the basis of the written opinion of outside counsel that a failure to do so would result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its subsidiaries to any person in connection with a written bona fide Takeover Proposal with respect to such party by such person. Prior to providing any information or data to any person in connection with a Takeover Proposal by such person, the Indiana Board of Directors or the SIGCORP Board of Directors as the case may be, shall receive from such person an executed confidentiality agreement containing customary terms and provisions.

   (e) As used in this Section 7.12, "TAKEOVER PROPOSAL" shall mean any tender or exchange offer, proposal for a merger, reorganization, share exchange, recapitalization, consolidation or other business combination involving SIGCORP, Indiana or any of their respective material subsidiaries, or any proposal or offer to acquire in any manner an equity interest of 10% or more in, or a significant portion of the assets of, SIGCORP, Indiana or any of their respective material subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

   Section 7.13 COMPANY BOARD OF DIRECTORS.

   Indiana Energy's and SIGCORP's Boards of Directors shall take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company (the "COMPANY BOARD") at the Effective Time to be 16 persons, consisting of 8 persons designated by Indiana prior to the Effective Time and 8 persons designated by SIGCORP prior to the Effective Time; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party that designated such person shall designate another person to serve in such person's stead. In the event one or more of the designees dies, retires, resigns or otherwise becomes unable or unwilling to serve within the first three years following the Effective Time, the designees of the then majority may, to maintain the equal allocation as nearly as practicable among SIGCORP and Indiana designees, reduce their representation on the Company Board through removal or resignation. Such decision must be made as promptly as practicable, and in no event later than the next meeting of the Company Board members. Should the majority fail to reduce the number of designees serving on the Company Board, the minority may designate a successor director who shall be elected to the Company Board as soon as practicable.

   (a) The initial designation of directors among the three classes of the Company Board shall be allocated among SIGCORP and Indiana designees.

   (b) The initial Company Board committees and committee memberships shall be determined by the Company Board; provided, however that as nearly as practical an equal number of committees shall be chaired by a designee of the SIGCORP Board; on the one hand and by a designee of the Indiana Board on the other hand. Each such committee shall have, as near as is practicable, an equal number of members designated by SIGCORP and by Indiana.

   (c) From the Effective Time until three years after the Closing Date, a vote of sixty six and two thirds percent (66 2/3%) of the members of the Company Board shall be required to approve a change in the Company's name or the location of its headquarters or principal executive offices, to amend the employment contracts identified in Section 7.15 or otherwise change any of the titles or functions of the particular individuals referred to in Section 7.14 as set forth in such employment contracts as in effect at the Effective Time or to amend any bylaw provisions corresponding to the provisions of this
Section 7.13(d) adopted pursuant to Section 1.4.

   Section 7.14 COMPANY OFFICERS.

   (a) From the Effective Time until the earlier of his resignation or removal by the Company Board of Directors, Mr. Niel C. Ellerbrook shall serve as Chairman of the Board and Chief Executive Officer. If Mr. Ellerbrook is not available at the Effective Time to serve as Chief Executive Officer, then Indiana shall designate a new Chief Executive Officer of the Company (the "REPLACEMENT CEO"), subject to the approval of SIGCORP.

   (b) From the Effective Time until the earlier of his resignation or removal by the Company Board of Directors, Mr. Andrew E. Goebel shall serve as President and Chief Operating Officer of the Company. If Mr. Goebel is not available at the Effective Time to serve as President and Chief Operating Officer of the Company, then SIGCORP shall designate a new President and Chief Operating Officer of the Company (the "REPLACEMENT COO"), subject to the approval of Indiana.

   (c) The provisions of this Section 7.14 are subject to the fiduciary duties of the Company Board and to the specific terms of the employment contracts referred to in Section 7.15, and the duties and responsibilities attributable to the positions referred to in this Section 7.14 shall be as set forth in such contracts.

   Section 7.15 EMPLOYMENT CONTRACTS.

   The Company shall, as of or prior to the Effective Time, use its reasonable best efforts to enter into employment contracts with the individuals set forth in Exhibit 7.15.

   Section 7.16 CORPORATE OFFICES AND NAME.

   As soon as reasonably possible after the Effective Time, the corporate headquarters and principal executive offices of the Company shall be located in Evansville, Indiana, and the Company shall maintain significant operations in Indianapolis, Indiana. The corporate headquarters and principal offices of Indiana Gas Company, Inc. shall be located in Indianapolis, Indiana.

   Section 7.17 TRANSITION MANAGEMENT.

   (a) As promptly as practicable after the date hereof, Indiana and SIGCORP shall create special transition management task forces (the "TASK FORCES") that shall comprise representatives from each of the primary business functions of each company and headed by Mr. Niel C. Ellerbrook (or an individual designated by him) and Mr. Andrew E. Goebel (or an individual designated by him).

   (b) The functions of the Task Forces shall include (i) to serve as a conduit for the flow of information and documents between the companies and their subsidiaries as contemplated by Section 6.15, (ii) to review and evaluate proposed exceptions to the restrictions on the conduct of business pending the Merger set forth in Article VI, (iii) development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate, and
(iv) to evaluate and recommend the manner in which best to organize and manage the business of the Company after the Effective Time. A consent by either SIGCORP or Indiana to an exception to the restrictions set forth in Article VI shall be effective only if set forth in a writing that describes in reasonable detail the actions proposed to be taken and that is signed by Mr. Ellerbrook (or his designee) or Mr. Goebel (or his designee), as the case may be.

   (c) After the date hereof and prior to the Effective Time, Mr. Goebel shall be invited to attend meetings of Indiana's Board of Directors and Mr. Ellerbrook shall be invited to attend meetings of SIGCORP's Board of Directors as appropriate in consultation with each other.

   (d) In connection with their responsibilities as co-heads of the Task Force, Messrs. Ellerbrook and Goebel shall together recommend organizational matters and candidates to serve as the officers of the Company who are not otherwise designated by this Agreement to their respective boards. All such organizational matters and appointment of officers shall be subject to final approval by a majority of the members of the Board of Directors of the Company.

   Section 7.18 EXPENSES. Except as disclosed in Section 7.18 of the Disclosure Schedules and subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by Indiana, on the one hand, and SIGCORP, on the other.

   Section 7.19 COVENANT TO SATISFY CONDITIONS.

   (a) Each of SIGCORP and Indiana shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

   (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, SIGCORP and Indiana shall each use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to the votes of its shareholders described in Sections 4.13 and 5.13, respectively), including fully cooperating with the other in obtaining the SIGCORP Required Statutory Approvals, the Indiana Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

   Section 7.20 COORDINATION OF DIVIDENDS. Each of Indiana and SIGCORP shall coordinate with the other regarding the declaration and payment of any dividends in respect of the Company Common Stock and Indiana and SIGCORP Common Stock and the record dates and the payment dates relating thereto, it being the intention of Indiana and SIGCORP that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Indiana or SIGCORP Common Stock and/or any shares of Company Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

                                 ARTICLE VIII

                                  Conditions

   Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5.

   (a) SHAREHOLDER APPROVALS. The SIGCORP Shareholders' Approvals and the Indiana Shareholders' Approvals shall have been obtained.

   (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

   (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

   (d) LISTING OF SHARES. The shares of Company Common Stock issuable in the Merger pursuant to Article II shall have approved for listing on the NYSE upon official notice of issuance.

   (e) POOLING. Each of Indiana and SIGCORP shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to SIGCORP and Indiana, respectively, stating that each of Indiana and SIGCORP is a "poolable entity" under GAAP and applicable SEC regulations and Company shall have received a letter of its independent public accountants, dated the Closing Date and in form and substance reasonably satisfactory to it, stating that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

   (f) STATUTORY APPROVALS. The Indiana Required Statutory Approvals and the SIGCORP Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company (a "COMPANY MATERIAL ADVERSE EFFECT"). A "FINAL ORDER" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

   (g) INDIANA INCORPORATION. The Company shall continue to be validly existing as a domestic corporation of the State of Indiana.

   Section 8.2 CONDITIONS TO OBLIGATION OF SIGCORP TO EFFECT THE MERGER. The obligation of SIGCORP to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by SIGCORP in writing pursuant to Section 9.5:

   (a) PERFORMANCE OF OBLIGATIONS OF INDIANA. Indiana shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time;

   (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Indiana contained in this Agreement that is qualified as to materiality shall be true and correct in all respects and each of those that is not so qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made again at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date);

   (c) CLOSING CERTIFICATES. SIGCORP shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Indiana, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

   (d) TAX OPINION. SIGCORP shall have received an opinion of counsel, in form and substance reasonably satisfactory to SIGCORP, dated the Closing Date, which opinion may be based on appropriate representations of Indiana, SIGCORP and the Company, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be a tax-free reorganization under Code Section 368(a) and that SIGCORP, the Company and the shareholders of SIGCORP who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger;

   (e) INDIANA REQUIRED CONSENTS. The Indiana Required Consents shall have been obtained, except those that in the aggregate would not result in and would not reasonably likely result in a Company Material Adverse Effect.

   Section 8.3 CONDITIONS TO OBLIGATION OF INDIANA TO EFFECT THE MERGER. The obligation of Indiana to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Indiana in writing pursuant to Section 9.5:

   (a) PERFORMANCE OF OBLIGATIONS OF SIGCORP. SIGCORP shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time;

   (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of SIGCORP contained in this Agreement that is qualified as to materiality shall be true and correct in all respects and each of those that is not so qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made again at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date);

   (c) CLOSING CERTIFICATES. Indiana shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of SIGCORP, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

   (d) TAX OPINION. Indiana shall have received an opinion of counsel, in form and substance reasonably satisfactory to Indiana, dated the Closing Date, which opinion may be based on appropriate representations of Indiana, SIGCORP and the Company, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be a tax-free reorganization under Code Section 368(a) and that Indiana, the Company and the shareholders of Indiana who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger;

   (e) SIGCORP REQUIRED CONSENTS. The SIGCORP Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably likely result in a Company Material Adverse Effect.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

   Section 9.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

     (a) by mutual written consent of the Boards of Directors of Indiana and SIGCORP;

     (b) by SIGCORP or Indiana, by written notice to the other, if the Effective Time shall not have occurred on or before June 11, 2000; provided, however, that such date shall automatically be changed to December 31, 2000 if, on June 11, 2000:

       (i) the condition set forth in Section 8.1(f) has not been satisfied or waived;

       (ii) the other conditions to the consummation of the transactions contemplated hereby are then satisfied or capable of being satisfied; and

       (iii) any approvals required by Section 8.1(f) that have not yet been obtained are being pursued with diligence; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

     (c) by SIGCORP or Indiana, by written notice to the other party if the Indiana Shareholders' Approval shall not have been obtained at a duly held Indiana Special Meeting, including any adjournments thereof, or the SIGCORP Shareholders' Approval shall not have been obtained at a duly held SIGCORP Special Meeting, including any adjournments thereof;

     (d) by SIGCORP or Indiana, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by SIGCORP or Indiana, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

     (e) by SIGCORP, at any time prior to the SIGCORP Shareholders' Approval, upon five days' prior notice to Indiana, if, as a result of a tender or exchange offer or any bona fide written offer or proposal with respect to a merger, sale of a material portion of its assets, voting securities or other business combination (each, a "BUSINESS COMBINATION"), in each case by a party other than Indiana or any of its affiliates, a majority of the Board of Directors of SIGCORP determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender or exchange offer or other bona fide written offer or proposal be accepted; provided, however, that:

        (i) the Board of Directors of SIGCORP shall have received the written opinion of outside counsel to the effect that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender or exchange offer or such bona fide written offer or proposal;

       (ii) SIGCORP shall have complied with Section 7.12; and

       (iii) prior to any such termination, SIGCORP shall, and shall cause its respective financial and legal advisors to, negotiate with Indiana to make such adjustments in the terms and conditions of this Agreement as would enable SIGCORP to proceed with the transactions contemplated herein;

     (f) by Indiana, at any time prior to the Indiana Shareholders' Approval, upon five days' prior notice to SIGCORP, if, as a result of a tender or exchange offer or any bona fide written offer or proposal with respect to a Business Combination, in each case by a party other than SIGCORP or any of its affiliates, a majority of the Board of Directors of Indiana determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender or exchange offer or other bona fide written offer or proposal be accepted; provided, however, that:

       (i) the Board of Directors of Indiana shall have received the written opinion of outside counsel to the effect that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender or exchange offer or such bona fide written offer or proposal;

       (ii) Indiana shall have complied with Section 7.12; and

       (iii) prior to any such termination, Indiana shall, and shall cause its respective financial and legal advisors to, negotiate with SIGCORP to make such adjustments in the terms and conditions of this Agreement as would enable Indiana to proceed with the transactions contemplated herein;

     (g) by SIGCORP, by written notice to Indiana, if:

       (i) there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement, of Indiana hereunder, and such breach shall not have been remedied within thirty days after receipt by Indiana of notice in writing from SIGCORP, specifying the nature of such breach and requesting that it be remedied; or

       (ii) the Board of Directors of Indiana shall (A) withdraw or modify in any manner materially adverse to SIGCORP its approval or recommendation of this Agreement or the Merger, (B) fail to reaffirm such approval or recommendation upon SIGCORP's request, (C) approve or recommend a Business Combination, or (D) resolve to take any of the actions specified in clauses (A), (B) or (C); or

     (h) by Indiana, by written notice to SIGCORP, if:

       (i) there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement, of SIGCORP hereunder, and such breach shall not have been remedied within thirty days after receipt by SIGCORP of notice in writing from Indiana, specifying the nature of such breach and requesting that it be remedied; or

       (ii) the Board of Directors of SIGCORP shall (A) withdraw or modify in any manner materially adverse to Indiana its approval or recommendation of this Agreement or the Merger, (B) fail to reaffirm such approval or recommendation upon Indiana's request, (C) approve or recommend a Business Combination, or (D) resolve to take any of the actions specified in clauses (A), (B) or (C).

     (i) by SIGCORP or Indiana, by written notice to the other party if:

       (i) a third party acquires securities representing greater than 25% of the voting power of the outstanding voting securities of such other party; or

       (ii) individuals who as of the date hereof constitute the board of directors of such other party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such party then in office.

     (j) by SIGCORP or Indiana, by written notice to the other party if on or before June 11, 2000 (or December 31, 2000 if the conditions of Section 9.1(b) have been satisfied), the Replacement CEO or the Replacement COO, as the case may be, has not been approved pursuant to Sections 7.14(a) and
  (b), respectively.

   Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Indiana or SIGCORP pursuant to Section 9.1, there shall be no liability on the part of either Indiana or SIGCORP or their respective officers or directors hereunder, except that:

     (i) Section 6.20, Section 7.1(b), Section 7.6(e), Section 7.18, Section
  9.3 and Section 10.2 shall survive; and

     (ii) no such termination shall relieve any party from liability by reason of any willful breach of any representation, warranty or covenant contained in this Agreement.

   Section 9.3 TERMINATION DAMAGES.

   (a) DAMAGES PAYABLE UPON TERMINATION FOR BREACH. If this Agreement is terminated pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (breach of representation, warranty, covenant or agreement), then the breaching party shall promptly (but not later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, $3 million in cash in respect of out-of-pocket expenses and fees incurred by the other party, including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement (collectively, "OUT-OF-POCKET EXPENSES").

   (b) DAMAGES PAYABLE IN CERTAIN OTHER EVENTS. If this Agreement:

     (i) is terminated:

       (A) pursuant to 9.1(b) (expiration date);

       (B) pursuant to Section 9.1(e) or Section 9.1(f) (fiduciary out);

       (C) pursuant to Section 9.1(c) (failure to obtain shareholder approval), following a failure of the shareholders of SIGCORP or Indiana to grant the necessary approvals described in Section 4.13 or
    Section 5.13, as the case may be (a "SHAREHOLDER DISAPPROVAL");

       (D) pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (breach);

       (E) pursuant to Section 9.1(g)(ii) or Section 9.1(h)(ii) (board withdrawal or modification of approval or recommendation); or

       (F) pursuant to Section 9.1(i) (third party acquisition);

       (G) pursuant to 9.1(j) (replacement officers);

     and,

     (ii) at the time of such termination (or, in the case of any termination following a Shareholder Disapproval, prior to the shareholder meeting at which such Shareholder Disapproval occurred), there shall have been a third-party tender or exchange offer for shares of, or a third-party offer or proposal with respect to a Business Combination (an "ACQUISITION PROPOSAL") involving the breaching party or party whose board has exercised its fiduciary out or changed its recommendation or whose voting stock has been acquired or whose board has changed, or who has failed to approve the Replacement CEO or the Replacement COO, as the case may be, the ("TARGET PARTY") or the affiliates thereof which, at the time of such termination (or of the meeting of the Target Party's shareholders, as the case may be) shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third-party; and

     (iii) within twenty-four months of any such termination described in clause (i) above, the Target Party or any of its affiliates accepts a written offer or enters into a written agreement to consummate or consummates any Acquisition Proposal, then such Target Party (jointly and severally with its affiliates), upon the earlier of the signing of a definitive agreement relating to such Acquisition Proposal, or, the closing (and as a condition to the closing) of such Target Party consummating such Business Combination, the Target Party shall pay the other party a termination fee equal to $35 million in cash and $3 million in cash in respect of Out-of-Pocket Expenses.

   (c) EXPENSES.

     (i) The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

     (ii) If one party fails to promptly pay to the other any amounts due under this Section 9.3, such defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Chase Manhattan Bank in effect from time to time from the date such fee was required to be paid.

   (d) LIMITATION OF FEES. Notwithstanding anything herein to the contrary, the aggregate amount payable by Indiana and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the Indiana Stock Option Agreement shall not exceed $41.0 million and the aggregate amount payable by SIGCORP and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the SIGCORP Stock Option Agreement shall not exceed $41.0 million. For purposes of this Section 9.3(d), the amount payable pursuant to the terms of the SIGCORP Option or the Indiana Option, as the case may be, shall be the amount paid pursuant to Sections 7(a)(i) and 7(a)(ii) thereof.

   Section 9.4 AMENDMENT.

   (a) This Agreement may be amended by parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of Indiana and SIGCORP and prior to the Effective Time, but after such approvals, no such amendment shall:

     (i) alter or change the amount or kind of shares, to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article II;

     (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Indiana Common Stock or SIGCORP Common Stock; or

     (iii) alter or change any term of the Articles of Incorporation of the Company, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable.

   (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5 WAIVER.

   (a) At any time prior to the Effective Time, the parties hereto may:

     (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;

     (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

     (iii) waive compliance with any of the agreements or conditions contained herein.

   (b) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                   ARTICLE X

                              GENERAL PROVISIONS

   Section 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements in this Agreement shall not survive the Merger, except the covenants and agreements contained in this Section 10.1 and in Article II, Section 7.1(b) (Access to Information), Section 7.5 (Directors' and Officers Indemnification), Section 7.6(e) (Disclosure Schedules), Section 7.10 (Incentive, Stock and Other Plans), Section 7.13 (Company Board of Directors), Section 7.14 (Company Officers), Section 7.15 (Employment Contracts), Section 7.16 (Corporate Officers and Name), and Section 10.7 (Parties In Interest), each of which shall survive in accordance with its terms.

   Section 10.2 BROKERS.

   (a) Indiana represents and warrants that, except for Merrill Lynch, Pierce, Fenner and Smith Incorporated and Credit Suisse First Boston, its investment banking firms, whose fees have been disclosed to SIGCORP prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Indiana.

   (b) SIGCORP represents and warrants that, except for Goldman, Sachs & Co., its investment banking firm, whose fees have been disclosed to Indiana prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SIGCORP.

   Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

     (i) If to Indiana, two copies, one each to:

       By Mail: and Hand:                    Indiana Energy, Inc.
                                             1630 North Meridian Street
                                             Indianapolis, IN 46202-1496

       Attention:                            Niel C. Ellerbrook
                                             Fax: (317) 321-0498

       with a copy to:                       Sommer & Barnard, PC
                                             111 Monument Circle
                                             4000 Bank One Tower
                                             Indianapolis, Indiana 46204

       Attention:                            James A. Strain, Esq.
                                             Fax: (317) 236-9802

       and a copy to:                        Simpson Thacher & Bartlett
                                             425 Lexington Avenue
                                             New York, NY 10017

       Attention:                            James M. Cotter, Esq.
                                             Fax: (212) 455-2502

     (ii) If to SIGCORP, to:

       By Mail and Hand:                     SIGCORP, Inc.
                                             20 N.W. Fourth Street
                                             Evansville, IN 47741-001

       Attention:                            Andrew E. Goebel
                                             Fax: (812) 464-4554

       with a copy to:                       Winthrop, Stimson, Putnam &
                                          Roberts
                                             One Battery Park Plaza
                                             New York, NY 10004-1490

       Attention:                            Stephen R. Rusmisel, Esq.
                                             Fax: (212) 858-1500
   Section 10.4 MISCELLANEOUS.

   (a) This Agreement (including the documents and instruments referred to herein and any side letters between the parties executed on the date hereof):

     (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement;

     (ii) shall not be assigned by operation of law or otherwise; and

     (iii) shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable;

     (i) such provision shall be enforced to the extent that it is not illegal or unenforceable,

     (ii) the invalidity or unenforceability of such provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and

     (iii) the parties hereto shall negotiate in good faith to replace such provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

   Section 10.5 INTERPRETATION.

     (a) When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated.

     (b) The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

     (c) Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 10.7 PARTIES IN INTEREST.

   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 10.8 SPECIFIC PERFORMANCE.

     (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

     (b) It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Southern District of Indiana (or if such court refuses to assert jurisdiction, then to any Indiana state court), this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.9 FURTHER ASSURANCES. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

   In Witness Whereof, Indiana, SIGCORP and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Indiana Energy, Inc.

                                                  /s/ Niel C. Ellerbrook
                                          By: _________________________________
                                             Niel C. Ellerbrook
                                             President and Chief Executive
                                              Officer

                                          Sigcorp, Inc.

                                                   /s/ Andrew E. Goebel
                                          By: _________________________________
                                             Andrew E. Goebel
                                             President and Chief Operating
                                              Officer

                                          Vectren Corporation

                                                  /s/ Niel C. Ellerbrook
                                          By: _________________________________
                                             Niel C. Ellerbrook
                                             Chief Executive Officer

                                                                      APPENDIX B

                           Articles of Incorporation

                                       OF

                              VECTREN CORPORATION

                           ARTICLES OF INCORPORATION
                                      OF
                              VECTREN CORPORATION

                                   ARTICLE 1

                                     Name

              The name of the Corporation is Vectren Corporation.

                                   ARTICLE 2

                    Registered Office and Registered Agent

   The street address of the Corporation's initial registered office in Indiana and the name of its initial registered agent at that office are One North Capital Avenue, Indianapolis, Indiana 46204 and CT Corporation System.

                                   ARTICLE 3

                                    Purpose

   The Corporation is formed for the purpose of engaging in any lawful business.

                                   ARTICLE 4

                                    Shares

   Section 4.1 Amount. The Corporation has authority to issue Two Hundred Million (200,000,000) shares of capital stock ("Stock").

   Section 4.2 Preferred Stock. The Corporation has the authority to issue up to Ten Million (10,000,000) of the initial Two Hundred Million (200,000,000) shares as a separate and single class of shares known as Preferred Stock, which may be issued in one or more series. The Board of Directors of the Corporation ("Board") is vested with authority to determine and state the designations and the preferences, limitations, relative rights and voting rights, if any, of each such series by the adoption and filing in accordance with the Act, before the issuance of any shares of such series, of an amendment or amendments to these Articles determining the terms of such series, which amendment need not be approved by the shareholders or the holders of any class or series of shares except as provided by law. All shares of Preferred Stock of the same series shall be identical with each other in all respects and the Board shall designate each series to distinguish it from all other series of stock.

   Section 4.3 Common Stock. Of the Two Hundred Million (200,000,000) shares the Corporation has authority to issue, One Hundred and Ninety Million (190,000,000) shares which constitute a separate class of shares known as Common Stock, which shall have no par value and may be issued in one or more series. The class of Common Stock authorized hereby has unlimited voting rights and is entitled to receive the net assets of the Corporation upon dissolution. The holders of shares of Common Stock have the right, voting separately by class, to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter in respect of which, under the Act, such holders are entitled to vote by class. Such holders also have the right to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter submitted generally to the holders of shares of the Corporation in respect of which, under the Act, voting by class or by series is not required.

   Section 4.4 Distributions. The Board has authority to authorize and direct in respect of the issued and outstanding shares of Preferred Stock and Common Stock (i) the payment of dividends and the making of other distributions by the Corporation at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time with respect to each class of stock, determine subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended, and
(ii) the making by the Corporation of share dividends and share splits, pro rata and without consideration, in shares of the same class or series or in shares of any other class or series without obtaining the affirmative vote or the written consent of the holders of the shares of the class or series in which the payment or distribution is to be made.

   Section 4.5 Acquisition of Shares. The Board has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Preferred Stock and Common Stock at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended.

   Section 4.6 Record Ownership of Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right of the Corporation is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

                                   ARTICLE 5

                              Board of Directors

   Section 5.1 Number. The number of directors of the Corporation shall not be less than one (1) nor more than sixteen (16), as may be specified in the initial Code of By-Laws of the Corporation ("By-Laws") or by amendment to the By-Laws. The Code of By-Laws may provide for a classified board of directors. The number of initial directors of the Corporation shall be two (2). Directors need not be shareholders of the Corporation. Subject to express limitations contained in these Articles, (i) the business and affairs of the corporation shall be managed under the direction of the Board, and (ii) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Corporation. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Corporation without any action by shareholders of the Corporation, on behalf of the Corporation.

   Section 5.2 Vacancies. Except as may be expressly provided by law, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office.

   Section 5.3 Removal. Subject to the rights, if any, of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

   Section 5.4 Amendment, Repeal. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article 5.

                                   ARTICLE 6

                         Meetings of the Shareholders

   Section 6.1 Place of Meetings. All meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

   Section 6.2 Annual Meeting. The annual meeting of shareholders for the purpose of electing directors and transacting such other business as may properly come before the meeting shall be set each year by resolution of the Board. Failure to hold the annual meeting shall not work any forfeiture or a dissolution of the Corporation or affect the validity of any corporate action.

   Section 6.3 Special Meetings. Special meetings of the shareholders may be called by the Chief Executive Officer or by the Board.

   Section 6.4 Notice of Meetings and Waiver. A written or printed notice, stating the place, day and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary or by the officers or persons calling the meeting, to each shareholder of the Corporation at the time entitled to vote, at such address as appears upon the records of the Corporation, no fewer than ten nor more than sixty days before the date of the meeting. Notice of any such meeting may be waived in writing by any shareholder, before or after the date and time stated in the notice, if the waiver is delivered to the Corporation for inclusion in the minutes for filing with the corporate records. Attendance at a meeting, in person or by proxy, waives objection to lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting the business at the meeting. Further, a shareholder's attendance at a meeting waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

   Section 6.5 Voting at Meetings.

     Clause (a). Voting Rights. Except as otherwise provided by law or by the provisions of the Articles of Incorporation, every holder of Common Stock of the Corporation shall have the right at all meetings of the shareholders of the Corporation to one vote for each share of Common Stock standing in his name on the books of the Corporation.

     Clause (b). Proxies. A shareholder may vote, either in person or by proxy executed as provided by the Indiana Business Corporation Law by the shareholder or a duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months, unless a shorter or longer time is expressly provided in the appointment form.

     Clause (c). Quorum. At any meeting of shareholders, a majority of the shares outstanding and entitled to vote on the business to be transacted at such meeting, represented in person or by proxy, shall constitute a quorum.

   Section 6.6 Action by Shareholders Without Meeting. Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action and is evidenced by one or more written consents describing the action taken, signed by all shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes for filing with the Corporation's records.

   Section 6.7 Participation in Meetings by Means of Conference or Other Similar Communications Equipment. Any shareholder may participate in an annual or special meeting of the shareholders by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in such a meeting by this means is deemed to be present in person at the meeting.

                                   ARTICLE 7

                                Indemnification

   Section 7.1 Definitions. Terms defined in Chapter 37 of the Indiana Business Corporation Law (IND. CODE (S)(S) 23-1-37, et seq.) which are used in this Article 7 shall have the same definitions for purposes of this Article 7 they have in such chapter of the Indiana Business Corporation Law.

   Section 7.2 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness. The Corporation may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director's or officer's good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by the Corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the Corporation.

   Section 7.3 Other Employees or Agents of the Corporation. The Corporation may, in the discretion of the Board, fully or partially provide the same rights of indemnification and reimbursement as hereinabove provided for directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit.

   Section 7.4 Nonexclusive Provision. The indemnification authorized under this Article 7 is in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (IND. CODE (S)(S) 23-1-37, et seq.) and in no way limits the indemnification provisions of such Chapter.

                                   ARTICLE 8

                 Provisions for Certain Business Combinations

   Section 8.1 Vote Required.

     Clause (a). Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 8.2 of this Article 8:

       (1) Any merger or consolidation or any similar transaction of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder;

       (2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested

    Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more;

       (3) The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more;

       (4) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

       (5) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article 8, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 4 of these Articles of Incorporation). Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     Clause (b). Definition of "Business Combination." The term "Business Combination" as used in this Article 8 shall mean any transaction which is referred to in any one or more of paragraphs (1) through (5) of Clause (a) of this Section 8.1.

   Section 8.2 When Higher Vote is Not Required. The provisions of Section 8.1 of this Article 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following Clauses (a) and (b) are met:

     Clause (a). Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

     Clause (b). Price and Procedure Requirements. All of the following conditions shall have been met:

       (1) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

         (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholders for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

         (B) The Fair Market Value Per Share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 7 as the "Determination Date"), whichever is higher; and

         (C) The price per share equal to the Fair Market Value per share of Common Stock determined pursuant to Clause (b)(1)(B) above, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

       (2) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this Clause (b)(2) shall be required to be met with respect to every class of outstanding Voting Stock whether or not the Interested Shareholder has previously acquired any Shares of a particular class of Voting Stock):

         (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

         (B) The highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (C) The Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

         (D) The price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to Clause
      (b)(2)(C) above, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or (ii) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such class of Voting Stock;

       (3) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

       (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

         (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

         (B) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

         (C) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

       (5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

       (6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

   Section 8.3 Certain Definitions. For the purposes of this Article 8:

     Clause (a). A "person" shall include any individual, firm, corporation or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring voting stock of the Company, such partnership, syndicate or group shall be deemed a "person."

     Clause (b). "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

       (1) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock;

       (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

       (3) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     Clause (c). A person shall be a "beneficial owner" of any Voting Stock:

       (1) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

       (2) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

       (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     Clause (d). For the purpose of determining whether a person is an Interested Shareholder pursuant to Clause (b) of this Section 8.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause (c) of this Section 8.3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     Clause (e). "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     Clause (f). "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholders set forth in Clause (b) of this Section 8.3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     Clause (g). "Continuing Director" means any member of the Board of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

     Clause (h). "Fair Market Value" means:

       (1) In the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotation of a share of such stock as determined by the Board in good faith; and

       (2) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

     Clause (i). In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in Clauses (b)(1) and (2) of Section 8.2 of this Article 8 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock by the holders of such shares.

   Section 8.4 Powers of the Board. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article 8, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more.

   Section 8.5 No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article 8 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

   Section 8.6 Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt provisions inconsistent with, this Article 8 of these Articles of Incorporation.

                                   ARTICLE 10

                                  Incorporator

   The name and address of the incorporator of the Corporation are James A. Strain, Sommer & Barnard, PC, 4000 Bank One Tower, 111 Monument Circle, Indianapolis, Indiana 46204-5140.

                                          /s/ James A. Strain
                                          _____________________________________
                                          James A. Strain

Dated June 10, 1999

   This instrument was prepared by James A. Strain.

                                                                      APPENDIX C

                                   By-Laws of

                              VECTREN CORPORATION

                                CODE OF BY-LAWS
                                      OF
                              VECTREN CORPORATION

                                   ARTICLE 1

                                Identification

   Section 1.1. Name. The name of the Corporation is Vectren Corporation (the "Corporation").

   Section 1.2. Fiscal Year. The fiscal year of the Corporation shall begin at the beginning of the first day of January in each year and end at the close of the last day of December next succeeding.

                                   ARTICLE 2

                                    Shares

   Section 2.1. Certificates for Shares. Pursuant to Ind. Code ' 23-1-26-7, the Board of Directors (the "Board") is authorized to issue shares without certificates. If the Board issues share certificates, such certificates shall be in such form as the Board may prescribe from time to time signed (either manually or in facsimile) by the Chief Operating Officer and President of the Corporation and either the Secretary or an Assistant Secretary of the Corporation.

   Section 2.2. Transfer of Shares. The shares of the Corporation shall be transferable on the books of the Corporation. If certificates are issued, the transfer of the shares shall occur upon surrender of the certificate or certificates representing the same, properly endorsed by the registered holder or by his duly authorized attorney, such endorsement or endorsements to be witnessed by one witness. The requirement for such witnessing may be waived in writing upon the form of endorsement by the President of the Corporation.

   Section 2.3. Record Ownership of Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right of the Corporation (a "Right") is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or Right on the part of any other person, whether or not the Corporation shall have notice thereof.

                                   ARTICLE 3

                           Meetings of Shareholders

   Section 3.1. Place of Meetings. All meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

   Section 3.2. Annual Meeting. The annual meeting of shareholders for the purpose of electing directors and transacting such other business as may properly come before the meeting shall be set each year by resolution of the Board. Failure to hold the annual meeting shall not work any forfeiture or a dissolution of the Corporation or affect the validity of any corporate action.

   Section 3.3. Special Meetings. Special meetings of the shareholders may be called by the Chief Executive Officer or by the Board.

   Section 3.4. Notice and Waiver. A written or printed notice, stating the place, day and hour of the annual meeting, and additionally, in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary or by the officers or persons calling the meeting, to each shareholder of the Corporation at the time entitled to vote, at such address as appears upon the records of the Corporation, no fewer than ten nor more than sixty days before the date of the meeting. Notice of any such meeting may be waived in writing by any shareholder, before or after the date and time stated in the notice, if the waiver is delivered to the Corporation for inclusion in the minutes for filing with the corporate records. Attendance at a meeting, in person or by proxy, waives objection to lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting the business at the meeting. Further, a shareholder's attendance at a meeting waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

   Section 3.5. Notice of Shareholder Business. At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting given in accordance with Section 3.4, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the chief officer, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before a meeting by a shareholder pursuant to clause (c), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Corporation, not less than fifty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than sixty days notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was given. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the Corporation's stock records, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any interest of the shareholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 3.5. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the By-Laws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

   Section 3.6. Notice of Shareholder Nominees. Nominations of persons for election to the Board may be made at any meeting of the shareholders by or at the direction of the Board or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting. Shareholder nominations shall be made pursuant to timely notice given in writing to the Secretary of the Corporation in accordance with Section 3.5. Such shareholder's notice shall set forth, in addition to the information required by Section 3.5, as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Corporation. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 3.6. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

   Section 3.7. Voting at Meetings.

     (a) Voting Rights. Except as otherwise provided by law or by the provisions of the Articles of Incorporation, every holder of the Common Stock of the Corporation shall have the right at all meetings of the shareholders of the Corporation to one vote for each share of stock standing in his name on the books of the Corporation.

     (b) Proxies. A shareholder may vote, either in person or by proxy executed as provided by the Indiana Business Corporation Law by the shareholder or a duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months, unless a shorter or longer time is expressly provided in the appointment form.

     (c) Quorum. At any meeting of shareholders, a majority of the shares outstanding and entitled to vote on the business to be transacted at such meeting, represented in person or by proxy, shall constitute a quorum.

   Section 3.8. Action By Shareholders Without Meeting. Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action and is evidenced by one or more written consents describing the action taken, signed by all shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes for filing with the Corporation=s records.

   Section 3.9. Participation in Meetings by Means of Conference or Other Similar Communications Equipment. Any shareholder may participate in an annual or special meeting of the shareholders by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in such a meeting by this means is deemed to be present in person at the meeting.

                                   ARTICLE 4

                              Board of Directors

   Section 4.1. Number and Election. The Board shall consist of a minimum of one (1) and a maximum of twenty-five (25) members. The actual number of directors shall be fixed from time to time by amendment to the By-Laws adopted by a majority vote of the directors then in office. The initial number of directors is two (2). Initial directors shall serve until the first shareholder's meeting at which directors are elected. Each director shall hold office until his successor is elected and qualified. Directors need not be shareholders.

   Section 4.2. Annual Meeting. The Board shall meet each year immediately after the annual meeting of the shareholders at the place established by resolution of the Board, for the purpose of organization, election of officers, and consideration of any other business that may be brought before the meeting. If the Board does not establish a place for such meeting by resolution, the meeting will be held at the place where the shareholders meeting was held. No notice shall be necessary for the holding of this annual meeting. If such meeting is not held as above provided, the election of officers may be had at any subsequent meeting of the Board specifically called in the manner provided in Section 4.3 of this Article.

   Section 4.3. Other Meetings. Regular meetings of the Board may be held as provide for in a Board resolution, without notice of the date, time, place or purpose of the meeting. Special meetings of the Board may be held upon the call of the Chief Operating Officer, or of any member of the Board, at any place within or without the State of Indiana, upon forty-eight hours' notice, specifying the time, place and general purposes of the meeting, given to each director, either personally, by mailing, or by facsimile. Such notice may be waived in writing by any director, before or after the date stated in the notice, if the waiver is signed by the director and filed with the Corporation's minutes or records. In addition, a director's attendance at or participation in a meeting waives any required notice of the meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

   Section 4.4. Quorum. At any meeting of the Board, the presence of a majority of the members of the Board shall constitute a quorum for the transaction of any business except the filling of vacancies in the Board.

   Section 4.5. Action By Directors Without Meeting. Any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting if the action is taken by all members of the Board and is evidenced by one or more written consents describing the action taken, signed by each director, and is included in the minutes or filed with the corporate records reflecting the action taken.

   Section 4.6. Compensation of Directors. The Board is empowered and authorized to fix and determine the compensation of directors for attendance at meetings of the Board, and additional compensation for any additional services that the directors may perform for the Corporation.

   Section 4.7. Participation in Meetings by Means of Conference or Other Similar Communications Equipment. A member of the Board or of a committee designated by the Board may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in such a meeting by this means is deemed to be present in person at the meeting.

   Section 4.8. Resignations. A director may resign at any time by delivering notice to the Board or the Secretary of the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

                                   ARTICLE 5

                                   Officers

   Section 5.1. Number. The officers of the Corporation shall consist of a Chairman and Chief Executive Officer, Chief Operating Officer and President, Chief Financial Officer, Secretary, and such other officers as may be chosen by the Board at such time and in such manner and for such terms as the Board may prescribe. The Chairman and Chief Executive Officer may appoint one or more officers as he may deem necessary or advisable to carry on the operations of the Corporation. The Board may appoint one or more assistant officers as it may deem necessary or advisable to carry on the operations of the Corporation. Such appointed officer(s) or assistant officer(s) shall hold office until the next annual meeting of the Board unless removed by resolution of the Board prior to such meeting date. Any two or more offices may be held by the same person.

   Section 5.2. Election and Term of Office. The officers shall be chosen annually by the Board. Each officer shall hold office until his successor is chosen, or until his death, or until he shall have resigned or shall have been removed in the manner hereinafter provided.

   Section 5.3. Removal. Any officer may be removed, either with or without cause, at any time, by a majority vote of the Board.

   Section 5.4. Resignations. An officer may resign at any time by delivering notice to the Board or the Secretary of the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

   Section 5.5. Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer shall be, subject to the control of the Board, in general charge of the affairs of the Corporation and perform such other duties as the Code of By-Laws or the Board may prescribe. He shall also preside at all meetings of shareholders and directors, discharge all the duties which devolve upon a presiding officer, and shall perform such other duties as the Code of By-Laws or Board may prescribe all meetings of the Board of Directors.

   Section 5.6. Chief Operating Officer and President. The Chief Operating Officer and President shall be, subject to the control of the Board, in charge of the daily affairs of the Corporation and shall have such powers and duties as may be determined by the Board. If no Chairman of the Board is elected or appointed, the Chief Operating Officer shall preside at all meetings of shareholders, discharge all the duties which devolve upon a presiding officer, and shall perform such other duties as the Code of By-Laws or Board may prescribe.

   Section 5.7. Chief Financial Officer. The Chief Financial Officer shall be the financial officer of the Corporation; shall have charge and custody of, and be responsible for, all funds of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board; shall receive, and give receipts for, monies due and payable to the Corporation from any source whatsoever; and, in general, shall perform all the duties incident to the office of Treasurer and such other duties as this Code of By-Laws provides or as may, from time to time, be assigned by the Board.

   Section 5.8. The Vice Presidents. Each Vice President (if one or more Vice Presidents be elected or appointed) shall have such powers and perform such duties as this Code of By-Laws provides or as the Chairman and Chief Executive Officer, from time to time, prescribe or delegate to him.

   Section 5.9. The Secretary. The Secretary shall prepare or cause to be prepared the minutes of the meetings of the shareholders and of the Board; shall see that all notices are duly given in accordance with the provisions of the Code of By-Laws and as required by law; shall be custodian and responsible for the authentication of the records; and, in general, shall perform all duties incident to the office of Secretary and such other duties as this Code of By-Laws provides or as may, from time to time, be assigned by the Board.

   Section 5.10. Delegation of Authority. In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer, for the time being, provided a majority of the entire Board concurs therein.

   Section 5.11. Salaries. The salaries of the officers shall be fixed, from time to time, by the Board. No officer shall be prevented from receiving such salary by reason of the fact he is also a director of the Corporation.

                                   ARTICLE 6

              Negotiable Instruments, Deeds, Contracts and Shares

   Section 6.1. Execution of Negotiable Instruments. All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money of the Corporation shall, unless otherwise directed by the Board, or unless otherwise required by law, be signed by the Chief Financial Officer and one other officer, or such other officers or employees as may be directed by the Board.

   Section 6.2. Execution of Deeds, Contracts, Etc. All deeds and mortgages made by the Corporation and other material written contracts and agreements into which the Corporation enters other than transactions in the ordinary course of business shall, unless otherwise directed by the Board or required by law, be executed in its name by any authorized officer of the Corporation, signing singly, and, when necessary or required, shall be duly attested by the Secretary or Assistant Secretary. Written contracts and agreements in the ordinary course of business operations may be executed by any officer or employee of the Corporation designated by the Chief Financial Officer to execute such contracts and agreements.

   Section 6.3. Endorsement of Stock Certificates. Subject always to the further orders and directions of the Board, any share or shares of stock issued by any other corporation and owned by the Corporation (including retired shares of stock of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the Chief Operating Officer and President and the Secretary.

   Section 6.4. Voting of Stock Owned by Corporation. Subject always to the further orders and directions of the Board, any share or shares of stock issued by any other corporation and owned or controlled by the

Corporation may be voted at any shareholder's meeting of such other corporation by the Chief Operating Officer of the Corporation or, in his absence, by the Secretary of the Corporation. Whenever, in the judgment of the Chief Operating Officer, it is desirable for the Corporation to execute a proxy or give a shareholder's consent in respect to any share or shares of stock issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation and shall be attested by the Secretary of the Corporation. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have the full right, power, and authority to vote the share or shares of stock issued by such other corporation and owned by the Corporation the same as such share or shares might be voted by the Corporation.

                                   ARTICLE 7

  Provisions for Regulation of Business and Conduct of Affairs of Corporation

   Section 7.1. Contracts. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of the Corporation which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board and the Board shall, nevertheless, authorize, approve, and ratify such contract or transaction by a vote of a majority of the directors on the Board who have no direct or indirect interest in the contract or transaction or, if all directors have such an interest, then by a vote of a majority of the directors. If a majority of such directors vote to authorize, approve or ratify such contract or transaction, a quorum is deemed to be present for purposes of taking such action. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

   Section 7.2. Indemnification.

     (a) Definitions. Terms defined in Chapter 37 of the Indiana Business Corporation Law (IND. CODE " 23-1-37, et seq.) which are used in this
  Article 7 shall have the same definitions for purposes of this Article 7 as they have in such chapter of the Indiana Business Corporation Law.

     (b) Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness. The Corporation may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director's or officer's good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by the Corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the Corporation.

     (c) Other Employees or Agents of the Corporation. The Corporation may, in the discretion of the Board, fully or partially provide the same rights of indemnification and reimbursement as herein above provided for directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit.

     (d) Non-exclusive Provision. The indemnification authorized under this
  Section 7.2 is in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (IND. CODE " 23-1-37, et seq.) and in no way limits the indemnification provisions of such Chapter.

                                   ARTICLE 8

                                  Amendments

   Section 8.1. In General. The powers to make, alter, amend or repeal this Code of By-Laws is vested exclusively in the Board, but the affirmative vote of a majority of the number of directors in office at the time of such vote shall be necessary to effect any alteration, amendment or repeal of this Code of By-Laws.

                                                                      APPENDIX D

                                   Opinion of

                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                             INCORPORATED

                                                                   June 11, 1999

Board of Directors
Indiana Energy, Inc.
1630 North Meridian Street
Indianapolis, Indiana 46202

Members of the Board of Directors:

   Indiana Energy, Inc. (the "Company"), SIGCORP, Inc. (the "Merger Partner") and a newly-formed corporation ("Newco") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company and the Merger Partner will be merged into Newco in a transaction (the "Merger") in which each share of the Company's common stock, without par value (the "Company Shares"), would be converted into the right to receive 1.000 share (the "Exchange Ratio") of Newco's common stock, without par value (the "Newco Shares") and each share of the Merger Partner's common stock, without par value (the "Merger Partner Shares") will be converted into the right to receive 1.333 Newco Shares.

   You have asked us whether, in our opinion, the proposed Exchange Ratio pursuant to the Merger is fair to the holders of the Company Shares from a financial point of view.

   In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to the Company and the Merger Partner that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Merger Partner, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Estimated Synergies") furnished to us by the Company and the Merger Partner, respectively;

  (3) Conducted discussions with members of senior management and representatives of the Company and the Merger Partner concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Estimated Synergies;

  (4) Reviewed the market prices and valuation multiples for the Company Shares and the Merger Partner Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of the Company and the Merger Partner and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Participated in discussions and negotiations among representatives of the Company and the Merger Partner and their financial and legal advisors;

  (7) Reviewed the potential pro forma impact of the Merger;

  (8) Reviewed a draft dated June 10, 1999 of the Agreement; and

  (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Merger Partner or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Merger Partner. With respect to the financial forecast information and the Estimated Synergies furnished to or discussed with us by the Company or the Merger Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Merger Partner's management as to the expected future financial performance of the Company or the Merger Partner, as the case may be, and the Estimated Synergies. We have further assumed that the Merger will be free of federal income tax to the Company, the Merger Partner and Newco and the respective holders of Company Shares and Merger Partner Shares and that the Merger will be accounted for as a pooling of interests. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

   We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Merger Partner Shares and other securities of the Merger Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger or any matter related thereto.

   We are not expressing any opinion herein as to the prices at which the Company Shares, the Merger Partner Shares or the Newco Shares will trade following the announcement or consummation, as the case may be, of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger is fair from a financial point of view to the holders of the Company Shares.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                                    Smith Incorporated

                                                                      APPENDIX E

                                   Opinion of

                              GOLDMAN, SACHS & CO.

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]
       Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
                               Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL
------------------------

June 11, 1999

Board of Directors
SIGCORP, Inc.
20 N. W. Fourth Street
Evansville, IN 47741-0001

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, without par value (the "Shares"), of SIGCORP, Inc. (the "Company") of the exchange ratio of
1.333 shares of Common Stock, without par value (the "Vectren Shares"), of Vectren Corporation ("Vectren") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of June 11, 1999, by and among Vectren, Indiana Energy, Inc. ("IEI"), and the Company (the "Agreement"). The Agreement provides that the Company and IEI will concurrently merge with and into Vectren, with Vectren being the surviving corporation. The holders of outstanding Common Stock, without par value (the "IEI Shares"), of IEI will receive 1.000 Vectren Shares for each IEI Share.

   Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted in April 1998 as lead managing underwriter of a public offering of three series of Pollution Control Refunding Revenue Bonds through the Indiana Development Finance Authority with an aggregate principal amount of $80.34 million, and as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided investment banking services, from time to time, for IEI. Goldman Sachs & Co. provides a full range of financial advisory and securities services, and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or IEI for its own account and for the accounts of customers.

   In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1998 and of IEI for the five fiscal years ended September 30, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and of IEI; certain other communications from the Company and IEI to their respective stockholders; certain internal financial analyses and forecasts for the Company and
                       [LOGO OF GOLDMAN SACHS DIVISIONS]

IEI prepared by their respective managements; and certain analyses of cost savings and operating synergies expected to result from the transactions contemplated by the Agreement prepared by the managements of the Company and IEI with the assistance of a third party consultant (the "Synergies"). We also have held discussions with members of the senior management of the Company and IEI regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the IEI Shares, compared certain financial and stock market information for the Company and IEI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electric and gas utility industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and IEI. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or IEI or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without adverse effect on the Company and IEI or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

                                          Very truly yours,

                                          /s/ Goldman Sachs & Co.
                                          -------------------------------------
                                          (Goldman, Sachs & Co.)

                                      E-2